As filed with the Securities and Exchange Commission on September 23, 2013

Registration No. 333-190205

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

ALTISOURCE RESIDENTIAL CORPORATION

(Exact name of registrant as specified in its charter)

c/o Altisource Asset Management Corporation

402 Strand Street

Frederiksted, United States Virgin Islands 00840-3531

(340) 692-1055

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen H. Gray, Esq.

General Counsel and Secretary

Altisource Residential Corporation

c/o Altisource Asset Management Corporation

402 Strand Street

Frederiksted, United States Virgin Islands 00840-3531

(340) 692-1055 (Phone)

(340) 692-1046 (Fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer A. Bensch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000 (Phone) (212) 310-8007 (Fax)	Myles Pollin, Esq. James O’Connor, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300 (Phone) (212) 839-5599 (Fax)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Stock, $0.01 par value per share	$231,150,000	$31,529(3)

(1)	Includes shares subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	$13,640 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2013

PRELIMINARY PROSPECTUS

10,000,000 Shares

Common Stock

$         per share

Altisource Residential Corporation is a Maryland corporation formed in 2012. On December 21, 2012, we separated from Altisource Portfolio Solutions, S.A., which we refer to as “Altisource,” and became a publicly traded company. We are focused on acquiring, owning and managing single-family rental properties throughout the United States. We acquire single-family rental properties primarily through the acquisition of sub-performing and non-performing loan portfolios. We conduct substantially all of our activities through our wholly owned subsidiary Altisource Residential, L.P., a Delaware limited partnership, which we refer to as our “operating partnership.” We are managed by Altisource Asset Management Corporation, which we refer to as “AAMC” or “our Manager.” We rely on AAMC for administering our business, providing portfolio management services and performing certain of our corporate governance functions.

We are offering 10,000,000 shares of our common stock as described in this prospectus. Our shares of common stock are listed on the New York Stock Exchange under the symbol “RESI.” On September 23, 2013, the last reported sales price for our common stock on the New York Stock Exchange was $20.09 per share.

We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, or a REIT, beginning with our taxable year ending December 31, 2013. To assist us in qualifying as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock without the prior consent of our Board of Directors. See “Description of Capital Stock—Restrictions on Ownership and Transfer of Our Capital Stock.”

We are an “emerging growth company” under the federal securities laws. Investing in our common stock involves risks. See “Risk Factors” beginning on page 15 for a discussion of the following and other risks:

•	We have a limited operating history. If we are unable to implement our business strategy as planned, we will be materially and adversely affected;
•	A significant portion of the residential mortgage loans that we acquire are, or may become, sub-performing or non-performing loans, which increases our risk of loss;
•

Competition in identifying and acquiring single-family rental properties and related loans could adversely affect our ability to implement our business strategy, which could materially and adversely affect us;

•	Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our costs and/or diminish our expected return on investments;
•	Fair values of our investments are imprecise and may materially and adversely affect our operating results and credit availability, which, in turn, would materially and adversely affect us;
•

AAMC utilizes analytical models and data in connection with the valuation of our investments, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks;

•	We intend to leverage our investments, which may materially and adversely affect our return on our investments and may reduce cash available for distribution to our stockholders;
•

We have conflicts of interest with our Manager and our service providers, and the Chairman and other members of our Board of Directors, as well as our management team, have, or could have in the future, conflicts of interest due to their respective relationships with these entities, and such conflicts may be resolved in a manner adverse to us; and

•	Failure to qualify as a REIT would have a material adverse effect on us.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, to Us(1)	$	$

(1)	See “Underwriting” for information regarding expenses, including certain underwriters’ expenses, payable by us.

We have granted the underwriters the option to purchase up to 1,500,000 additional shares of our common stock from us on the same terms and conditions as set forth above, less the underwriting discount, within 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock sold in this offering will be ready for delivery on or about                     , 2013.

Joint Book-Running Managers

Citigroup	Credit Suisse	Deutsche Bank Securities	J.P. Morgan	Wells Fargo Securities

Co-Managers

JMP Securities
Keefe, Bruyette & Woods A Stifel Company
Piper Jaffray

Prospectus dated                     , 2013

You should rely only on the information contained in this prospectus, or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Market, Industry and Other Data

Unless otherwise indicated, information contained in this prospectus concerning the sub-performing and non-performing residential mortgage loan markets, the residential real estate market, the housing market and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of those markets. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe our market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise.

i

Reclassification and Renaming of Our Common Stock

On April 4, 2013, we reclassified our previously authorized Class A common stock into Class B common stock and renamed our Class B common stock the “common stock” (the “Reclassification”). Prior to the Reclassification, no Class A common stock was outstanding. Unless otherwise indicated, prior to the Reclassification, all references herein to common stock refer to the Class B common stock. See “Description of Capital Stock.”

ii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in our common stock. You should read carefully the more detailed information set forth elsewhere in this prospectus, including under “Risk Factors” and in our consolidated financial statements and related notes.

Except where the context suggests otherwise, the terms “Residential,” “RESI,” “company,” “we,” “us,” and “our” refer to Altisource Residential Corporation, a Maryland corporation, and its consolidated subsidiaries; and “operating partnership” refers to Altisource Residential, L.P., a Delaware limited partnership, the subsidiary through which we conduct our business. Our “Manager” or “AAMC” refers to Altisource Asset Management Corporation, a United States Virgin Islands corporation, our external manager, and its consolidated subsidiaries. “Altisource” refers to Altisource Portfolio Solutions S.A., a Luxembourg corporation, and its consolidated subsidiaries. “Ocwen” refers to Ocwen Financial Corporation, a Florida corporation, and its consolidated subsidiaries.

Our Company

Altisource Residential is a Maryland corporation formed in 2012 that is organized and operated in a manner intended to qualify as a REIT. Residential is focused on acquiring, owning and managing single-family rental properties throughout the United States. We acquire our single-family rental properties primarily through the acquisition of sub-performing and non-performing loan portfolios, which we believe is a differentiated approach that strategically better positions us to take advantage of market opportunities compared to market participants solely focused on real estate-owned, or “REO,” acquisitions. We conduct substantially all of our activities through our wholly owned subsidiary Altisource Residential, L.P. We intend to elect and qualify to be taxed as a REIT, beginning with our taxable year ending December 31, 2013, and we currently expect to maintain this status for the foreseeable future.

Our principal objective is to generate attractive risk-adjusted returns for our stockholders over the long term through dividends and capital appreciation. We believe that the events affecting the housing and mortgage market in recent years have created a significant supply of single-family rental properties available for rental purposes. We believe we have an opportunity to acquire single-family rental properties through the acquisition of sub-performing and non-performing loan portfolios at attractive valuations relative to historical levels. We expect our integrated approach of acquiring sub-performing and non-performing residential mortgage loans and converting them to REO will enable us to compete more effectively for attractive investment opportunities. Furthermore, we believe that our access to Ocwen’s servicing expertise helps us maximize the value of our loan portfolios and provides us with a competitive advantage over other companies with a similar focus. We also believe that our relationship with Altisource and access to its nationwide vendor network will enable us to competitively bid on large sub-performing or non-performing residential mortgage loan portfolios with assets dispersed throughout the United States.

On December 21, 2012, which we refer to as the “separation date,” we separated from Altisource and became a stand-alone publicly traded company through the contribution to us by Altisource of $100 million of equity capital and the distribution of our shares of common stock to the stockholders of Altisource. We are managed by AAMC. We rely on AAMC for administering our business and performing certain of our corporate governance functions. AAMC also provides portfolio management services in connection with our acquisition of sub-performing and non-performing loans and single-family rental properties. AAMC was formed on March 15, 2012 as a wholly owned subsidiary of Altisource and was spun off from Altisource into a stand-alone publicly traded company concurrently with our separation from Altisource.

On the separation date, we entered into long-term service agreements with Ocwen, a leading residential mortgage loan servicer, and Altisource, a leading provider of real estate and mortgage portfolio management, asset recovery and customer relationship management services. We believe that these service agreements will provide us with a competitive advantage in acquiring and resolving sub-performing and non-performing loans and in acquiring and managing single-family rental properties.

Our Manager and Our Service Providers

Under our asset management agreement with AAMC, which we refer to as the “asset management agreement,” AAMC administers our day-to-day business activities and operations. Among other services, AAMC provides us with a management team and appropriate support personnel who have substantial experience in acquiring and managing sub-performing and non-performing loans. We do not currently have any employees and do not expect to have any employees in the foreseeable future. Each of our executive officers is an employee or officer or both, of AAMC and is paid by AAMC. AAMC’s management has significant corporate governance experience that we believe will enable us to manage our business and organizational structure efficiently. We are contractually required to reimburse AAMC for expenditures it incurs related to managing our business, which we refer to as “expense reimbursement,” and to pay AAMC an incentive management fee based on the amount of cash available for distribution to our stockholders, as more fully described under the section “Our Manager and the Asset Management Agreement” appearing elsewhere in this prospectus.

Our long-term service agreements with Ocwen and Altisource provide efficiency and predictability in certain major components of our cost structure. Although our overall costs will vary in different circumstances, we believe that our efforts will benefit from the efficiency and predictability provided by these agreements.

Ocwen specializes in providing high-quality servicing of non-conforming and delinquent residential mortgage loans that require a “high-touch” approach. Under our servicing agreement with Ocwen, Ocwen services our acquired residential mortgage loans and offers loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs to our borrowers.

Altisource has built a nationwide vendor network providing services in 208 major markets across the United States and is a leading provider of property inspection, preservation and disposition services. Altisource has qualified, contracted with and trained 48 general contractors and 260 property managers in these markets to provide property inspection, preservation and disposition services. Altisource’s vendor contracts are in the form of continuing service agreements, and vendors are not engaged on a job-by-job basis. Under our master services agreement with Altisource, Altisource provides renovation management, lease management and property management services associated with the single-family rental properties we acquire or otherwise take title to in the future. Management of these services is directed by a 22 person Altisource team, and supplemental support is provided by the 302 employees of Altisource’s national field services business.

In addition to the Ocwen servicing agreement and the Altisource master services agreement, we also have a trademark license agreement with Altisource that provides us with a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the name “Altisource.” We also have a support services agreement with Altisource to provide services to us in such areas as human resources, vendor management operations, corporate services, risk management, quality assurance, consumer psychology, treasury, finance and accounting, legal, tax and compliance.

The following illustration provides the structure of the services provided to us by AAMC under the asset management agreement, Altisource under the master services agreement and Ocwen under the servicing agreement:

Market Opportunity

According to the Federal Reserve and Green Street Advisors Inc. (“Green Street Advisors”), respectively, debt outstanding on residential mortgage loans was approximately $10.8 trillion on 132.8 million households in the United States as of December 31, 2012, representing the largest consumer asset class and the second largest asset class outside of government debt securities. Secular and cyclical trends are prompting a significant realignment within the mortgage sector. This includes the increase in sales of residential mortgage assets by banks and other mortgage lenders due to elevated operating costs resulting from the new regulatory paradigm, higher delinquencies and impairments. In addition, we expect that dislocations in the residential mortgage loan origination market since 2008 and shifting demographic trends will drive strong demand for single-family rental properties. We believe that this realignment has created two distinct but related market opportunities for entities with the financial resources and nationwide operating infrastructure to acquire large portfolios of residential assets on a competitive basis relative to traditional regionally focused market constituents. Given our services agreements with Altisource, we have access to a national vendor network that we believe allows us to pursue attractive opportunities across the entire United States.

The Market Opportunity for Purchasing Sub-Performing and Non-Performing Residential Mortgage Loans

We expect to continue to acquire our single-family rental properties primarily through our acquisition of sub-performing and non-performing loan portfolios. We expect the supply of non-performing loans, sub-performing loans (defined as loans that are more than 60 days delinquent), properties in foreclosure and REO to increase over the next several years as banks and other mortgage lenders seek to dispose of their inventory, which has averaged approximately 5.1 million units over the last 4 years according to Green Street Advisors. We believe, for the following reasons, that acquiring single-family rental properties through this distressed loan channel is more attractive than other acquisition channels such as foreclosure auctions and other REO acquisitions.

First, we believe there are fewer participants in the sub-performing and non-performing loan marketplace than in the foreclosure auction and other REO acquisition channels due to the large size of portfolios offered for sale on an “all or none” basis and the required operational infrastructure involved in servicing loans and managing single-family rental properties across various states. We believe the relatively lower level of competition for sub-performing and non-performing loans, combined with growing supply, provides buyers with the opportunity for a higher discount rate relative to the foreclosure auction and other REO acquisition channels and therefore a relatively lower cost to ultimately acquire single-family rental properties.

Second, by purchasing residential mortgage loans rather than the underlying property, sellers of the loans will be able to avoid paying the costs typically associated with home sales, such as broker commissions and closing costs of up to 10% of gross proceeds of the sale. We believe this will motivate the sellers to accept a lower price for the sub-performing and non-performing loans than they would if selling REO.

As a result of the foregoing, we believe we have a significant opportunity to operate in the single-family rental property market at a lower acquisition price and therefore a higher return relative to competitors that focus on direct purchases of single-family rental properties.

The Market Opportunity for Single-Family Rental Properties

According to Green Street Advisors, the U.S. rental market is large and diverse, with institutional-quality apartment buildings representing approximately 16.4 million units of the total U.S. rental housing stock of 39.6 million units, as of December 31, 2012. The remaining 23.2 million units consist of smaller apartment complexes and a mix of single-family homes, condominiums, townhomes, duplexes, triplexes and mobile homes, the vast majority of which are owned by relatively small scale investors. Single-unit, single-family rental properties in the United States, which are our primary focus, totaled 14.0 million units, or 11% of the total U.S. housing market, as of December 31, 2012, according to Green Street Advisors.

The origination of subprime and alternative residential mortgage loans has dramatically declined since 2008. Additionally, banks and other mortgage lenders have increased their credit standards and down payment requirements for originating new loans. The combination of these factors has resulted in a significant number of families that cannot qualify to obtain new residential mortgage loans due to their employment status, income level, impaired credit history or lack of savings. We believe that many homeowners displaced by foreclosure or who cannot afford to own will prefer to live in single-family rental properties with similar characteristics and amenities to owned homes. In addition, we believe that in certain demographic areas, new households are being formed at a rate that exceeds the new homes being added to the market, which is conducive for future demand of single-family rental properties. Based on the above factors, we believe that demand for single-family rental properties will either increase or at least remain relatively constant at these heightened levels in the near term and in the foreseeable future.

Our Business Strategy

Overview

We believe our business model provides us with operating capabilities that are difficult to replicate and positions us to capitalize on the substantial market opportunities described above. Specifically, we believe our acquisition strategy, multifaceted loan resolution methodologies and access to an established, nationwide renovation, leasing and property management infrastructure provide us with multiple avenues of value creation and will help us to achieve our business objective of generating attractive risk-adjusted returns for our stockholders primarily through dividends and secondarily through capital appreciation.

Acquisition Strategy

We expect to continue to acquire single-family rental properties primarily through our acquisition of sub-performing and non-performing loan portfolios. Based on the experience of AAMC’s management team, we believe that this distressed loan channel gives us a cost advantage over other acquisition channels such as foreclosure auctions and REO acquisitions for the reasons discussed above.

Multifaceted Loan Resolution Methodologies

Through our relationship with Ocwen, we employ various loan resolution methodologies with respect to our residential mortgage loans, including loan modification, collateral resolution and collateral disposition. To help us achieve our business objective, we intend to focus on (1) converting a portion of our sub-performing and non-performing loans to performing status and (2) managing the foreclosure process and timelines with respect to the remainder of those loans. Our preferred resolution methodology is to modify the sub-performing and non-performing loans. Once successfully modified, we expect that borrowers will typically refinance these loans with other lenders at or near the estimated value of the underlying property, potentially generating attractive returns for us. We believe modification followed by refinancing generates near-term cash flows, provides the highest possible economic outcome for us and is a socially responsible business strategy because it keeps more families in their homes. In certain circumstances, we may also consider selling these modified loans. We expect a majority of our residential mortgage loans will enter into foreclosure, ultimately becoming REO that we can convert into single-family rental properties that we believe will generate long-term returns for our stockholders. If an REO property does not meet our investment criteria, we expect to engage in REO liquidation and short sale processes to dispose of the property and generate cash for reinvestment in other acquisitions. We believe that the optionality provided by our multifaceted resolution approach will enable us to bid on large portfolios in an effective manner as all loans may not be amenable to a single resolution strategy.

Established Nationwide Property Management Infrastructure

We believe that our 15-year master services agreement with Altisource will allow us to operate and manage single-family rental properties with efficiency and predictability in certain major components of our cost structure due to Altisource’s capabilities and low costs, driven in part by its technology and global workforce. Altisource has developed a nationwide operating infrastructure consisting of technology, standardized and centrally managed processes and a back office organization that qualifies vendors, solicits the appropriate vendors to perform requested work, assigns the work to the vendor who accepts the offer, verifies the work is complete and pays the vendor. This infrastructure allows Altisource to provide services throughout the United States, which we believe provides us with the following competitive advantages:

•

our management of single-family rental properties using Altisource’s nationwide vendor network is not dependent upon scale; accordingly, unlike many of our competitors, we do not require a critical size of single-family rental properties in a geographic area to attain operating efficiencies;

•

sub-performing and non-performing loan portfolios typically contain properties that are geographically dispersed, requiring a cost-effective nationwide property management system; because of our arrangement with Altisource, we believe we are positioned to bid effectively on portfolios with large geographic dispersion;

•

Altisource’s rental marketing strategy is specifically designed to advertise listings across popular industry-focused websites, utilizing their high organic and paid search rankings to generate large volumes of prospective tenants;

•

our contracted relationships with nationwide manufacturers and material suppliers, negotiated by Altisource, enable the ordering and delivery management of flooring, appliances, paint, fixtures and lighting for all renovation and unit turn work (i.e. work associated with turnover from one tenant to the next);

•

Altisource has developed a proprietary inspection and estimating application utilized by third-party inspection vendors to identify required renovation work and prepare detailed scopes of work to provide a consistent end product. In addition, this application catalogs major HVAC systems, appliances and construction materials, enabling more accurate forecasting of long term maintenance requirements; and

•

Altisource’s ongoing tenant management services are coordinated through an internal “24x7” customer service center and utilize a vendor network of 48 regional repair vendors and three nationwide emergency vendors.

Our Financing Strategy

We intend to finance our investments with leverage, the level of which may vary based upon the particular characteristics of our portfolio and on market conditions. To the extent available at the relevant time, our financing sources may include bank credit facilities, warehouse lines of credit, structured financing arrangements and repurchase agreements, among others. We may also seek to raise additional capital through public or private offerings of debt or equity securities, depending upon market conditions.

Our Strengths

Relationship with Ocwen and Proven Loan Resolution Methodologies

We intend to capitalize on the servicing capabilities of Ocwen, which we view as superior relative to other servicers in terms of cost, management experience, technology infrastructure and platform scalability. Ocwen services our acquired residential mortgage loan portfolios in accordance with the terms of their servicing agreement with us. Ocwen’s servicing approach is focused on the psychological principles of influencing borrower behavior and uses non-linear optimization models for deciding the best resolution for a loan. Ocwen’s use of artificial intelligence and scripting engines seeks to remove variability and human error from the process and provides scalability. Ocwen is a leader in its ability to convert loans that are 90 days or more past due to current status. Ocwen has successfully grown its servicing portfolio to approximately $437 billion as of June 30, 2013.

Importantly, by using Ocwen’s servicing platform to modify as many loans as possible, we believe that more families may remain in their homes because of our efforts.

Relationship with Altisource and its Nationwide Property Management Infrastructure

We believe that we are strategically positioned to operate single-family rental properties across the United States at an attractive cost structure, largely due to Altisource’s nationwide vendor network, which provides services in 208 major markets across the United States. In 2012, Altisource completed an average of more than 170,000 inspection, maintenance and repair orders per month. This infrastructure has been developed over many years at a significant cost that we believe would be difficult and expensive to replicate. We believe our existing relationship with Altisource gives us a distinct advantage as it allows us to bid on large attractive portfolios regardless of geography at an attractive cost structure.

Expertise of our Manager

Our senior management team and that of our Manager includes individuals with decades of experience in the real estate, mortgage and housing markets. Throughout their careers, these executives have managed various real estate-related businesses and executed structured real estate and financing transactions through multiple market cycles. We believe that AAMC’s asset acquisition evaluation process, which includes using proprietary historical data to project the performance of residential mortgage loans, and the experience and judgment of AAMC’s executive management team in identifying, assessing, valuing and acquiring new residential mortgage loans will help us to appropriately value the portfolios at the time of purchase.

Acquisitions of Portfolios of Residential Mortgage Loans

During the first six months of 2013, we acquired three portfolios of residential mortgage loans for an aggregate purchase price of approximately $168 million. The portfolios consisted of 1,410 residential mortgage loans, substantially all of which were non-performing, having an aggregate unpaid principal balance, or “UPB,” of approximately $350 million and an aggregate market value of underlying properties of approximately $255 million as of the respective “cut-off dates” for the transactions. The “cut-off date” for an acquisition is a date shortly before the closing used to identify the final loans being purchased and the related unpaid principal balance and other characteristics of the loans. One of the portfolios, having a UPB of approximately $121 million as of its cut-off date, was purchased from Ocwen, which had previously purchased this portfolio from CitiMortgage, Inc., an affiliate of Citigroup Global Markets Inc. (“Citigroup”), which is an underwriter in this offering.

In August and September 2013, we acquired two separate portfolios of residential mortgage loans from the Department of Housing and Urban Development (“HUD”) and SerVertis REO LLC (“SerVertis”) for an aggregate purchase price of approximately $209 million. The portfolios consisted of 2,270 residential mortgage loans, substantially all of which were non-performing, having an aggregate UPB of approximately $392 million and an aggregate market value of underlying properties of approximately $308 million as of the respective cut-off dates, which were in June, July, August and September 2013 for the loans purchased from HUD and August 22, 2013 for the loans purchased from SerVertis. The loans were originated by various entities related and unrelated to the respective sellers.

In August 2013, we agreed in principle to acquire a portfolio of residential mortgage loans, substantially all of which were non-performing, consisting of an aggregate of 2,966 mortgage loans with approximately $922 million of UPB and approximately $790 million in aggregate market value of underlying properties for an aggregate purchase price of approximately $537 million (the “August 2013 loans”). The August 2013 loans were originated by various entities related and unrelated to the seller. We are actively conducting secondary due diligence on this portfolio. Subject to satisfactory due diligence results and final agreement on terms, we currently anticipate completing this acquisition in two separate closings in the third and fourth quarters of 2013. There can be no assurance that we will be able to reach a definitive agreement with the seller regarding the acquisition of this portfolio in whole or in part on a timely basis or at all.

For additional information on our portfolio, please see “Business and Properties—Current Portfolio.”

Recent Developments

Dividend

Our Board of Directors has declared a quarterly cash dividend of $0.10 per share of common stock, payable on September 30, 2013 to all stockholders of record as of the close of business on September 19, 2013. This dividend is not payable with respect to any shares of common stock sold in this offering.

Entry into and Borrowings under Repurchase Agreements

On September 12, 2013, we entered into a Master Repurchase Agreement, which we refer to as the “DB repurchase agreement,” with Deutsche Bank AG, Cayman Islands Branch, an affiliate of Deutsche Bank Securities Inc., which is an underwriter in this offering. The purpose of the DB repurchase agreement is to finance the acquisition and ownership of residential mortgage loans and REO properties. The maximum funding available to us under the DB repurchase agreement is $125.0 million, subject to certain sublimits, eligibility requirements and conditions precedent to each funding; provided that, beginning in the nineteenth month, we will not be able to finance mortgage loans in excess of amounts outstanding under the facility at the end of the eighteenth month. On September 20, 2013, we borrowed $74.3 million under the DB repurchase agreement to leverage the HUD and SerVertis loan portfolios. All obligations under the DB repurchase agreement are fully guaranteed by us. The DB repurchase agreement matures on March 11, 2016.

On September 23, 2013, we entered into a Master Repurchase Agreement and Securities Contract, which we refer to as the “WF repurchase agreement,” with Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, which is an underwriter in this offering. The purpose of the WF repurchase agreement is to finance the acquisition and ownership of residential mortgage loans and REO properties. The maximum funding available to us under the WF repurchase agreement is $200.0 million, subject to certain sublimits, eligibility requirements and conditions precedent to each funding. No amounts were outstanding under the WF repurchase agreement as of September 23, 2013. All obligations under the WF repurchase agreement are fully guaranteed by us. The WF repurchase agreement matures on March 23, 2015, subject to extension by us for an additional 12 months.

On September 23, 2013, we borrowed an additional approximately $87.5 million under our initial $100.0 million repurchase agreement with Credit Suisse First Boston Mortgage Capital LLC, an affiliate of Credit Suisse Securities (USA) LLC, which is an underwriter in this offering, to releverage our initial three loan portfolios. As of such date, $87.9 million was outstanding thereunder. Our initial repurchase agreement matures on March 21, 2014.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information regarding our repurchase agreements.

NewSource Investment

On December 21, 2012, we entered into a subscription agreement to invest $18.0 million in the non-voting preferred stock of NewSource Reinsurance Company Ltd., which we refer to as “NewSource,” a title insurance and reinsurance company in Bermuda. AAMC simultaneously entered into a subscription agreement to invest $2.0 million to acquire 100% of the common stock and voting rights of NewSource. In May 2013, NewSource received approval from the Bermuda Monetary Authority for its registration as a licensed reinsurer and is seeking certain state approvals for its business. We believe our investment commitment complements our business strategy because the acquisition of residential mortgage loans requires a detailed analysis of the chain of title and typically involves the purchase of title insurance to ensure clear and marketable title to each property.

Conflicts of Interest

Our asset management agreement with AAMC was not negotiated at arm’s length and may not be on terms as favorable as we could have negotiated with an unaffiliated third party. Subject to the investment policy adopted by our Board of Directors, AAMC has significant discretion regarding the implementation of our business strategy. AAMC is not obligated to dedicate any specific personnel exclusively to us, nor are they or their personnel obligated to dedicate any specific portion of their time to the management of our business. Each of our executive officers is also an executive officer of AAMC and has interests in our relationship with AAMC that may be different than the interests of our stockholders. In particular, these individuals have a direct interest in the financial success of AAMC, which may encourage these individuals to support strategies in furtherance of the financial success of AAMC that adversely impact us. As a result of these relationships, these persons have a conflict of interest with respect to our agreements and arrangements with AAMC. Furthermore, AAMC is entitled to an incentive management fee from us under the asset management agreement based on the amount of cash available for distribution to our stockholders, which could cause it to take risks that could increase our cash available for distribution at the expense of other criteria, such as preservation of capital. Actions taken in that regard may fail to generate any returns. We also have conflicts of interest with our service providers, Ocwen and Altisource, and the Chairman and other members of our Board of Directors, as well as our management team, have, or could have in the future, conflicts of interest due to their relationships with AAMC and our service providers. Such conflicts may be resolved in a manner adverse to us. See “Risk Factors—Risks Related to Our Management and Our Relationship with AAMC, Altisource and Ocwen” and “Our Manager and the Asset Management Agreement—Conflicts of Interest Relating to AAMC as our Manager.”

REIT Qualification

We intend to elect and qualify to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, or the “Code,” beginning with our taxable year ending December 31, 2013 and we currently expect to maintain this status for the foreseeable future. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our common shares. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our manner of operation enables us to meet the requirements for qualification and taxation as a REIT. As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income we distribute to our stockholders.

Even though we intend to elect to be taxed as a REIT, we will be subject to some U.S. federal, state and local taxes on our income or property. A portion of our business is expected to be conducted through, and a portion of our income is expected to be earned in, one or more taxable REIT subsidiaries, each of which we refer to as a “TRS.” In general, a TRS may hold assets and engage in activities that the REIT cannot hold, may choose not to hold to maintain REIT compliance and cannot engage in directly. Additionally, a TRS may engage in any real estate or non-real estate related business. A TRS is subject to U.S. federal, state and local corporate income taxes. To maintain our REIT election, at the end of each quarter no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. If our TRS generates net income, our TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at the TRS level, no distribution is required, and we can increase stockholders’ equity of the consolidated entity. As discussed under “Risk Factors—Risks Related to Our Qualification as a REIT”, the combination of the requirement to maintain no more than 25% of our assets in the TRS coupled with the effect of TRS dividends on our income tests creates compliance complexities for us in the maintenance of our qualified REIT status.

Exemption from Investment Company Act

We rely on the exception from the Investment Company Act of 1940, as amended, or the “Investment Company Act,” set forth in Section 3(c)(5)(C) of the Investment Company Act which excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC Staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We believe that our $18.0 million investment commitment in NewSource does not meet the definition of “qualifying interest.” Any significant acquisition by us of non-real estate assets without the acquisition of substantial real estate assets could cause us to meet the definitions of an “investment company.” If we are deemed to be an investment company, we could be required to dispose of our NewSource investment or a portion thereof, potentially at a loss, in order to qualify for the 3(c)(5)(C) exception. We may also be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us. See “Risk Factors—Risks Related to Our Structure—We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.”

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before making a decision to invest in our common stock. If any of the following risks occur, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. In that case, the market price of our common stock could decline, and you may lose some or all of your investment.

•	We have a limited operating history. If we are unable to implement our business strategy as planned, we will be materially and adversely affected;

•	A significant portion of the residential mortgage loans that we acquire are, or may become, sub-performing or non-performing loans, which increases our risk of loss;

•

Competition in identifying and acquiring single-family rental properties, whether directly or through sub-performing and non-performing loans, could adversely affect our ability to implement our business strategy, which could materially and adversely affect us;

•	Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our costs and/or diminish our expected return on investments;

•

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed and some variable expenses may not decrease over time, we may not be able to adapt our cost structure to offset any declines in our revenue;

•	Fair values of our investments are imprecise and may materially and adversely affect our operating results and credit availability, which, in turn, would materially and adversely affect us;

•

AAMC utilizes analytical models and data in connection with the valuation of our investments, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks;

•	We intend to leverage our investments, which may materially and adversely affect our return on our investments and may reduce cash available for distribution to our stockholders;

•

We have conflicts of interest with our Manager and our service providers, and the Chairman and other members of our Board of Directors, as well as our management team, have, or could have in the future, conflicts of interest due to their respective relationships with these entities, and such conflicts may be resolved in a manner adverse to us;

•

Our Board of Directors has approved a very broad investment policy and guidelines for AAMC and will not review or approve each investment decision. We may change our investment policy and guidelines without stockholder consent, which may materially and adversely affect the market price of our common stock and our ability to make distributions to our stockholders;

•

We depend on AAMC as our Manager. We may not be able to retain our exclusive engagement of AAMC under certain circumstances, which could materially and adversely affect us. Termination of AAMC by us without cause is difficult and costly and our agreements with Ocwen and Altisource may simultaneously terminate or be terminated, as applicable;

•	Failure of Altisource or Ocwen to effectively perform its obligations under its agreement(s) with us could have a material adverse effect on us;

•	Failure to qualify as a REIT would have a material adverse effect on us;

•

Compliance with REIT requirements may cause us to forego otherwise attractive opportunities, which may hinder or delay our ability to implement our business strategy, which could materially and adversely affect us;

•

In the future, we could be required to sell assets, borrow funds or raise equity capital to fund our distributions or to make a portion of our distributions in the form of a taxable stock distribution;

•	Even if we qualify as a REIT, we may be subject to tax liabilities that could materially and adversely affect us;

•	We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act; and

•	The availability and timing of cash distributions is uncertain.

Restrictions on Ownership and Transfer of Our Stock

Our Charter, with certain exceptions, authorizes our Board of Directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board of Directors, no person may own more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. A person that did not acquire more than 9.8% of our outstanding common or capital stock may become subject to our Charter restrictions if repurchases by us cause such person’s holdings to exceed 9.8% of our outstanding common or capital stock. Any attempt to own or transfer shares of our common stock in excess of the ownership limit without the consent of our Board of Directors will be void or will result in those shares being transferred to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote those excess shares. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

Corporate Information

We were incorporated in Maryland on July 19, 2012, and our operating partnership was formed on June 7, 2012, which we refer to in this prospectus as our “Inception.” Our principal executive office is located at c/o Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, USVI 00840-3531. Our telephone number is (340) 692-1055. Our web address is www.altisourceresi.com. The information on or otherwise accessible through our web site does not constitute a part of this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

The Offering

Common stock offered by us	10,000,000 shares (plus up to an additional 1,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares).

Common stock after this offering	35,087,236 shares of common stock (or 36,587,236 shares of common stock if the underwriters exercise their option to purchase additional shares in full).(1)

Use of proceeds	We will contribute the net proceeds of this offering to the operating partnership, which will use the net proceeds of this offering to purchase additional sub-performing and non-performing residential mortgage loans (which may include a portion of the August 2013 loans), to pay servicing fees for our sub-performing and non-performing loan portfolios, to renovate the single-family rental properties we acquire, for rental and property management expenses, to pay fees and expenses to our Manager under the asset management agreement, to fund our investment in NewSource and for working capital. There can be no assurance as to our ability to deploy the net proceeds from this offering into our target assets (including our ability to purchase any of the August 2013 loans) or as to the timing of any deployment. See “Use of Proceeds.”

Distribution policy	We intend to make quarterly cash distributions to holders of our common stock consistent with maintaining our REIT qualification for U.S. federal income tax purposes. Any distributions we make to our stockholders will be at the sole discretion of our Board of Directors and will depend upon a number of factors, including our ability to successfully modify and refinance or sell distressed loans or convert them into performing single-family rental properties, and the timing thereof, and our historical and projected financial condition, liquidity and results of operations, any financing covenants, maintenance of our REIT qualification, applicable law and such other factors as our Board of Directors may deem relevant from time to time.

New York Stock Exchange symbol	“RESI.”

Ownership and transfer restrictions	We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2013. To assist us in qualifying as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock without the prior consent of our Board of Directors. See “Description of Capital Stock—Restrictions on Ownership and Transfer of Our Capital Stock.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15.

(1)	Based on 25,087,236 shares of our common stock outstanding as of September 23, 2013 and assumes 10,000,000 shares of common stock are sold in this offering (or 11,500,000 if the underwriters exercise their option to purchase additional shares in full). Excludes 958,084 shares of our common stock subject to options issued under our option plans as part of our separation from Altisource. No additional shares of common stock are reserved for issuance under such plans. Also excludes 95,735 shares of common stock reserved for issuance under our Director Plan.

Summary Financial Data

The following tables set forth our consolidated summary financial data for the periods presented. The summary statement of operations data for the period from June 7, 2012 (Inception) to December 31, 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary statement of operations data for the six months ended June 30, 2013 and the summary balance sheet data as of June 30, 2013 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The as adjusted summary balance sheet data as of June 30, 2013 gives effect to the issuance and sale of the 10,000,000 shares of common stock in this offering at an assumed public offering price of $20.09 per share, the last reported sales price of our common stock on the NYSE on September 23, 2013 (the “Assumed Public Offering Price”), assuming no exercise of the underwriters’ option to purchase additional shares and after deducting underwriting discounts and estimated offering expenses. Our unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and notes thereto and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the information for the unaudited interim periods. Our historical results for prior interim periods are not necessarily indicative of results to be expected for a full year or for any future period.

You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	June 7, 2012 (Inception) to December 31, 2012	Six Months Ended June 30, 2013
		(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Net gain on investments:
Net unrealized gain on mortgage loans	$—	$8,293
Net realized gain on mortgage loans	—	2,106

Total net gain on investments	—	10,399
Expenses:
Residential rental property operating expenses	—	84
Related party mortgage loan servicing costs	—	1,634
Interest expense	—	696
Related party general and administrative	42	2,234
General and administrative	47	1,701

Total expenses	89	6,349
Other income	—	193

Net income (loss)	$(89)	$4,243

(Loss)/earnings per share of common stock—basic:
(Loss)/Earnings per basic share	$(0.01)	$0.31
Weighted average common stock outstanding—basic	7,810,708	13,624,599
(Loss)/Earnings per share of common stock—diluted:
(Loss)/Earnings per diluted share	$(0.01)	$0.29
Weighted average common stock outstanding—diluted	7,810,708	14,522,227

	As of June 30, 2013
	Actual	As Adjusted for this Offering(1)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$223,315	$417,538
Mortgage loans	$163,520	$163,520
Total assets	$415,856	$610,079
Total liabilities	$2,111	$2,111
Total stockholders’ equity(2)	$413,745	$607,968

(1)	Does not give effect to acquisitions of residential mortgage loans, payment of our quarterly dividend or borrowings under our repurchase agreements subsequent to June 30, 2013, and assumes no exercise of the underwriters’ option to purchase additional shares. See “—Acquisitions of Portfolios of Residential Mortgage Loans” for additional information regarding such acquisitions and “—Recent Developments” for additional information regarding such dividend and borrowings under our repurchase agreements.
(2)	As adjusted amount has been reduced by estimated offering expenses.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also adversely affect us. If any of the following risks actually occur, our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected. In that case, the market price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We have a limited operating history. If we are unable to implement our business strategy as planned, we will be materially and adversely affected.

We recently commenced operations and our business model is relatively untested. Businesses like ours that have a limited operating history present substantial business and financial risks and may suffer significant losses. We have not completed a full year operations as a stand-alone public company and as a result we cannot predict our results of operations, financial condition and cash flows. We generated a nominal amount of residential rental revenues in the six months ended June 30, 2013. Our results for prior periods are not necessarily indicative of our results for any future period. In addition, we may not have sufficient additional capital to implement our business model. Moreover, we expect that it will take time to determine success from loan resolution efforts and it could take as long as 24 months, and in some cases longer, for a significant portion of loans in any given portfolio to be converted into single-family rental properties or an underlying property to be liquidated or sold. Accordingly, if we are not able to generate sufficient cash flows from our loan modification and refinancing or other activities, we may not have cash available for distribution to our stockholders for an extended period of time. There can be no assurance that our business will become profitable or if it becomes profitable that it will be sustainable. The earnings potential of our proposed business is unproven, and the absence of an operating history makes it difficult to evaluate our prospects. We may not be able to implement our business strategy as planned, which could materially and adversely affect us.

We are an early entrant in an emerging industry, and the long-term viability of our investment strategy on an institutional scale is unproven.

Large-scale institutional investment in single-family residential homes for rent is a relatively recent phenomenon that has emerged out of the mortgage and housing crisis that began in late 2007. Prior to that time, single-family rental homes were generally not viewed as viable assets for investment on a large scale by institutional investors. Consequently, the long-term viability of the single-family rental property investment strategy on an institutional scale has not yet been proven. As an early entrant in this emerging industry, we are subject to the risk that single-family rental properties may not prove to be a viable long-term investment strategy for a permanent capital vehicle on an institutional scale. If it turns out that this investment strategy is not a viable one, we would be materially and adversely affected and we may not be able to sustain the growth of our assets and our operations that we seek.

We may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

There can be no assurance that we will be able to successfully operate our business or generate sufficient cash to make distributions to our stockholders. Our ability to make or sustain distributions to our stockholders depends on many factors, including the availability of attractive risk-adjusted investment opportunities that satisfy our investment strategy and our success in identifying and consummating such opportunities on favorable terms, the level and expected movement of home prices, the success of our loan resolution efforts, the ability of borrowers to refinance our loans with other lenders, our ability to sell modified loans on favorable terms, the length of time required to convert a distressed loan into a single-family rental property, the occupancy rates and rent levels of properties, the restoration, maintenance, marketing and other operating costs, the level and volatility of interest rates, the availability of short-term and long-term financing on favorable terms, conditions in the financial, real estate, housing and mortgage markets and the economy, as to which no assurance can be given. We cannot assure you that we will be able to make investments with attractive risk-adjusted returns or will not seek investments with greater risk to obtain the same level of returns or that the value of our investments in the future will not decline substantially. Existing and future government regulations may result in additional costs or delays, which could adversely affect the implementation of our investment strategy.

A significant portion of the residential mortgage loans that we acquire are, or may become, sub-performing or non-performing loans, which increases our risk of loss.

We acquire distressed residential mortgage loans where the borrower has failed to make timely payments of principal and/or interest. As part of the residential mortgage loan portfolios we purchase, we also may acquire performing loans that are or subsequently become sub-performing or non-performing. Under current market conditions, it is likely that many of these loans will have current loan-to-value ratios in excess of 100%, meaning the amount owed on the loan exceeds the value of the underlying real estate. Further, the borrowers on such loans may be in economic distress and/or may have become unemployed, bankrupt or otherwise unable or unwilling to make payments when due. Even though we typically pay less than the amount owed on these loans to acquire them, if actual results are different from our assumptions in determining the price for such loans, we may incur significant losses. There are no limits on the percentage of sub-performing or non-performing loans we may hold. Any loss we incur may be significant and could materially and adversely affect us.

Pursuant to customary provisions in the purchase agreements governing our loan acquisitions, we also generally have the right to cause the sellers to repurchase certain loans if they do not provide proper documentation to evidence ownership or first lien status with respect to such loans within a specified time period. Any delay or inability to obtain such documentation could adversely affect our ability to leverage such loans, and any such repurchases by the sellers would decrease the size of our portfolio.

Many of our assets may be illiquid, and this lack of liquidity could significantly impede our ability to vary our portfolio in response to changes in economic and other conditions or to realize the value at which such assets are carried if we are required to dispose of them.

The distressed residential mortgage loans we acquire are generally illiquid. Illiquidity may result from the absence of an established market for the distressed residential mortgage loans, as well as legal or contractual restrictions on their resale, refinancing or other disposition. Such restrictions would interfere with subsequent sales of such loans or adversely affect the terms that could be obtained upon any disposition thereof.

Residential mortgage loan modification and refinance programs, future legislative action, and other actions and changes may materially and adversely affect the supply of, value of, and the returns on, sub-performing and non-performing loans.

Our business model is dependent on the acquisition of a steady supply of sub-performing and non-performing loans, the success of our loan modification and other resolution efforts and the conversion of a significant portion of those loans to REO. The number of sub-performing and non-performing loans available for purchase may be reduced by uncertainty in the lending industry and the governmental sector and/or as a result of general economic improvement. Lenders may choose to delay foreclosure proceedings, renegotiate interest rates or refinance loans for borrowers who face foreclosure. In recent years, the federal government has instituted a number of programs aimed at assisting at-risk homeowners and reducing the number of properties going into foreclosure or going into non-performing status.

For example, the U.S. Government, through the Federal Reserve, the Federal Housing Administration (FHA) and the Federal Deposit Insurance Corporation (FDIC) has implemented a number of federal programs designed to assist homeowners, including (i) the Home Affordable Modification Program (HAMP), which provides homeowners with assistance in avoiding defaults on residential mortgage loans, (ii) the Hope for Homeowners Program (H4H Program), which allows certain distressed borrowers to refinance their residential mortgage loans into FHA-insured loans in order to avoid residential mortgage loan foreclosures and (iii) the Home Affordable Refinance Program which allows borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments without new mortgage insurance, up to an unlimited loan-to-value ratio for fixed-rate mortgages. HAMP, the H4H Program and other loss mitigation programs may involve, among other things, the modification of residential mortgage loans to reduce the principal amount of the loans (through forbearance and/or forgiveness) and/or the rate of interest payable on the loans or to extend the payment terms of the loans. These loan modification programs, future legislative or regulatory actions, including possible amendments to the bankruptcy laws which result in the modification of outstanding residential mortgage loans as well as changes in the requirements necessary to qualify for refinancing residential mortgage loans, may materially and adversely affect the value of, and the returns on, our portfolio of sub-performing and non-performing loans.

Other governmental actions may affect our business by hindering the pace of foreclosures. In recent periods, there has been a backlog of foreclosures, due to a combination of volume constraints and legal actions, including those brought by the U.S. Department of Justice, or the DOJ, the Department of Housing and Urban Development, or HUD, State Attorneys General, the office of the Comptroller of the Currency, or the OCC, and the Federal Reserve Board against mortgage servicers alleging wrongful foreclosure practices. Financial institutions have also been subjected to regulatory restrictions and limitations on foreclosure activity by the FDIC. Legal claims brought or threatened by the DOJ, HUD and 49 State Attorneys General against residential mortgage servicers and an enforcement action threatened by the OCC against residential mortgage servicers have both produced large settlements. A portion of the funds from each settlement will be directed to homeowners seeking to avoid foreclosure through mortgage modifications, and servicers are required to adopt specified measures to reduce mortgage obligations in certain situations. It is expected that the settlements will help many homeowners avoid foreclosures that would otherwise have occurred in the near-term. It is also possible that other residential mortgage servicers will agree to similar settlements. These developments will reduce the number of homes in the process of foreclosure and decrease the supply of properties that meet our investment criteria.

In addition, the U.S. Congress and numerous state legislatures have considered, proposed or adopted legislation to constrain foreclosures, or may do so in the future. The Dodd-Frank Act also created the Consumer Financial Protection Bureau, which supervises and enforces federal consumer protection laws as they apply to banks, credit unions and other financial companies, including mortgage servicers. It remains uncertain as to whether any of these measures will have a significant impact on foreclosure volumes or what the timing of that impact would be. If foreclosure volumes were to decline significantly, we may experience difficulty in finding target assets at attractive prices, which will materially and adversely affect us. Also, the number of families seeking rental housing might be reduced by such legislation, reducing rental housing demand for properties in our markets.

We may be, or may become, subject to the regulation of various states, including licensing requirements and consumer protection statutes. Our failure to comply with any such laws, if applicable to us, would adversely affect our ability to implement our business strategy, which could materially and adversely affect us.

Certain jurisdictions require licenses to purchase, hold, enforce or sell residential mortgage loans. In the event that any such licensing requirement is applicable and we are not able to obtain such licenses in a timely manner or at all, our ability to implement our business strategy could be adversely affected, which could materially and adversely affect us.

Certain jurisdictions require a license to purchase, hold, enforce or sell residential mortgage loans. We currently do not hold any such licenses, and there is no assurance that we will be able to obtain them or, if obtained, that we will be able to maintain them. Our failure to obtain or maintain such licenses could restrict our ability to invest in loans in these jurisdictions if such licensing requirements are applicable. In lieu of obtaining such licenses, we may contribute our acquired sub-performing and non-performing residential mortgage loans to one or more wholly-owned trusts whose trustee is a national bank, which may be exempt from state licensing requirements, or the seller of such loans may continue to hold the loans on our behalf until we obtain the applicable state license. We intend to form one or more subsidiaries that will apply for certain state licenses. If these subsidiaries obtain the required licenses, any trust holding loans in the applicable jurisdictions may transfer such loans to such subsidiaries, resulting in these loans being held by a state-licensed entity. There can be no assurance that we will be able to obtain the requisite licenses in a timely manner or at all or in all necessary jurisdictions, or that the use of the trusts will reduce the requirement for licensing, any of which could limit our ability to invest in residential mortgage loans in the future and have a material adverse effect on us.

The supply of sub-performing and non-performing loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement and the prices for sub-performing and non-performing loans may increase, which could materially and adversely affect us.

As a result of the economic crisis in 2008, there has been an increase in supply of sub-performing and non-performing loans available for sale. However, in response to the economic crisis, the origination of jumbo, subprime, Alt-A and second lien residential mortgage loans has dramatically declined as lenders have increased their standards of credit-worthiness in originating new loans and fewer homeowners may go into sub-performing or non-performing status on their residential mortgage loans. In addition, the prices at which sub-performing and non-performing loans can be acquired may increase due to the entry of new participants into the distressed loan marketplace or a lower supply of sub-performing and non-performing loans in the marketplace. For these reasons, along with the general improvement in the economy, the supply of sub-performing and non-performing residential mortgage loans that we may acquire may decline over time and could materially and adversely affect us.

Competition in identifying and acquiring single-family rental properties and related loans could adversely affect our ability to implement our business strategy, which could materially and adversely affect us.

We face competition from various sources for investment opportunities in sub-performing and non-performing loans including REITs, pension funds, insurance companies, hedge funds, other investment funds and companies, partnerships and developers. Some third-party competitors have substantially greater financial resources and access to capital than we do and may be able to accept more risk than we can. Competition from these companies may reduce the number of attractive sub-performing and non-performing loan investment opportunities available to us or increase the bargaining power of asset owners seeking to sell, which would increase the prices for sub-performing and non-performing loans. If such events occur, our ability to implement our business strategy could be adversely affected, which could materially and adversely affect us.

Given the existing competition, complexity of the market and requisite time needed to make such investments, no assurance can be given that we will be successful in acquiring investments that generate attractive risk-adjusted returns. Furthermore, there is no assurance that such investments, once acquired, will perform as expected.

We have not yet identified specific investments to be acquired with all of the net proceeds of this offering and, therefore, you will be unable to evaluate the allocation of the net proceeds from this offering or the economic merits of our future investments prior to making a decision to invest in our common stock.

Although we may use a portion of the net proceeds of this offering, along with borrowings under our repurchase agreements, to acquire a portion of the August 2013 loans, we have not yet identified further investments to which we will allocate the net proceeds from this offering. In addition, there can be no assurance that we will acquire any or all of the August 2013 loans. Until appropriate investments can be identified, we may invest the net proceeds of this offering in interest-bearing short-term investments, including money market accounts and/or U.S. treasury securities that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the Investment Company Act. These investments are expected to provide a lower net return than we will seek to achieve from investments in our target assets. Even if suitable investment opportunities are available, there can be no assurance that our due diligence processes will uncover all potential liabilities or weaknesses associated with any particular investment or that any such investment will be successful.

We cannot assure you that we will be able to identify additional assets that meet our investment objectives, that we will be successful in consummating any investment opportunities we identify or that one or more investments we may make using the net proceeds of this offering will generate revenue, income or cash flow. Our inability to do any of the foregoing could materially and adversely affect us.

Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our costs and/or diminish our expected return on investments.

Our ability to promptly foreclose upon defaulted residential mortgage loans and, in certain cases, where appropriate, seek alternative resolutions for the underlying properties plays a critical role in our valuation of the assets in which we invest and our expected return on those investments. We expect the timeline to convert acquired loans into single-family rental properties will vary significantly by loan. Certain loans we acquire may already be in foreclosure proceedings, in which case conversion could be as soon as three to six months following acquisition, but in other cases conversion could take up to 24 months or longer. There are a variety of factors that may inhibit our ability, through Ocwen, to foreclose upon a residential mortgage loan and get access to the real property within the time frames we model as part of our valuation process. These factors include, without limitation: state foreclosure timelines and deferrals associated therewith (including with respect to litigation); unauthorized occupants living in the property; federal, state or local legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures and that serve to delay the foreclosure process; HAMP and similar programs that require specific procedures to be followed to explore the refinancing of a residential mortgage loan prior to the commencement of a foreclosure proceeding; and continued declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems.

In addition, certain issues, including “robo-signing,” have been identified throughout the mortgage industry that relate to affidavits used in connection with the residential mortgage loan foreclosure process. A substantial portion of our investments are, and in the future may be, sub-performing and non-performing residential mortgage loans, many of which are already subject to foreclosure proceedings at the time of purchase. There can be no assurance that similar practices have not been followed in connection with residential mortgage loans that are already subject to foreclosure proceedings at the time of purchase. To the extent we determine that any of the loans we acquire are impacted by these issues, we may be required to re-commence the foreclosure proceedings relating to such loans, thereby resulting in additional delay that could have the effect of increasing our costs and/or diminishing our expected return on our investments. The uncertainty surrounding these issues could also result in legal, regulatory or industry changes to the foreclosure process as a whole, any or all of which could lengthen the foreclosure process and negatively impact our business.

We may be materially and adversely affected by risks affecting borrowers or the single-family rental properties in which our investments may be concentrated at any given time, as well as from unfavorable changes in the related geographic regions.

Our assets are not subject to any geographic, diversification or concentration limitations. Accordingly, our investment portfolio may be concentrated by geography, single-family rental property characteristics and/or borrower demographics, increasing the risk of loss to us if the particular concentration in our portfolio is subject to greater risks or undergoing adverse developments. In addition, adverse conditions in the areas where the properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of our investments. As of August 31, 2013, approximately 16% of our portfolio by UPB was concentrated in California and approximately 23% of our portfolio by UPB was concentrated in Florida. A material decline in the demand for single-family housing or rentals in these or other areas where we own assets may materially and adversely affect us. Lack of diversification can increase the correlation of non-performance and foreclosure risks among our investments.

Short-term leases of residential property expose us more quickly to the effects of declining market rents.

We anticipate that a majority of our leases to tenants of single-family rental properties will be for a term of two years or less. As these leases permit the residents to leave at the end of the lease term without penalty, we anticipate our rental revenues will be affected by declines in market rents more quickly than if our leases were for longer terms. Short-term leases may result in high turnover, which involves costs such as restoring the properties, marketing costs and lower occupancy levels. Because we have a limited operating history, our tenant turnover rate and related cost estimates may be less accurate than if we had more operating data upon which to base these estimates.

We may be unable to secure funds for future tenant or other capital improvements, which could limit our ability to attract or replace tenants.

When we acquire or otherwise take title to single-family properties or when tenants fail to renew their leases or otherwise vacate their space, we generally will be required to expend funds for property restoration and leasing commissions in order to lease the property. If we have not established reserves for such expenditures, we will have to obtain financing from other sources, as to which no assurance can be given. We may also have future financing needs for other capital improvements to restore our properties. If we need to secure financing for capital improvements in the future but are unable to secure such financing or are unable to secure financing on favorable terms, we may be unable or unwilling to make capital improvements or we may be required or may choose to defer such improvements. If this happens, it may cause our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property or existing tenants not renewing their leases. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, and our properties’ ability to generate revenue may be significantly impaired.

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed and some variable expenses may not decrease over time, we may not be able to adapt our cost structure to offset any declines in our revenue.

Many of the expenses associated with our business, such as acquisition costs, restoration and maintenance costs, home owners’ association, or “HOA,” fees, personal and real property taxes, insurance, compensation and other general expenses are fixed and would not necessarily decrease proportionally with any decrease in revenue. Our assets also will likely require a significant amount of ongoing capital expenditure. Our expenses, including capital expenditures, will be affected by, among other things, any inflationary increases, and cost increases may exceed the rate of inflation in any given period. Certain expenses are recurring in nature, such as HOA fees, taxes, insurance and restoration and maintenance costs, and may not decrease on a per-unit basis as our portfolio grows through additional property acquisitions. By contrast, our revenue is affected by many factors beyond our control, such as the availability and price of alternative rental housing and economic conditions in our markets. As a result, we may not be able to fully, or even partially, offset any increase in our expenses with a corresponding increase in our revenues. In addition, state and local regulations may require us to maintain our properties, even if the cost of maintenance is greater than the value of the property or any potential benefit we may receive from renting the property.

Fair values of our investments are imprecise and may materially and adversely affect our operating results and credit availability, which, in turn, would materially and adversely affect us.

The values of our investments may not be readily determinable. We measure the fair value of our investments monthly, but the fair value at which our investments are recorded may not be an indication of their realizable value. Ultimate realization of the value of an investment depends to a great extent on economic and other conditions that are beyond our control. Further, fair value is only an estimate based on good faith judgment of the price at which an investment can be sold since market prices of investments can only be determined by negotiation between a willing buyer and seller. In certain cases, our estimation of the fair value of our investments includes inputs provided by third-party dealers and pricing services, and valuations of certain securities or other assets in which we invest are often difficult to obtain and are subject to judgments that may vary among market participants. Changes in the estimated fair values of our investments are directly charged or credited to earnings for the period. If we were to liquidate a particular investment, the realized value may be more than or less than the amount at which such investment was recorded. Accordingly, in either event, we could be materially and adversely affected by our determinations regarding the fair value of our investments, and such valuations may fluctuate over short periods of time.

Challenges to the MERS ® System could materially and adversely affect us.

MERSCORP, Inc. is a privately held company that maintains an electronic registry, referred to as the MERS System, which tracks servicing rights and ownership of loans in the United States. Mortgage Electronic Registration Systems, Inc. (“MERS”), a wholly owned subsidiary of MERSCORP, Inc., can serve as a nominee for the owner of a residential mortgage loan and in that role initiate foreclosures and/or become the mortgagee of record for the loan in local land records. We may choose to use MERS as a nominee. The MERS System is widely used by participants in the mortgage finance industry.

Several legal challenges have been made disputing MERS’s legal standing to initiate foreclosures and/or act as nominee in local land records. These challenges have focused public attention on MERS and on how loans are recorded in local land records. As a result, these challenges could negatively affect MERS’s ability to serve as the mortgagee of record in some jurisdictions. In addition, where MERS is the mortgagee of record, it must execute assignments of mortgages, affidavits and other legal documents in connection with foreclosure proceedings. As a result, investigations by governmental authorities and others into the servicer foreclosure process deficiencies described under “—Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our cost of doing business and/or diminish our expected return on investments” may impact MERS. Failures by MERS to apply prudent and effective process controls and to comply with legal and other requirements in the foreclosure process could pose operational, reputational and legal risks that may materially and adversely affect us.

AAMC utilizes analytical models and data in connection with the valuation of our investments, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

Given the complexity of our investments and strategies, AAMC must rely heavily on models and data, including analytical models (both proprietary models developed by AAMC and those supplied by third parties) and information and data supplied by third parties. Models and data are used to value investments or potential investments and also in connection with performing due diligence on our investments. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, we may be induced to buy certain investments at prices that are too high, to sell certain other investments at prices that are too low or to miss favorable opportunities altogether.

If we cannot obtain financing, our growth may be limited.

To qualify as a REIT, we will be required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. As a result, our ability to retain earnings to fund acquisitions, restorations or other capital expenditures will be limited. We use leverage as a component of our financing strategy in an effort to enhance our returns. We can provide no assurance that we will be able to timely access all funds available under our financing arrangements or obtain other debt or equity financing on favorable terms or at all.

Events in the financial markets beginning in 2008 have had an adverse impact on the credit markets, and, as a result, credit has become more expensive and difficult to obtain. Some lenders are imposing more stringent credit terms and there has been a general reduction in the amount of credit available. Tightening credit markets may have an adverse effect on our ability to obtain financing on favorable terms, thereby increasing financing costs and/or requiring us to accept financing with increasing restrictions. Our long-term ability to grow through additional investments will be limited if we cannot obtain additional debt or equity financing.

We intend to leverage our investments, which may materially and adversely affect our return on our investments and may reduce cash available for distribution to our stockholders.

To the extent available, we intend to leverage our investments through borrowings, the level of which may vary based on the particular characteristics of our investment portfolio and on market conditions. We have leveraged certain of our investments to date through our repurchase agreements. When we enter into any repurchase agreement, we sell securities or residential mortgage loans to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same assets back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the assets to the lender is less than the value of those assets (this difference is referred to as the haircut), if the lender defaults on its obligation to resell the same assets back to us we could incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the assets). In addition, repurchase agreements (including our current repurchase agreements) generally allow the counterparties, to varying degrees, to determine a new market value of the collateral to reflect current market conditions or for other reasons. If such counterparty determines that the value of the collateral has decreased, it may initiate a margin call and require us to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing. Should this occur, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses. In the event we are unable to satisfy a margin call, our counterparty may sell the collateral, which may result in significant losses to us.

Our repurchase agreements generally require us to comply with various financial covenants, including those relating to tangible net worth, profitability and our ratio of total liabilities to tangible net worth, and to maintain minimum amounts of cash or cash equivalents sufficient to maintain a specified liquidity position. We expect any future repurchase agreements will have similar provisions. In the event that we are unable to satisfy these requirements, we could be forced to sell additional investments at a loss which could materially and adversely affect us.

Our repurchase agreements to finance sub-performing and non-performing loans are likely to be complex and difficult to manage. In part, this is due to the fact that our residential mortgage loan portfolios and single-family rental properties that will collateralize these repurchase agreements do not produce consistent cash flows and require specific activities to be performed at specific points in time in order to preserve value. Our inability to comply with the terms and conditions of these agreements could materially and adversely impact us.

In addition, our outstanding repurchase agreements contain, and we expect any future repurchase agreements will contain, events of default (subject, in certain cases, to materiality thresholds and grace periods), including payment defaults, breaches of financial and other covenants and/or certain representations and warranties, cross-defaults, servicer termination events, guarantor defaults, bankruptcy or insolvency proceedings and other events of default customary for these types of agreements. The remedies for such events of default are also customary for these types of agreements and include the acceleration of the principal amount outstanding, requirements that we repurchase loans collateralizing the financing, the liquidation by the lender of the assets then subject to the agreements and the avoidance of other repurchase transactions with us. Because our financing agreements will typically contain cross-default provisions, a default that occurs under any one agreement could allow the lenders under our other agreements to also declare a default. Any losses we incur on our repurchase agreements could materially and adversely affect us.

We may in the future utilize other sources of borrowings, including bank credit facilities, warehouse lines of credit and structured financing arrangements, among others, each of which has similar risks to repurchase agreement financing, including, but not limited to, covenant compliance, events of default, acceleration and margin calls. The percentage of leverage we employ, which could increase substantially in the future, varies depending on assets in our portfolios, our available capital, our ability to obtain and access financing arrangements with lenders and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. There can be no assurance that new sources of financing will be available to us in the future or that existing sources of financing will continue to be available to us.

Our governing documents contain no limitation on the amount of debt we may incur. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions increase the cost of our financing relative to the income that can be derived from the investments acquired. Our debt service payments will reduce cash flow available for distribution to stockholders. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy the obligations.

If and when non-recourse long-term financing structures become available to us and are utilized, such structures expose us to risks which could result in losses to us.

We may use securitization and other non-recourse long-term financing for our investments if, and to the extent, available. Currently, there is not an active structured finance market. In such structures, our lenders typically would have only a claim against the assets included in the securitizations rather than a general claim against us as an entity. Prior to any such financing, we would seek to finance our investments with relatively short-term facilities until a sufficient portfolio is accumulated. As a result, we would be subject to the risk that we would not be able to acquire, during the period that any short-term facilities are available, sufficient eligible assets or securities to maximize the efficiency of a securitization.

We also bear the risk that we would not be able to obtain new short-term facilities or would not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets or securities for a securitization. In addition, conditions in the capital markets may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets or securities. While we would intend to retain the unrated equity component of securitizations and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into such securitizations may increase our overall exposure to risks associated with direct ownership of such investments, including the risk of default.

Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us as an entity. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our investments on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements we are subject to as a stand-alone reporting public company.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Under the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” we are required to maintain effective disclosure controls and procedures. To comply with these requirements, we may need to implement additional financial and management controls, reporting systems and procedures. We have incurred, and expect to incur, additional annual expenses for the purpose of addressing these requirements, and these expenses may be significant. If we are unable to implement additional controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on us. In the future, we will also be required to comply with Section 404 of the Sarbanes-Oxley Act which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report thereon by our independent registered public accounting firm. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

Changes in global economic and capital market conditions, including periods of generally deteriorating occupancy and real estate industry fundamentals may materially and adversely affect us.

There are risks to the ownership of real estate and real estate related assets, including decreases in residential property values, changes in global, national, regional or local economic, demographic and real estate market conditions as well as other factors particular to the locations of our investments. A prolonged recession, such as the one experienced over the past few years, and a slow recovery could materially and adversely affect us as a result of, among other items, the following:

•	joblessness or unemployment rates that adversely affect the local economy;

•	an oversupply of or a reduced demand for single-family rental properties for rent;

•	a decline in household formation or employment or lack of employment growth;

•	the inability or unwillingness of residents to pay rent increases or fulfill their lease obligations;

•	a decline in rental rate which may be accentuated since we expect to have rent terms of two years or less;

•	rent control or rent stabilization laws or other laws regulating housing that could prevent us from raising rents to offset increases in operating costs;

•	changes in interest rates, availability and terms of debt financing;

•	inability of borrowers to refinance modified loans; and

•	economic conditions that could cause an increase in our operating expenses such as increases in property taxes, utilities and routine maintenance.

These conditions could also adversely impact the financial condition and liquidity of the renters that will occupy our real estate properties and, as a result, their ability to pay rent to us.

A decrease in the demand for title insurance will adversely impact our investment in NewSource.

On December 21, 2012, we entered into a subscription agreement to invest $18.0 million in the non-voting preferred stock of NewSource. The demand for title insurance-related services depends in large part on the volume of real estate transactions. The volume of these transactions historically has been influenced by such factors as mortgage interest rates, availability of financing and the overall state of the economy. When market conditions cause real estate activity to decline, the title insurance industry tends to be adversely affected. In addition, adverse change in the marketplace could lead to an increase in title claims that NewSource may be required to defend and/or pay. Thus, a decline of activity in the real estate market or an increase in title claims could adversely impact NewSource’s ability to generate profits and pay the dividend on our preferred stock, and the value of our investment in NewSource could decline.

Inflation or deflation may adversely affect our results of operations and cash flows.

Increased inflation could have an adverse impact on interest rates, property management expenses and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Conversely, deflation could lead to downward pressure on rents and other sources of income without an accompanying reduction in our expenses. Accordingly, inflation or deflation may adversely affect our results of operations and cash flows.

Changes in applicable laws or noncompliance with applicable law could materially and adversely affect us.

As an owner of real estate, we are required to comply with numerous federal, state and local laws and regulations, some of which may conflict with one another or be subject to limited judicial or regulatory interpretations. These laws and regulations may include zoning laws, building codes, landlord-tenant laws and other laws generally applicable to business operations. Noncompliance with laws or regulations could expose us to liability.

Lower revenue growth or significant unanticipated expenditures may result from our need to comply with changes in (i) laws imposing remediation requirements and potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions, (ii) rent control or rent stabilization laws or other residential landlord-tenant laws or (iii) other governmental rules and regulations or enforcement policies affecting the rehabilitation, use and operation of our single-family rental properties including changes to building codes and fire and life-safety codes.

In addition, NewSource has registered as a Class 3A Bermuda insurance company and is subject to regulation and supervision in Bermuda by the Bermuda Monetary Authority. Changes in Bermuda insurance statutes, regulations and policies could result in restrictions on NewSource’s ability to pursue its business plans, issue reinsurance policies, distribute funds and execute its investment strategy. In addition, NewSource may become subject to regulation and supervision by insurance authorities in any other jurisdictions in which it operates. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on NewSource’s ability to do business or certain activities that are regulated in one or more of the jurisdictions in which it operates and could subject NewSource to fines and other sanctions, which could have a material adverse effect on NewSource’s business and its ability to pay the dividend on our preferred stock. As a result, the value of our investment in NewSource could decline.

Competition could limit our ability to lease single-family rental properties or increase or maintain rents.

Our single-family rental properties, when acquired, will compete with other housing alternatives to attract residents, including rental apartments, condominiums and other single-family homes available for rent as well as new and existing condominiums and single-family homes for sale. Our competitors’ single-family rental properties may be better quality, in a more desirable location or have leasing terms more favorable than we can provide. In addition, our ability to compete and generate favorable returns depends upon, among other factors, trends of the national and local economies, the financial condition and liquidity of current and prospective renters, availability and cost of capital, taxes and governmental regulations. Given our significant competition, we cannot assure you that we will be successful in acquiring or managing single-family rental properties that generate favorable returns.

If rents in our markets do not increase sufficiently to keep pace with rising costs of operations, our operating results and cash available for distribution will decline.

The success of our business model will substantially depend on conditions in the single-family rental property market in our geographic markets. Our asset acquisitions are premised on assumptions about, among other things, occupancy and rent levels. If those assumptions prove to be inaccurate, our operating results and cash available for distribution will be lower than expected, potentially materially. Rental rates and occupancy levels have benefited in recent periods from macroeconomic trends affecting the U.S. economy and residential real estate and mortgage markets in particular, including:

•	a tightening of credit that has made it more difficult to finance a home purchase, combined with efforts by consumers generally to reduce their exposure to credit;

•	economic and employment conditions that have increased foreclosure rates;

•	reduced real estate values that challenged the traditional notion that homeownership is a stable investment; and

•	the unprecedented level of vacant housing comprising the REO by banks, government sponsored enterprise, or GSEs, and other mortgage lenders or guarantors.

If the current trend favoring renting rather than homeownership reverses, the single-family rental market could decline.

The single-family rental market is currently significantly larger than in historical periods. We do not expect the favorable trends in the single-family rental market to continue indefinitely. Eventually, a strengthening of the U.S. economy and job growth, together with the large supply of foreclosed single-family rental properties, the current availability of low residential mortgage rates and government sponsored programs promoting home ownership, may contribute to a stabilization or reversal of the current trend that favors renting rather than homeownership. In addition, we expect that as investors like us increasingly seek to capitalize on opportunities to purchase undervalued housing properties and convert them to productive uses, the supply of single-family rental properties will decrease and the competition for tenants will intensify. A softening of the rental property market in our markets would adversely affect our operating results and cash available for distribution, potentially materially.

We may incur significant costs in restoring our properties, and we may underestimate the costs or amount of time necessary to complete restorations.

Before renting a property, we plan to perform a detailed assessment through our relationship with Altisource, with an on-site review of the property, to identify the scope of restoration to be completed. Beyond customary repairs, we may undertake improvements designed to optimize overall property appeal and increase the value of the property when such improvements can be done cost effectively. To the extent properties are occupied, restorations may be postponed until the premises are vacated. We expect that nearly all of our properties will require some level of restoration immediately upon their acquisition or in the future following expiration of a lease or otherwise. We may acquire properties that we plan to extensively restore. In addition, in order to reposition properties in the rental market, we will be required to make ongoing capital improvements and may need to perform significant restorations and repairs from time to time. Consequently, we are exposed to the risks inherent in property restoration, including potential cost overruns, increases in labor and materials costs, delays by contractors in completing work, delays in the timing of receiving necessary work permits and certificates of occupancy and poor workmanship. If our assumptions regarding the cost or timing of restorations across our properties prove to be materially inaccurate, we could be materially and adversely affected.

Single-family rental properties that are subject to foreclosure or short-sales are subject to risks of theft, vandalism or other damage that could impair their value.

When a single-family rental property is subject to foreclosure, due to a default by the homeowner on mortgage obligations, or a homeowner seeks a short sale, due to the value of the property being substantially below the outstanding principal balance of the residential mortgage loan, it is possible that the homeowner may cease to maintain the property adequately, or that the property may be abandoned by the homeowner and become susceptible to theft or vandalism. Lack of maintenance, theft and vandalism can substantially impair the value of the property. To the extent we initiate foreclosure proceedings and are not able to thoroughly inspect each property before completing the foreclosure process or we are unable to rent the properties quickly after purchase and restoration, some of our properties could be impaired.

Contingent or unknown liabilities could materially and adversely affect us.

Our acquisition activities are subject to many risks. We may acquire properties that are subject to unknown or contingent liabilities, including liabilities for or with respect to liens attached to properties, unpaid real estate taxes, utilities or HOA charges for which a prior owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of vendors or other persons dealing with the acquired properties and tax liabilities, among other things. In each case, our acquisition may be without any, or with only limited, recourse with respect to unknown or contingent liabilities or conditions. As a result, if any such liability were to arise relating to our properties, or if any adverse condition exists with respect to our properties that is in excess of our insurance coverage, we might have to pay substantial sums to settle or cure it, which could materially and adversely affect us. The properties we acquire may also be subject to covenants, conditions or restrictions that restrict the use or ownership of such properties, including prohibitions on leasing or requirements to obtain the approval of HOAs prior to leasing. We may not discover such restrictions during the acquisition process and such restrictions may adversely affect our ability to operate such properties as we intend.

The costs and amount of time necessary to secure possession and control of a newly acquired property may exceed our assumptions, which would delay our receipt of revenue from, and return on, the property.

Upon acquiring a property, we may have to evict occupants who are in unlawful possession before we can secure possession and control of the property. The holdover occupants may be the former owners or tenants of a property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming. If these costs and delays exceed our expectations, our financial performance may suffer because of the increased expenses incurred or the unexpected delays in turning the properties into revenue-producing rental properties.

Poor tenant selection and defaults by our tenants may materially and adversely affect us.

Our success will depend, in large part, upon our ability to attract and retain qualified tenants for our properties. This will depend, in turn, upon our ability to screen applicants, identify good tenants and avoid tenants who may default. We will inevitably make mistakes in our selection of tenants, and we may rent to tenants whose default on our leases or failure to comply with the terms of the lease or HOA regulations could materially and adversely affect us and the quality and value of our properties. For example, tenants may default on payment of rent, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, make use of our properties for illegal purposes, damage or make unauthorized structural changes to our properties which may not be fully covered by security deposits, refuse to leave the property when the lease is terminated, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with HOA regulations, sub-let to less desirable individuals in violation of our leases or permit unauthorized persons to live with them. In addition, defaulting tenants will often be effectively judgment-proof. The process of evicting a defaulting tenant from a family residence can be adversarial, protracted and costly. Furthermore, some tenants facing eviction may damage or destroy the property. Damage to our properties may significantly delay re-leasing after eviction, necessitate expensive repairs or impair the rental revenue or value of the property. In addition, we will incur turnover costs associated with re-leasing the properties, such as marketing expense and brokerage commissions, and will not collect revenue while the property is vacant. Although we will attempt to work with tenants to prevent such damage or destruction, there can be no assurance that we will be successful in all or most cases. Such tenants will not only cause us not to achieve our financial objectives for the properties in which they live, but may subject us to liability, and may damage our reputation with our other tenants and in the communities where we do business.

Eminent domain could lead to material losses on our investments.

It is possible that governmental authorities may exercise eminent domain to acquire land on which our properties are built in order to build roads or other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected properties, which we believe may be interpreted to be substantially less than the actual value of the property and not give effect to rental revenues generated from such property and accordingly could lead to material losses. Several cities are also exploring proposals to use eminent domain to acquire residential loans to assist borrowers to remain in their homes, potentially reducing the supply of single-family properties for sale in our markets.

Difficulties in selling single-family rental properties could limit our flexibility.

Federal tax laws may limit our ability to earn a gain on the sale of our properties if we are found to have held or acquired the properties with the intent to resell, and this limitation may adversely affect our willingness to sell single-family rental properties under favorable conditions or if necessary for funding purposes. In addition, real estate can at times be difficult to sell quickly when desired at favorable prices. These potential difficulties in selling real estate in our markets may limit our ability to either sell properties that we deem unsuitable for rental or change or reduce the single-family rental properties in our portfolio promptly in response to changes in economic or other conditions.

A significant uninsured property or liability loss could have a material adverse effect on us.

We will carry commercial general liability insurance and property insurance with respect to our single-family rental properties on terms we consider commercially reasonable. There are, however, certain types of losses (such as losses arising from acts of war) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it economically impractical. If an uninsured property loss or a property loss in excess of insured limits were to occur, we could lose our capital invested in a single-family rental property or group of rental properties as well as the anticipated future revenues from such single-family rental property or group of properties. If an uninsured liability to a third party were to occur, we would incur the cost of defense and settlement with or court ordered damages to that third party. A significant uninsured property or liability loss could materially and adversely affect us.

A significant number of our single-family rental properties may be part of home owners’ associations. We and our renters will be subject to the rules and regulations of such home owners’ associations which may be arbitrary or restrictive and violations of such rules may subject us to additional fees and penalties and litigation which may be costly.

A significant number of our single-family rental properties, when acquired, may be subject to HOAs which are private entities that regulate the activities of and levy assessments on properties in a residential subdivision. Some of the HOAs that will govern our single-family rental properties may enact onerous or arbitrary rules that restrict our ability to renovate, market or lease our single-family rental properties or require us to renovate or maintain such properties at standards or costs that are in excess of our planned operating budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale or the use of specific construction materials to be used in renovations. Some HOAs also impose limits on the number of property owners who may rent their homes which, if met or exceeded, may cause us to incur additional costs to sell the affected single-family rental property and opportunity costs of lost rental income. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and we may have renters who violate these HOA rules for which we may be liable as the property owner. Additionally, the boards of directors of the HOAs that will govern our single-family rental properties may not make important disclosures or may block our access to HOA records, initiate litigation, restrict our ability to sell, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with certain HOA rules before acquiring a single-family rental property, and any such excessively restrictive or arbitrary regulations may cause us to sell such property, if possible, prevent us from renting such property or otherwise reduce our cash flow from such property. Any of the above-described occurrences may materially and adversely affect us.

We rely on information supplied by prospective tenants in managing our business.

We rely on information supplied to us by prospective tenants in their rental applications as part of our due diligence process to make leasing decisions, and we cannot be certain that this information is accurate. In particular, we rely on information submitted by prospective tenants regarding household income, tenure at current job, number of children and size of household. Moreover, these applications are submitted to us at the time we evaluate a prospective tenant, and we do not require tenants to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. Even though this information is not updated, we will use it to evaluate the overall average credit characteristics of our portfolio over time. If tenant-supplied information is inaccurate or our tenants’ creditworthiness declines over time, we may make poor leasing decisions and our portfolio may contain more credit risk than we believe. When we acquire properties that are subject to existing leases, we are not able to collect any information on tenant creditworthiness in connection with such acquisition.

We likely will incur costs due to litigation, including but not limited to, class actions, tenant rights claims and consumer demands.

There are numerous tenants’ rights and consumer rights organizations throughout the country. As we grow in scale, we may attract attention from some of these organizations and become a target of legal demands or litigation. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues and displaced home ownership. Some of these organizations may shift their litigation, lobbying, fundraising and grass roots organizing activities to focus on landlord-tenant issues as more entities engage in the single-family rental property market. Additional actions that may be targeted at us include eviction proceedings and other landlord-tenant disputes, challenges to title and ownership rights (including actions brought by prior owners alleging wrongful foreclosure by their lender or servicer) and issues with local housing officials arising from the condition or maintenance of a single-family rental property. While we intend to conduct our rental business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one state or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief. We cannot anticipate what form such legal actions might take or what remedies they may seek. Any of such claims may result in a finding of liability that may materially and adversely affect us.

Additionally, these organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us or may lobby state and local legislatures to pass new laws and regulations to constrain our business operations. If they are successful in any such endeavors, they could directly limit and constrain our business operations and impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions. Any of the above-described occurrences may materially and adversely affect us.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we, through AAMC, Altisource or Ocwen, may acquire and store sensitive data on our network, such as our proprietary business information and personally identifiable information of our prospective and current tenants. The secure processing and maintenance of this information is critical to our business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could materially and adversely affect us.

We may incur substantial costs due to environmental contamination or non-compliance.

Under various federal, state and local environmental and public health laws, regulations and ordinances, we may be required, regardless of knowledge or responsibility, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at our single-family rental properties (including in some cases, asbestos-containing construction materials, lead-based paints, contaminants migrating from offsite sources and natural substances such as methane, mold and radon gas) and may be held liable under these laws or common law to a governmental entity or to third parties for property, personal injury or natural resources damages and for investigation and remediation costs incurred as a result of the contamination. These damages and costs may be substantial and may exceed any insurance coverage we may have for such events, either of which could materially and adversely affect us. The presence of such substances or the failure to properly remediate the contamination may adversely affect our ability to borrow against, sell or rent the affected single-family rental property. In addition, some environmental laws create or allow a government agency to impose a lien on the contaminated site in favor of the government for damages and costs it incurs as a result of the contamination, which may also adversely affect our ability to borrow against, sell or rent the affected single-family rental property.

Our properties will be subject to property and other taxes that may increase over time.

We will be responsible for property taxes for our single-family rental properties, when acquired which may increase as tax rates change and properties are reassessed by taxing authorities. If we fail to pay any such taxes, the applicable taxing authorities may place a lien on the property and the property may be subject to a tax sale. Any such occurrence may materially and adversely affect us.

Risks Related to Our Management and Our Relationship with AAMC, Altisource and Ocwen

We have conflicts of interest with our Manager and our service providers, and the Chairman and other members of our Board of Directors, as well as our management team, have, or could have in the future, conflicts of interest due to their respective relationships with these entities, and such conflicts may be resolved in a manner adverse to us.

We have entered into an asset management agreement with AAMC for administering our business, providing portfolio management services and performing certain of our corporate governance functions. This agreement was not negotiated in an arm’s length transaction and, accordingly, could contain terms, including the basis of calculation of the amount of incentive management fee payable to AAMC, that are less favorable to us than agreements negotiated with unaffiliated third parties might contain. Furthermore, since the calculation of AAMC’s incentive management fee is based on the amount of cash available for distribution to our stockholders, it may cause AAMC to take risks that could increase our cash available for distribution at the expense of other criteria, such as preservation of capital. Actions taken in that regard may fail to generate any returns.

As an externally managed REIT, we have no management or employees and are entirely managed by AAMC, which negotiates all our agreements and deals with all our contractual counterparties on our behalf. For example, we have numerous complex, and critically important, agreements with Ocwen (our servicing agreement) and Altisource (our master services agreement, support services agreement and trademark license agreement), and AAMC acts for us in connection with all those agreements, including monitoring the performance of Ocwen and Altisource under those agreements and exercising any available rights or remedies on our behalf. In addition, we may have additional dealings with Ocwen and Altisource beyond those agreements, such as our February 14, 2013 purchase from Ocwen of a portfolio of non-performing residential mortgage loans.

Altisource and Ocwen are not limited in their ability to compete with us. We will seek to manage these potential conflicts through provisions of our agreements with them and through oversight by independent members of our Board of Directors or general dispute resolution methods. However, there can be no assurance that such measures will be effective, that we will be able to resolve all conflicts with Altisource and Ocwen or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with unaffiliated third parties.

As noted under “Certain Relationships and Related Party Transactions—Share Ownership of our Chairman,” our Chairman currently owns a substantial amount of Altisource, Ocwen and AAMC and our common stock and stock options of Altisource and Ocwen and ours. Each of our executive officers is also an executive officer of AAMC and has interests in our relationship with AAMC that may be different than the interests of our stockholders. In particular, these individuals have a direct interest in the financial success of AAMC, which may encourage these individuals to support strategies in furtherance of the financial success of AAMC that adversely impact us. In addition, certain of our other directors and members of our management team own or may own Altisource and/or Ocwen common stock and stock options due to similar current relationships with Altisource and Ocwen. Such ownership creates conflicts of interest when the Chairman of our Board of Directors and such directors or members of our management team are faced with decisions that involve us and Altisource, Ocwen, AAMC or any of their respective subsidiaries.

Our Board of Directors has approved a very broad investment policy and guidelines for AAMC and will not review or approve each investment decision. We may change our investment policy and guidelines without stockholder consent, which may materially and adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

AAMC is authorized to follow a very broad investment policy and guidelines and, therefore, has great latitude in determining the types of assets that are proper investments for us, as well as the individual investment decisions. In the future, AAMC may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. Our Board of Directors will periodically review our investment policy and guidelines and our investment portfolio but will not review or approve each proposed investment by AAMC unless it falls outside the scope of our previously approved investment policy and guidelines or constitutes a related party transaction.

In addition, in conducting periodic reviews, our Board of Directors will rely primarily on information provided to it by AAMC. Furthermore, AAMC may use complex strategies. Transactions entered into by AAMC may be costly, difficult or impossible to unwind by the time they are reviewed by our Board of Directors. In addition, we may change our investment policy and guidelines and targeted asset classes at any time without the consent of our stockholders, and this could result in our making investments that are different in type from, and possibly riskier than, our current investments or the investments currently contemplated. Changes in our investment policy and guidelines and targeted asset classes may increase our exposure to interest rate risk, counterparty risk, default risk and real estate market fluctuations, which could materially and adversely affect us.

We depend on AAMC as our Manager. We may not be able to retain our exclusive engagement of AAMC under certain circumstances, which could materially and adversely affect us. Termination of AAMC by us without cause is difficult and costly and our agreements with Ocwen and Altisource may simultaneously terminate or be terminated, as applicable.

Our success is dependent upon our relationships with and the performance of AAMC and its key personnel. Key personnel may leave the employment of AAMC, may become distracted by adverse financial or operational issues in connection with their business and activities unrelated to us and over which we have no control or may fail to perform for any reason. AAMC has agreed not to provide the same or substantially similar services to any other party so long as we have on hand an average of $50,000,000 in capital available for investment over the previous two fiscal quarters. Notwithstanding the foregoing, AAMC may engage in any other business or render similar or different services to others, including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having an investment strategy similar to ours, so long as its services to us are not impaired thereby. In the event AAMC provides its services to a competitor, it may be difficult for us to secure a suitable replacement to AAMC on favorable terms, or at all or maintain our engagement of AAMC. In the event that the asset management agreement is terminated for any reason or AAMC is unable to retain its key personnel, it may also be difficult for us to secure a suitable replacement to AAMC on favorable terms, or at all. We are unable to terminate the asset management agreement during the first two years of its term except “for cause” as defined therein. In the event we terminate the asset management agreement without cause or AAMC terminates the asset management agreement due to our default in the performance of any material term of the asset management agreement, we will be required to pay a significant termination fee. Furthermore, if the asset management agreement expires or is earlier terminated, the Ocwen services agreement and the Altisource support agreement and trademark license agreement automatically terminate; and if the asset management agreement is terminated without cause, then Altisource has the right to terminate its master services agreement with us. The occurrence of any of the above-described events could materially and adversely affect us.

Our agreements with our service providers were not negotiated in arms’-length transactions.

We have entered into the master services agreement, the support services agreement and the trademark license agreement with Altisource, and the servicing agreement with Ocwen. The material terms of these are agreements are described in “Certain Relationships and Related Transactions.” None of these agreements were negotiated by arms’-length transactions; accordingly, each of the agreements may contain terms that are less favorable to us than agreements negotiated with unaffiliated third parties might contain.

The master services agreement, pursuant to which we obtain critically important operational services from Altisource, including, among many others, renovation services, property preservation services, insurance and leasing services, has an initial term of 15 years, and cannot be terminated by us to permit us to obtain better pricing or service from third parties. In addition, Altisource has no liability to us for its negligence in performing services for us under the agreement, unless that negligence rises to the level of gross negligence or willful misconduct. Moreover, the agreement is governed by the laws of the Grand Duchy of Luxembourg, the courts of which are the exclusive forum for any disputes that may arise under the agreement. This will make it more difficult and expensive for us to enforce our rights under the agreement against Altisource, which is organized under the laws of the Grand Duchy.

The support services agreement, pursuant to which we obtain critically important administrative services from Altisource, including, among many others, finance and accounting, human resources, legal and risk management services, permits Altisource to establish “reasonable priorities” as between Altisource and its other affiliates, and us as to the provision of any service if Altisource determines that such priorities are necessary to avoid any adverse effect to Altisource and its other affiliates. Prioritization may result in an insufficiency of resources available to us. In addition, Altisource has no liability to us for its negligence in performing services for us under the agreement, unless that negligence rises to the level of gross negligence or willful misconduct.

The trademark license agreement, pursuant to which we license the mark “Altisource” from Altisource, is terminable by Altisource for any reason upon 30 days’ notice. The agreement also terminates automatically as soon as practicable, but within 30 days, upon the termination of our asset management agreement with AAMC. Upon any such termination, we would be required to cease doing business using the name “Altisource” and would have to change our corporate name, both of which would have a material adverse effect upon our business. All goodwill associated with our use of the mark “Altisource” is not an asset of ours and such goodwill cannot be transferred by us to a third party. In addition, we need to obtain the consent of Altisource before we are permitted to register the licensed mark in any jurisdiction in the world. Failure to obtain such consent could have a material adverse effect on us, including our ability to expand our business into new jurisdictions.

In addition, we are required to pay Altisource for the services it provides under the master services agreement, support services agreement and trademark license agreement.

We are party to a servicing agreement with Ocwen, pursuant to which we obtain critically important services from Ocwen, including, among many others, the servicing of our acquired residential mortgage loans, loan modification services, assisted deed-in-lieu services, assisted deed-for-lease services and other loss mitigation services. The agreement provides for an initial term of 15 years. Ocwen may terminate, at its sole option, its obligations under the servicing agreement upon 60 days’ written notice, without cause. In the event the asset management agreement is terminated without cause by us or for cause by AAMC, the servicing agreement with Ocwen shall be terminated. Upon any such termination, it may be difficult for us to secure a suitable replacement or we may secure an alternative servicer with less effective servicing platforms or at greater expense.

Failure of Altisource to effectively perform its obligations under various agreements with us including the master services agreement, could materially and adversely affect us.

Both AAMC and we have engaged Altisource to provide services. If for any reason Altisource is unable to perform the services described under these agreements at the level and/or the cost that we anticipate, alternate service providers may not be readily available on favorable terms, or at all, which could adversely affect AAMC’s performance under the asset management agreement with us. Altisource’s failure to perform the services under these agreements with would have a material adverse effect on us.

Failure of Ocwen to effectively perform its servicing obligations under the servicing agreement could have a material adverse effect on us.

We are contractually obligated to service the residential mortgage loans that we acquire. We do not have any employees, servicing platform, licenses or technical resources necessary to service our acquired loans. Consequently, we have engaged Ocwen to service the non-performing and sub-performing loans we acquire. If for any reason Ocwen is unable to service these loans at the level and/or the cost that we anticipate, or if we fail to pay Ocwen or otherwise default under the Ocwen servicing agreement, and Ocwen ceases to act as our servicer, an alternate servicer may not be readily available on favorable terms, or at all, which could have a material adverse effect on us.

AAMC has a contractually defined duty to us rather than a fiduciary duty.

Under the asset management agreement, AAMC has a contractual, as opposed to a fiduciary, relationship with us that limits AAMC’s obligations to us to those specifically set forth in the asset management agreement. The ability of AAMC and its officers and employees to engage in other business activities may reduce the time AAMC spends managing us. In addition, unlike the fiduciary relationship we have with our directors, there is no statutory standard of conduct under the Maryland General Corporation Law, which we refer to as “MGCL,” for officers of a Maryland corporation. Instead, officers of a Maryland corporation including our officers who are employees of AAMC, are subject to general agency principles including the exercise of reasonable care and skill in the performance of their responsibilities as well as the duties of loyalty, good faith and candid disclosure.

Our directors have the right to engage or invest in the same or similar businesses as ours.

Our directors may have other investments and business activities in addition to their interest in, and responsibilities to, us. Under the provisions of our Charter and our bylaws (the “Bylaws”), our directors have no duty to abstain from exercising the right to engage or invest in the same or similar businesses as ours or employ or otherwise engage any of the other directors. If any of our directors who are also directors, officers or employees of Altisource, Ocwen, AAMC or any other company acquires knowledge of a corporate opportunity or is offered a corporate opportunity outside of his capacity as one of our directors, then our Bylaws provide that such director will be permitted to pursue that corporate opportunity independently of us, so long as the director has acted in good faith. Our Bylaws provide that, to the fullest extent permitted by law, such a director will be deemed to have satisfied his fiduciary duties to us and will not be liable to us for pursuing such a corporate opportunity independently of us. This may create actual or potential conflicts of interest between us and certain of our directors and result in less than favorable treatment of us and our stockholders.

Risks Related to Our Qualification as a REIT

Failure to qualify as a REIT could materially and adversely affect us.

We intend to make an election to be treated as a REIT for U.S. federal income tax purposes beginning the year ended December 31, 2013. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with this offering, we will receive an opinion from Weil, Gotshal & Manages LLP, our special REIT tax counsel, that commencing with our taxable year ending on December 31, 2013, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. Investors should be aware that Weil, Gotshal & Manages LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Weil, Gotshal & Manages LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual operating results, certain qualification tests set forth in the federal income tax laws. Weil, Gotshal & Manages LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distribution to our stockholders because:

•	we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income;

•	we could be subject to the federal alternative minimum tax to a greater extent and possibly increased state and local taxes; and

•	unless we are entitled to relief under certain federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it could materially and adversely affect us and the market price of our common stock. See “U.S. Federal Income Tax Considerations.”

Our Manager has no experience operating a REIT and we cannot assure you that AAMC’s past experience will be sufficient to successfully manage our business as a REIT.

AAMC has never operated a REIT and our management has no experience in complying with the income, asset, and other limitations imposed by the REIT provisions of the Code. The REIT provisions of the Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such event, we could be materially and adversely affected.

Our tax position with respect to the accrual of interest and market discount income with respect to distressed mortgage loans involves risk.

We do not accrue interest income or market discount on defaulted or delinquent loans when certain criteria are satisfied. The criteria generally relate to whether those amounts are uncollectible or of doubtful collectibility. If the Internal Revenue Service were to challenge this position successfully, we could be subject to entity level excise tax as a result of “deficiency dividends” that we may be required to pay to our stockholders at the time of such an adjustment to our income in order to maintain our qualification as a REIT.

Compliance with REIT requirements may cause us to forego otherwise attractive opportunities which may hinder or delay our ability to meet our investment objectives and reduce your overall return.

To qualify as a REIT, we are required at all times to satisfy certain tests relating to, among other things, the sources of our income, the nature and diversification of our assets, our financing and hedging strategies, the ownership of our stock and amounts we distribute to our stockholders. Compliance with the REIT requirements may preclude us from certain financing or hedging strategies or cause us to forego otherwise attractive opportunities which may hinder or delay our ability to meet our investment objectives and reduce your overall return. For example, we may be required to pay distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution.

Compliance with REIT requirements may force us to liquidate otherwise attractive investments, which could materially adversely affect us.

To qualify as a REIT, at the end of each calendar quarter, at least 75% of our assets must consist of qualified real estate assets, cash, cash items and government securities. In addition, no more than 25% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries. Except for securities that qualify for purposes of the 75% asset test above and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries, our investment in the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain “straight debt” securities. In order to satisfy these requirements, we may be forced to liquidate otherwise attractive investments, potentially at a loss, which could materially and adversely affect us.

Failure to make required distributions would subject us to federal corporate income tax.

We intend to continue to operate in a manner so as to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

We may pay taxable dividends on our common stock in common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We may distribute taxable dividends that are payable in cash and common stock at the election of each stockholder. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2013 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and common stock.

If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we made a taxable dividend payable in cash and our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may be viewed as economically equivalent to a dividend reduction and put downward pressure on the market price of our common stock. We do not currently intend to pay taxable dividends in the form of our common stock and cash, although we may choose to do so in the future.

The IRS may deem the gains from sales of our properties to be subject to a 100% prohibited transaction tax.

From time to time, we may be forced to sell properties that do not meet our investment objectives or we may need to sell properties or other assets to satisfy our REIT distribution requirements, to satisfy other REIT requirements or for other purposes. The IRS may deem one or more sales of our properties to be “prohibited transactions.” If the IRS takes the position that we have engaged in a “prohibited transaction” (i.e., if we sell a property held by us primarily for sale in the ordinary course of our trade or business), the gain we recognize from such sale would be subject to a 100% tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax; however, there is no assurance that we will be able to qualify for the safe harbor. We do not intend to hold property for sale in the ordinary course of business; however, there is no assurance that our position will not be challenged by the IRS especially if we make frequent sales or sales of property in which we have short holding periods.

In the future, we could be required to sell assets, borrow funds or raise equity capital to fund our distributions or to make a portion of our distributions in the form of a taxable stock distribution.

Our Board of Directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders, and the amount of such distributions may be limited. In the future, we could be required to sell assets, borrow funds or raise equity capital to fund our distributions or to make a portion of our distributions in the form of a taxable stock distribution. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, we could be materially and adversely affected. To the extent we may have to raise equity capital, we may be unable to do so at attractive prices, on a timely basis or at all, which could adversely affect our ability to make distributions to our stockholders. Our Board of Directors will make determinations regarding distributions based upon various factors, including our historical and projected financial condition, liquidity and results of operations, financing covenants, maintenance of our REIT qualification, applicable law and other factors, as our Board of Directors may deem relevant from time to time.

Even if we qualify as a REIT, we may be subject to tax liabilities that could materially and adversely affect us.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise tax or penalty tax (which could be significant in amount) in order to utilize one or more of the relief provisions under the Code to maintain our qualification as a REIT. In order to meet the REIT qualification requirements or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of “dealer property,” we may also move or hold some of our assets or conduct activities through a TRS. In addition, if we lend money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to us, which could result in an even higher corporate level tax liability. Any of these taxes would decrease cash available for distribution to our stockholders.

Furthermore, the Code imposes a 100% tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis. We will structure our transaction with any TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurances, however, that we will be able to avoid application of the 100% tax.

Any such additional tax liabilities would have an adverse effect on us.

Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates.

The maximum U.S. federal income tax rate for “qualifying dividends” payable by U.S. corporations to individual U.S. stockholders is 23.8%, including a new 3.8% Medicare tax. However, ordinary dividends payable by REITs are generally not eligible for the reduced rates and generally are taxed at ordinary income rates (the maximum individual rate being 39.6%).

We may be subject to legislative or regulatory tax changes that could materially and adversely affect us.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be materially and adversely affected by any such change in or any new, federal income tax law, regulation or administrative interpretation.

Risks Related to Our Organization and Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law, generally, a director will not be liable if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our Charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

Our Charter and Bylaws provide for indemnification of our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our Bylaws require us to indemnify each director and officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our Charter and Bylaws or that might exist with other companies.

Our Charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our Board of Directors and our management.

Our Charter provides that a director may be removed only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors, subject to the rights of holders or one or more classes or series of preferred stock to elect or remove one or more directors. Our Charter also provides that vacancies on our Board of Directors may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements prevent stockholders from removing directors except with a substantial affirmative vote and from replacing directors with their own nominees and may prevent a change in control that is in the best interests of our stockholders.

Our Charter may limit or otherwise discourage a takeover or business combination that could otherwise benefit our stockholders.

Our Charter, with certain exceptions, authorizes our Board of Directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board of Directors, no person may own more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. A person that did not acquire more than 9.8% of our outstanding shares of common or capital stock may become subject to our Charter restrictions if repurchases by us cause such person’s holdings to exceed 9.8% of our outstanding shares of common or capital stock. Any attempt to own or transfer shares of our common stock in excess of the ownership limit without the consent of our Board of Directors will be void or will result in those shares being transferred to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote those excess shares. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

Our Board of Directors may also, without stockholder approval, amend our Charter to increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue and to classify or reclassify any unissued shares of our common or preferred stock, and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may authorize the issuance of additional shares or establish a series of common or preferred stock that may have the effect of delaying or preventing a change in control, including transactions at a premium over the market price of our shares, even if stockholders believe that a change in control is in their interest. These provisions, along with the restrictions on ownership and transfer contained in our Charter and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our common stock.

Certain provisions of Maryland law could inhibit changes in control, preventing our stockholders from realizing a potential premium over the market price of our stock in a proposed acquisition.

Certain provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Subject to limitations, the “business combination” provisions of the MGCL that prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock, if our Board of Directors did not approve in advance the transaction by which a stockholder otherwise would have become an interested stockholder) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our Board of Directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Board of Directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, our Board of Directors has by resolution exempted business combinations between us and any other person. There is no assurance that our Board of Directors will not supersede this resolution in the future.

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, except solely by virtue of a revocable proxy, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our employees who are also our directors.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our Board of Directors, without stockholder approval and regardless of what is currently provided in our Charter or Bylaws, to implement certain provisions if we have a class of equity securities registered under the Exchange Act and at least three independent directors (which we have). These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. Our Charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL allowing vacancies on our Board of Directors to be filled only by the affirmative vote of the remaining directors in office.

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC Staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We believe that our $18.0 million investment commitment in NewSource does not meet the definition of “qualifying interest.” Any significant acquisition by us of non-real estate assets without the acquisition of substantial real estate assets could cause us to meet the definitions of an “investment company.” If we are deemed to be an investment company, we could be required to dispose of our NewSource investment or a portion thereof, potentially at a loss, in order to qualify for the 3(c)(5)(C) exception. We may also be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

In August 2011, the SEC issued a concept release which indicated that the SEC is reviewing whether issuers who own certain mortgage related investments which rely on the exception from registration under Section 3(c)(5)(C), should continue to be allowed to rely on such exception from registration. We cannot provide you with any assurance that the outcome of the SEC’s review will not require us to register under the Investment Company Act. If we are determined to be an investment company, and we fail to qualify for this exception from registration as an investment company or the SEC determines that companies that engage in businesses similar to ours are no longer able to rely on this exception, we may be required to register as an investment company under the Investment Company Act.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	restrictions on leverage or senior securities;

•	restrictions on unsecured borrowings;

•	prohibitions on transactions with affiliates;

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our stockholders could be materially adversely affected.

Risks Related to Our Common Stock

The market price and trading volume of our common stock may be volatile and may be affected by market conditions beyond our control.

The price at which our common stock trades has fluctuated, and may continue to fluctuate, significantly. The market price of our common stock may fluctuate in response to many things, including but not limited to:

•	variations in our actual or anticipated results of operations, liquidity or financial condition;

•	changes in, or the failure to meet, our financial estimates or those of securities analysts;

•	the amount and timing of any cash distributions;

•	actions or announcements by our competitors;

•	actual or perceived conflicts of interest, or the discontinuance of our strategic relationships, with AAMC, Altisource and Ocwen;

•	actual or anticipated accounting problems;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	regulatory actions;

•	changes in the market outlook for the real estate, mortgage or housing markets;

•	technology changes in our business;

•	changes in interest rates that lead purchasers of our common stock to demand a higher yield;

•	future equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	actions by our stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

•	failure to maintain the listing of our common stock on the New York Stock Exchange;

•	failure to qualify or maintain our qualification as a REIT;

•	failure to maintain our exemption from registration under the Investment Company Act;

•	changes in accounting principles;

•	passage of legislation or other regulatory developments that adversely affect us or our industry; and

•	departure of AAMC’s, and therefore our, key personnel.

The market prices of securities of public REITs have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. These market fluctuations could result in extreme volatility in the market price of our common stock.

Furthermore, our small size and different investment characteristics may not continue to appeal to our investor base, and they may seek to dispose of large amounts of our common stock. There is no assurance that there will be sufficient buying interest to offset those sales, and, accordingly, the market price of our common stock could be depressed and/or experience periods of high volatility.

The availability and timing of cash distributions is uncertain.

We are generally required to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year in order for us to qualify as a REIT under the Code, which requirement we currently intend to satisfy through quarterly cash distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus.

Our Board of Directors, in its sole discretion, will determine the amount and timing of any distributions. In making such determinations, our Board of Directors will consider all relevant factors, including, without limitation, the amount of cash available for distribution, capital expenditures and general operational requirements. Our Board of Directors will also consider our ability to successfully modify and refinance or sell distressed loans or convert them into performing single-family rental properties, and the timing thereof, and our historical and projected financial condition, liquidity and results of operations, any financing covenants, maintenance of our REIT qualification, applicable law and such other factors as our Board of Directors may deem relevant from time to time. We intend over time to make regular quarterly distributions to holders of our common stock. However, we bear all expenses incurred by our operations, and the funds generated by our operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our stockholders. In addition, our Board of Directors, in its discretion, may retain any portion of such cash in excess of our REIT taxable income for working capital. We cannot assure you how long it may take to generate sufficient available cash flow to fund distributions, nor can we assure you that sufficient cash will be available to make distributions to you. With a limited operating history, we cannot predict the amount of distributions you may receive, and we may be unable to make, maintain or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Because we may receive rents and income from our properties at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distribution will be affected by many factors, including, without limitation, the amount of time it takes for us to deploy the net proceeds from this offering into our target assets, the amount of income we will earn from those investments, the amount of our operating expenses and many other variables. Actual cash available for distribution may vary substantially from our expectations.

While we intend to fund the payment of quarterly distributions to our stockholders entirely from distributable cash flows, in the future we could be required to sell assets, borrow funds or raise equity to make distributions to our stockholders, which, if not available on favorable terms, or at all, may require us to eliminate or otherwise reduce such distributions or to make a portion of such distributions in the form of a taxable stock distribution. We currently do not intend to use the proceeds of this offering to make distributions to our stockholders. In the event we are unable to consistently fund future quarterly distributions to our stockholders entirely from distributable cash flows, the market price of our common stock may be negatively impacted.

The reduced disclosure requirements applicable to us as an “emerging growth company” may make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act of 2012, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We may remain an “emerging growth company” for up to five full fiscal years following our separation. We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we have more than $1 billion in annual revenue in a fiscal year, if we issue more than $1 billion of non-convertible debt over a three-year period or on the date we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. If some investors find our common stock less attractive as a result of the exemptions available to us as an emerging growth company, there may be a less active trading market for our common stock and our stock price may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

The incurrence or issuance of debt, which ranks senior to our common stock upon our liquidation, and future issuances of equity or equity-related securities, which would dilute the holdings of our existing common stockholders and may be senior to our common stock for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our common stock.

We have incurred debt and may in the future incur or issue additional debt or issue equity or equity-related securities. Upon our liquidation, lenders and holders of our debt and holders of our preferred stock will receive a distribution of our available assets before common stockholders. Any future incurrence or issuance of debt will increase our interest cost and could adversely affect our results of operations and cash flows. We are not required to offer any additional equity securities to existing common stockholders on a preemptive basis. Therefore, additional issuances of common stock, directly or through convertible or exchangeable securities (including limited partnership interests in our operating partnership), warrants or options, will dilute the holdings of our existing common stockholders and such issuances, or the perception of such issuances, may reduce the market price of our common stock. Our preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders. Because our decision to incur or issue debt or issue equity or equity-related securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common stockholders bear the risk that our future incurrence or issuance of debt or issuance of equity or equity-related securities will adversely affect the market price of our common stock.

Sales or issuances of shares of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. The issuance of our common stock in connection with property, portfolio or business acquisitions or the exercise of outstanding stock options or otherwise could also have an adverse effect on the market price of our common stock. See “Shares Eligible for Future Sale.”

We and our officers and directors have agreed that, for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for sale into the market, subject to applicable law, which could reduce the market price for our common stock.

An increase in market interest rates may have an adverse effect on the market price of our common stock and our ability to make distributions to our stockholders.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate on shares of our common stock or seek alternative investments paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can adversely affect the market price of our common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of shares of our common stock could decrease because potential investors may require a higher distribution yield on shares of our common stock as market rates on our interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our results of operations and cash flows and our ability to make distributions to our stockholders.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Factors that may materially affect such forward-looking statements include, but are not limited to:

•	our ability to implement our business strategy;

•	our ability to make distributions to our stockholders;

•	the impact of changes to the supply of, value of and the returns on sub-performing and non-performing loans;

•	our ability to successfully modify or otherwise resolve sub-performing and non-performing loans;

•	our ability to convert loans to single-family rental properties generating attractive returns;

•	our ability to predict our costs;

•	difficulties in identifying sub-performing and non-performing loans and single-family properties to acquire;

•	our ability to effectively compete with our competitors;

•	our ability to apply the net proceeds from this offering in our target assets in a timely manner;

•	changes in interest rates and the market value of the collateral underlying our sub-performing and non-performing loan portfolios or acquired single-family properties;

•	our ability to obtain and access financing arrangements on favorable terms, or at all;

•	our ability to retain our exclusive engagement of AAMC;

•	the failure of Altisource to effectively perform its obligations under various agreements with us;

•	the failure of Ocwen to effectively perform its servicing obligations under the Ocwen servicing agreement;

•	our failure to qualify or maintain qualification as a REIT;

•	our failure to maintain our exemption from registration under the Investment Company Act;

•	the impact of adverse real estate, mortgage or housing markets; and

•	the impact of adverse legislative or regulatory tax changes.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we assume no obligation to update forward-looking statements to reflect changes in underlying assumptions or factors, or new information, except to the extent required by applicable laws. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our common stock in this offering will be approximately $194.2 million, or approximately $223.5 million if the underwriters exercise their option to purchase additional shares of common stock in full, based on an offering price at the Assumed Public Offering Price and after deducting underwriting discounts and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the Assumed Public Offering Price would increase (decrease) the net proceeds to us from this offering by $9.7 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable to us.

We will contribute the net proceeds of this offering to the operating partnership, which will use the net proceeds of this offering to purchase additional sub-performing and non-performing residential mortgage loans (which may include a portion of the August 2013 loans), to pay servicing fees for our sub-performing and non-performing loan portfolios, to renovate the single-family rental properties we acquire, for rental and property management expenses, to pay fees and expenses to our Manager under the asset management agreement, to fund our investment in NewSource and for working capital. Pending application of any portion of the net proceeds, the operating partnership will invest such funds in interest-bearing accounts and short-term, interest-bearing securities that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the Investment Company Act. These investments are expected to provide lower net returns than what we will seek to achieve from our target assets. There can be no assurance as to our ability to deploy the net proceeds from this offering into our target assets (including our ability to purchase any of the August 2013 loans) or as to the timing of any deployment.

DISTRIBUTION POLICY

We intend to make quarterly distributions to our stockholders in the future consistent with maintaining our REIT qualification for U.S. federal income tax purposes. Dividends and other distributions will be authorized by our Board of Directors, in its sole discretion, out of funds legally available therefor. We cannot assure you that distributions will be made or sustained in the future or that our Board of Directors will not change our distribution policy in the future. Any dividends or other distributions we pay in the future will depend upon a number of factors, including, without limitation, our ability to successfully modify and refinance or sell distressed loans or convert them into performing single-family rental properties, and the timing thereof, our historical and projected financial condition, liquidity and results of operations, any financial covenants, maintenance of our REIT qualification, applicable law and such other factors as our Board of Directors may deem relevant from time to time. For more information regarding risk factors that could materially and adversely affect us, please see “Risk Factors.”

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. We currently do not intend to use the proceeds of this offering to make distributions to our stockholders.

We have a limited operating history. We cannot assure you that we will generate sufficient available cash flow to fund distributions to our stockholders in the future. See “Risk Factors—Risks Related to Our Common Stock—The availability and timing of cash distributions is uncertain.”

To the extent that in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets, borrow funds or raise equity capital to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We generally will not be required to make distributions with respect to activities conducted through any TRS.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

For a more complete discussion of the tax treatment of distributions to holders of shares of our common stock, see “U.S. Federal Income Tax Considerations.”

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2013 (1) on an actual basis and (2) as adjusted to reflect the issuance and sale of the 10,000,000 shares of our common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares) at the Assumed Public Offering Price and after deducting underwriting discounts and estimated offering expenses. You should read this table together with the section titled “Use of Proceeds” and our unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2013
	Actual	As Adjusted for this Offering(1)
	(in thousands, except share amounts)
Total debt(2)	$472	$472
Stockholders’ equity:

Preferred stock, par value $0.01 per share; 100,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, par value $0.01 per share; 200,000,000 shares authorized:
25,067,204 shares of common stock issued and outstanding, actual; 35,067,204 shares of common stock issued and outstanding, as adjusted(3)	251	351
Additional paid-in capital(4)	409,340	603,463
Retained earnings	4,154	4,154
Other comprehensive income	—	—

Total stockholders’ equity	413,745	607,968

Total capitalization	$414,217	$608,440

(1)	Does not give effect to acquisitions of residential mortgage loans, payment of our quarterly dividend or borrowings under our repurchase agreements subsequent to June 30, 2013, and assumes no exercise of the underwriters’ option to purchase additional shares. See “Prospectus Summary—Acquisitions of Portfolios of Residential Mortgage Loans” for additional information regarding such acquisitions and “Prospectus Summary—Recent Developments” for additional information regarding such dividend and borrowings under our repurchase agreements.
(2)	Represents amounts outstanding under our initial repurchase agreement as of June 30, 2013. The maximum aggregate funding available to us under all of our repurchase agreements (including our two new repurchase agreements) is $425.0 million, subject to certain sublimits, eligibility requirements and conditions precedent to each funding. As of September 23, 2013, an aggregate of $162.2 million was outstanding under our repurchase agreements.
(3)	Excludes 979,619 shares of our common stock subject to options issued under our option plans as part of our separation from Altisource. No additional shares of common stock are reserved for issuance under such plans. As adjusted amount does not give effect to 17,473 shares of common stock issued upon exercise of options under such plans subsequent to June 30, 2013. Also excludes 95,735 shares of common stock reserved for issuance under our Director Plan.
(4)	As adjusted amount has been reduced by estimated offering expenses.

Each $1.00 increase (decrease) in the Assumed Public Offering Price would increase (decrease) the net proceeds to us from this offering by $9.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and would increase (decrease) each of additional paid-in capital and total stockholders’ equity by $9.7 million.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the New York Stock Exchange (the “NYSE”) under the symbol “RESI” since December 13, 2012. Prior to that time, there was no public market for our common stock. The following table presents the high and low sales prices for our common stock on the NYSE for the periods indicated.

	High	Low
2012:
Quarter ended December 31, 2012 (since December 13, 2012)	$18.44	$13.50

2013:
Quarter ended March 31, 2013	$21.00	$15.25
Quarter ended June 30, 2013	$20.40	$15.41
Quarter ending September 30, 2013 (through September 23, 2013)	$20.40	$16.45

The closing sale price of our common stock, as reported by the NYSE, on September 23, 2013, was $20.09. As of September 23, 2013, there were 83 holders of record of our common stock. The number of beneficial stockholders is substantially greater than the number of holders as a large portion of our stock is held through brokerage firms.

Our Board of Directors has declared a quarterly cash dividend of $0.10 per share of common stock, payable on September 30, 2013 to all stockholders of record as of the close of business on September 19, 2013. This dividend is not payable with respect to any shares of common stock sold in this offering.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock immediately after this offering. Our historical net tangible book value as of June 30, 2013 was $413.7 million, or $16.51 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding.

After giving effect to the sale of 10,000,000 shares of common stock in this offering at the Assumed Public Offering Price and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2013 would have been $608.0 million or $17.34 per share. This amount represents an immediate increase in net tangible book value to our existing stockholders of $0.83 per share and an immediate dilution to investors in this offering of $2.75 per share. The following table illustrates this per share dilution:

Assumed Public Offering Price per share	$20.09
Historical net tangible book value per share as of June 30, 2013	$16.51
As adjusted net tangible book value per share after giving effect to this offering	$17.34
Dilution in as adjusted net tangible book value per share to investors in this offering	$2.75

Each $1.00 increase (decrease) in the Assumed Public Offering Price would increase (decrease) the net tangible book value by $9.7 million, the net tangible book value per share after this offering by $0.28 per share and the dilution in net tangible book value per share to investors in this offering by $0.72 per share, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discount and offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, our as adjusted net tangible book value (calculated as described above) at June 30, 2013 would have been $637.2 million, or $17.43 per share, representing an immediate increase in as adjusted net tangible book value to our existing stockholders of $0.92 per share and an immediate dilution to investors in this offering of $2.66 per share.

The following table summarizes as of June 30, 2013, on an as adjusted basis, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by investors in this offering, and before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders	25,067,204	71%	$413,745	(1)	67%	$16.51
Investors in this offering	10,000,000	29%	$200,900		33%	$20.09
Total	35,067,204	100%	$614,645		100%	$17.53

(1)	Includes 7,810,708 shares of common stock issued in the separation transaction, 17,250,000 shares of common stock issued in a public offering completed on May 1, 2013 at a public offering price of $18.75 per share and 4,790 shares of common stock issued upon exercise of options at a weighted average exercise price of $1.97. For the shares issued in the separation transaction, assumes total consideration paid was amount contributed by Altisource.

The above discussion and tables also assume no exercise of any outstanding stock options. To the extent any such stock options are exercised, there will be further dilution to investors in this offering.

SELECTED FINANCIAL DATA

The following tables set forth our consolidated selected financial data for the periods presented. The selected statement of operations data for the period from June 7, 2012 (Inception) to December 31, 2012 and the selected balance sheet data as of December 31, 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected statement of operations data for the six months ended June 30, 2013 and the selected balance sheet data as of June 30, 2013 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and notes thereto and, in the opinion of our management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the information for the unaudited interim periods. Our historical results for prior interim periods are not necessarily indicative of results to be expected for a full year or for any future period.

You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	June 7, 2012 (Inception) to December 31, 2012	Six Months Ended June 30, 2013
		(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Net gain on investments:
Net unrealized gain on mortgage loans	$—	$8,293
Net realized gain on mortgage loans	—	2,106

Total net gain on investments	—	10,399
Expenses:
Residential rental property operating expenses	—	84
Related party mortgage loan servicing costs	—	1,634
Interest expense	—	696
Related party general and administrative	42	2,234
General and administrative	47	1,701

Total expenses	89	6,349
Other income	—	193

Net income (loss)	$(89)	$4,243

(Loss)/earnings per share of common stock—basic:
(Loss)/Earnings per basic share	$(0.01)	$0.31
Weighted average common stock outstanding—basic	7,810,708	13,624,599
(Loss)/Earnings per share of common stock—diluted:
(Loss)/Earnings per diluted share	$(0.01)	$0.29
Weighted average common stock outstanding—diluted	7,810,708	14,522,227

	As of December 31, 2012	As of June 30, 2013
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$100,005	$223,315
Mortgage loans	$—	$163,520
Total assets	$100,011	$415,856
Total liabilities	$100	$2,111
Total stockholders’ equity	$99,911	$413,745

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. This section contains forward-looking statements that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Risk Factors.” See “Cautionary Statement Regarding Forward-Looking Statements.”

We were formed on July 19, 2012, and our operating partnership was formed on June 7, 2012, which we refer to in this prospectus as “Inception.” On December 21, 2012, we were spun-off from Altisource and became a stand-alone public company. We have not yet completed a full year as a stand-alone public company. The historical results presented below may not be indicative of our future performance and do not necessarily reflect what our financial position would have been had we operated as a separate, stand-alone entity since Inception.

Overview

Altisource Residential Corporation was incorporated in Maryland on July 19, 2012, as a wholly owned subsidiary of Altisource Portfolio Solutions S.A. On December 21, 2012, which we refer to as the “separation date,” we separated from Altisource and became a stand-alone publicly traded company through the contribution to us by Altisource of $100 million of equity capital and the distribution of our shares of common stock to the shareholders of Altisource.

We acquire and manage single-family rental properties primarily by acquiring portfolios of sub-performing and non-performing residential mortgage loans throughout the United States. Our preferred resolution methodology is to modify the subperforming and non-performing loans. We believe modification followed by refinancing generates near-term cash flows, provides the highest possible economic outcome for us and is a socially responsible business strategy because it keeps more families in their homes. We expect a majority of our sub-performing and non-performing loans to be converted to single-family rental properties that we believe will generate long-term returns for our stockholders.

During the first six months of 2013, we acquired three portfolios of residential mortgage loans. The portfolios consisted of 1,410 residential mortgage loans, substantially all of which were non-performing, having an aggregate UPB of $349.5 million and an aggregate market value of underlying properties of $255.0 million as of the respective cut-off dates for the transactions.

In August and September 2013, we acquired two separate portfolios of residential mortgage loans from HUD and SerVertis. The portfolios consisted of 2,270 residential mortgage loans, substantially all of which were non-performing, having an aggregate UPB of approximately $392 million and an aggregate market value of underlying properties of approximately $308 million as of the respective cut-off dates, which were in June, July, August and September 2013 for the loans purchased from HUD and August 22, 2013 for the loans purchased from SerVertis. The loans were originated by various entities related and unrelated to the respective sellers. For additional information on our portfolio, see “Business and Properties—Current Portfolio.”

In August 2013, we agreed in principle to acquire a portfolio of residential mortgage loans, substantially all of which were non-performing, consisting of an aggregate of 2,966 mortgage loans with approximately $922 million of UPB and approximately $790 million in aggregate market value of underlying properties. The loans were originated by various entities related and unrelated to the seller. We are actively conducting secondary due diligence on this portfolio. Subject to satisfactory due diligence results and final agreement on terms, we currently anticipate completing this acquisition in two separate closings in the third and fourth quarters of 2013. There can be no assurance that we will be able to reach a definitive agreement with the seller regarding the acquisition of this portfolio in whole or in part on a timely basis or at all.

On March 22, 2013, September 12, 2013 and September 23, 2013, we entered into three separate repurchase agreements to finance the acquisition and ownership of residential mortgage loans and REO properties. The maximum aggregate funding available to us under these repurchase agreements is $425.0 million, subject to certain sublimits, eligibility requirements and conditions precedent to each funding. As of September 23, 2013, an aggregate of $162.2 million was outstanding under our repurchase agreements. All obligations under the repurchase agreements are guaranteed by us. The repurchase agreements mature on varying dates from 364 days after execution to 30 months after execution. See “—Liquidity and Capital Resources” for additional information.

Operation of Our Business Model

We believe our business model provides us with operating capabilities that are difficult to replicate and positions us to capitalize on substantial market opportunities. Our success will be dependent on our ability to acquire single-family properties at an attractive acquisition basis, effectively manage properties in our rental portfolio and raise capital at accretive rates, which we believe will help us achieve our business objective of generating attractive risk-adjusted returns for our stockholders through dividends and capital appreciation. As more fully described below, during the second quarter of 2013, we accomplished the following:

•

As described above, we have agreed to acquire non-performing loan portfolios with a total of $470 million in UPB that we believe meet our return targets and other investment criteria. With the closing of these acquisitions, our portfolio will represent approximately 4,100 loans with $820 million in UPB and $625 million in market value of underlying properties;

•	We are meeting our initial targets for loan resolutions. While loan resolutions are long lead-time activities, we are to date achieving the targets that we set for our portfolio; and

•	We successfully raised approximately $309.5 million in net proceeds in a public offering of our common stock.

Our Manager and Our Service Providers

We are managed by AAMC. AAMC was formed on March 15, 2012 as a wholly owned subsidiary of Altisource and was spun off from Altisource into a stand-alone publicly traded company concurrently with our separation from Altisource. We rely on AAMC for administering our business and performing certain of our corporate governance functions. AAMC also provides portfolio management services in connection with our acquisition of sub-performing and non-performing loans and single-family rental properties. Pursuant to the asset management agreement, we will pay AAMC an incentive management fee based on the amount of cash available for distribution to our stockholders. In addition, we reimburse AAMC for certain expenses. For additional information on these fees and expenses, see “Our Asset Manager and the Asset Management Agreement.”

On the separation date, we also entered into long-term service agreements with Ocwen, a leading residential mortgage loan servicer, and Altisource, a leading provider of real estate and mortgage portfolio management, asset recovery and customer relationship management services. We are obligated to pay fees to Ocwen and Altisource under these agreements and to reimburse them for certain expenses. For additional information, see “Certain Relationships and Related Party Transactions.”

Factors Affecting Our Results

We expect our results of operations to be affected by various factors, many of which are beyond our control, including the following:

Acquisitions

Our operating results will depend heavily on sourcing sub-performing and non-performing loans. As a result of the economic crisis in 2008, we believe that there is currently a large supply of sub-performing and nonperforming loans available to us for acquisition. We believe the available supply provides for a steady acquisition pipeline of assets since we plan on targeting just a small percentage of the population. We further believe that we will be able to purchase residential mortgage loans at lower prices than REO properties because sellers of such loans will be able to avoid paying the costs typically associated with home sales, such as broker commissions and closing costs of up to 10% of gross proceeds of the sale.

Similar to our previous acquisitions, we expect to acquire single-family rental properties primarily through our acquisition of sub-performing and non-performing loan portfolios. We believe there are fewer participants in the sub-performing and non-performing loan marketplace than in the foreclosure auction and other REO acquisition channels due to the large size of portfolios offered for sale on an “all or none” basis and the required operational infrastructure involved in servicing loans and managing single-family rental properties across various states. We believe the relatively lower level of competition for sub-performing and non-performing loans, combined with a growing supply, provides buyers with the opportunity for a higher discount rate relative to the foreclosure auction and other REO acquisition channels and therefore a relatively lower cost to ultimately acquire single-family rental properties.

Generally, we expect that our residential mortgage loan portfolio may grow at an uneven pace, as opportunities to acquire distressed residential mortgage loans may be irregularly timed and may involve large portfolios of loans, and the timing and extent of our success in acquiring such loans cannot be predicted. In addition, for any given portfolio of loans that we agree to acquire, we typically acquire fewer loans than originally expected, as certain loans may be resolved prior to the closing date or may fail to meet our diligence standards. The number of unacquired loans typically constitutes an insignificant portion of a particular portfolio. In the case of HUD-sponsored acquisitions, however, the HUD sales procedures place certain conditions on HUD’s ability to deliver loans at closing. In some cases, the number could be significant. For example, in our recent HUD-sponsored acquisition, we acquired approximately 83.4% in UPB of the loans that we originally expected to acquire. In any case where we do not acquire the full portfolio, appropriate adjustments are made to the applicable purchase price.

Financing

Our ability to grow our business by acquiring sub-performing and non-performing loans is dependent on the availability of adequate financing including additional equity financing, debt financing or both in order to meet our objectives. We intend to leverage our investments with debt, the level of which may vary based upon the particular characteristics of our portfolio and on market conditions. To the extent available at the relevant time, our financing sources may include bank credit facilities, warehouse lines of credit, structured financing arrangements and repurchase agreements, among others. We may also seek to raise additional capital through public or private offerings of debt or equity securities, depending upon market conditions. To qualify as a REIT under the Code, we generally will need to distribute at least 90% of our taxable income each year (subject to certain adjustments) to our stockholders. This distribution requirement limits our ability to retain earnings and thereby replenish or increase capital to support our activities.

Conversions

We currently expect that a majority of acquired loans will be converted into rental property. As a result, we believe the key components that will affect our residential rental revenues over the long-term will be average occupancy and rental rates. We expect the timeline to convert acquired loans into single-family rental properties will vary significantly by loan, which could result in variations in our revenue recognition and our operating performance from period to period. There are a variety of factors that may inhibit our ability, through Ocwen, to foreclose upon a residential mortgage loan and get access to the real property within the time frames we model as part of our valuation process. These factors include, without limitation: state foreclosure timelines and deferrals associated therewith (including with respect to litigation); unauthorized occupants living in the property; federal, state or local legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures that may delay the foreclosure process; federal government programs that require specific procedures to be followed to explore the non-foreclosure outcome of a residential mortgage loan prior to the commencement of a foreclosure proceeding; and continued declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems.

Expenses

Our expenses primarily consist of loan servicing fees, rental property operating expenses, depreciation and amortization, general and administrative expenses, expense reimbursement and incentive management fees and interest expense. From time to time, expenses also may include impairments of assets. Loan servicing fees are expenses paid to Ocwen to service our acquired loans. Rental property operating expenses are expenses associated with our ownership and operation of rental properties and include expenses that are either impacted by occupancy levels or renovation expenses, such as Altisource’s inspection, property preservation and renovation fees, property management fees and turnover costs, and expenses that do not vary based on occupancy, such as property taxes, insurance and HOA dues. Depreciation and amortization is a non-cash expense associated with the ownership of real estate and generally remains relatively consistent each year at an asset level since we depreciate our properties on a straight-line basis over a fixed life. The interest expense consists of the costs to borrow money. The general and administrative expenses consist of those costs related to the general operation and overall administration of the business. The expense reimbursement consists primarily of management and employee salaries and other personnel costs and corporate overhead. The incentive management fee consists of additional compensation due to AAMC based on the amount of cash available for distribution to our stockholders.

Resolution Methodologies

We employ various loan resolution methodologies with respect to our residential mortgage loans, including loan modification, collateral resolution and collateral disposition. The manner in which a sub-performing or non-performing loan is resolved will impact the amount and timing of revenue we will receive. Our preferred resolution methodology is to modify the sub-performing and non-performing loans. Once successfully modified, we expect that borrowers will typically refinance these loans with other lenders at or near the estimated value of the underlying property. We believe modification followed by refinancing generates near-term cash flows, provides the highest possible economic outcome for us and is a socially responsible business strategy because it keeps more families in their homes. In certain circumstances, we may also consider selling these modified loans. We expect a majority of our residential mortgage loans will enter into foreclosure or similar proceedings, ultimately becoming REO that we can convert into single-family rental properties that we believe will generate long-term returns for our stockholders. REO property can be converted into single-family rental properties or they may be sold through REO liquidation and short sale processes. We expect the timelines for each of the different processes to vary significantly, and final resolution could take up to 24 months or longer from the loan acquisition date.

The exact nature of resolution will be dependent on a number of factors that are beyond our control, including borrower willingness, property value, availability of refinancing, interest rates, conditions in the financial markets, regulatory environment and other factors. In addition, we expect that our real estate assets would decline in value in a rising interest rate environment and that our net income could decline in a rising interest rate environment to the extent such real estate assets are financed with floating rate debt and there is no accompanying increase in rental yield.

The state of the real estate market and home prices will determine proceeds from any sale of real estate. Although we generally intend to own as rental properties the assets we acquire upon foreclosure, we may determine to sell such assets if they do not meet our investment criteria. In addition, while we seek to track real estate price trends and estimate the effects of those trends on the valuations of our portfolios of residential mortgage loans, future real estate values are subject to influences beyond our control. Generally, rising home prices are expected to positively affect our results. Conversely, declining real estate prices are expected to negatively affect our results.

Portfolio Size

The size of our investment portfolio will also be a key revenue driver. Generally, as the size of our investment portfolio grows, the amount of revenue we expect to generate will increase. The larger investment portfolio, however, will drive increased expenses, including servicing fees to Ocwen, property management fees to Altisource and related fees payable to AAMC. We may also incur additional interest expense if we incur debt to finance the purchase of our assets. See “Business—Current Portfolio” for more information about the current size and characteristics of our portfolio.

NewSource Investment

On December 21, 2012, we entered into a subscription agreement to invest $18.0 million in the non-voting preferred stock of NewSource, a title insurance and reinsurance company in Bermuda. AAMC simultaneously entered into a subscription agreement to invest $2.0 million to acquire 100% of the common stock and voting rights of NewSource. In May 2013, NewSource received approval by the Bermuda Monetary Authority for its registration as a licensed reinsurer. We believe that NewSource will be able to operate for the foreseeable future without any additional capital investments by us or AAMC after we have fully funded our commitment. Once funded and fully operational, we expect NewSource to generate a stream of title insurance and reinsurance sourced by Altisource through its relationships with Ocwen and Lenders One, a national alliance of leading community mortgage bankers, correspondent lenders and suppliers of mortgage products and services. We believe our investment complements our business strategy because the acquisition of residential mortgage loans requires a detailed analysis of the chain of title and typically involves the purchase of title insurance to ensure clear and marketable title to each property. We believe that the title insurance and reinsurance business, especially when a minimal amount of sales commissions are paid by the insurer, has the potential to be profitable. As a result, we expect NewSource to provide stable cash flows to us from our preferred investment while at the same time limiting our investment risk.

NewSource is expected to retain Altisource under a long-term Title Insurance Services Agreement to provide a wide range of technical underwriting services that will allow NewSource to evaluate title risk in a timely and cost effective manner. Altisource will receive a performance fee of 90% of the net income of NewSource after NewSource pays a preferred dividend of 12% to us. The remaining 10% will be retained by NewSource to fund ongoing operations. Additionally, NewSource is expected to enter into a management agreement with AAMC to provide asset management and corporate governance services and in May 2013, Newsource entered into a management agreement with Marsh IAS Management Services (Bermuda) Ltd. to administer its day-to-day business activities and operations. This will enable NewSource to avoid the cost of having any permanent employees.

Results of Operations

We had no substantial revenues or expenses for the period from June 7, 2012 (Inception) through December 31, 2012. Accordingly, we have not presented comparative results for the period from Inception to June 30, 2012. We purchased our first portfolio of sub-performing and non-performing residential mortgage loans in February 2013. As a result, our results of operations for the periods presented are not indicative of our expected results in future periods.

Six Months Ended June 30, 2013

Residential Rental Revenues

We generated a nominal amount of residential rental revenues for the six months ended June 30, 2013. As of June 30, 2013, one of our two recently renovated residential rental properties was rented and occupied. We expect to generate increasing residential rental revenues for the remainder of 2013 upon renovating, listing and renting additional residential rental properties. Our residential rental revenues will be dependent primarily on occupancy levels and rental rates for our residential rental properties. Because our lease terms generally are expected to be one to two years, our occupancy levels and rental rates will be highly dependent on localized residential rental markets.

Net Unrealized Gain on Mortgage Loans

We generated $8.3 million of net unrealized gain on mortgage loans for the six months ended June 30, 2013, which can be broken down into the following components:

•

First, we recognized $1.6 million for the six months ended June 30, 2013 in unrealized gains driven by a material change in loan status. During the six months ended June 30, 2013, we converted 34 loans to REO status. Upon conversion of these loans to REO, we marked these properties to the most recent market value (less estimated selling costs in the case of REO held for sale);

•

Second, we accreted $6.7 million in unrealized gains for the six months ended June 30, 2013 relating to discounts and expenses which were priced into the acquisitions. These amounts represent the time value of money and servicing expenses incurred as a property proceeds through the foreclosure process. The judgment embedded in this value is the estimated time that it takes to foreclose on a loan in various jurisdictions.

Through our acquisitions, our loan portfolio has grown to 1,332 loans at June 30, 2013 since we acquired our first portfolio in February 2013. The fair value of mortgage loans is based on a number of factors which are difficult to predict and may be subject to adverse changes in value depending on the financial condition of borrowers and renters, as well as geographic, economic, market and other conditions. Therefore, we may experience unrealized losses on our mortgage loans in the future.

Net Realized Gain on Mortgage Loans

We generated $2.1 million of net realized gains on mortgage loans for the six months ended June 30, 2013, from 38 loan dispositions, primarily from short sales and foreclosure sales.

Residential Rental Property Operating Expenses

We incurred a nominal amount of rental property operating expenses for the six months ended June 30, 2013. We expect to incur residential rental property operating expenses in the remainder of 2013 upon converting our mortgage loans to and owning residential rental properties. Our residential rental property operating expenses will be dependent primarily on residential property taxes and insurance, property management fees and repair and maintenance expenditures.

Real Estate Depreciation and Amortization

We incurred a nominal amount of real estate depreciation and amortization for the six months ended June 30, 2013. We expect to incur additional real estate depreciation and amortization in 2013 upon converting our mortgage loans to, and owning, residential rental properties. Real estate depreciation and amortization are non-cash expenditures which generally are not expected to be indicative of the market value or condition of our residential rental properties.

Related Party Mortgage Loan Servicing Costs

We incurred $1.6 million of mortgage loan servicing costs, primarily from advances of residential property taxes and insurance and servicer fees, for the six months ended June 30, 2013. We expect to incur additional mortgage loan servicing costs in the remainder of 2013 to protect our investment in mortgage loans and to continue to service the loans we acquire. Generally the ownership of non-performing and sub-performing mortgage loans will require us to fund the related property taxes and insurance on the properties collateralizing our acquired mortgage loans to avoid tax liens and protect the underlying residential real estate. Therefore, our loan servicing costs could be higher than expected in a given period if the number of unconverted non-performing mortgage loans exceeds expected levels.

Interest Expense

We incurred $0.7 million of interest expense due to borrowings under our repurchase agreement for the six months ended June 30, 2013. We repaid the majority of our borrowings under our repurchase agreement as of June 30, 2013. We expect to incur additional interest expense in the remainder of 2013 as our average financing and/or securitization levels increase to fund and leverage additional purchases and our ownership of non-performing and sub-performing loan portfolios. The interest rate on our initial funding under the repurchase agreement is subject to changes in cost of funds. Cost of funds currently is at historically low levels and any increase in cost of funds will cause our contractual interest expense to increase.

Related Party General and Administrative

We incurred $2.2 million of related party general and administrative expenses for the six months ended June 30, 2013, primarily consisting of acquisition costs and expense reimbursements to our Manager for salaries and benefits attributable to its services on behalf of our business.

General and Administrative Expenses

We incurred $1.7 million of general and administrative expenses for the six months ended June 30, 2013 primarily consisting of professional fees and acquisition costs. Additionally, we incurred certain other organizational costs related to the commencement of our business and being a new public company.

The Period From Inception to December 31, 2012

Residential Rental Revenues

We generated no rental revenues for the period from Inception to December 31, 2012 because we had not yet acquired or converted mortgage loans into rental properties.

Net Unrealized Gains on Mortgage Loans at Fair Value

We generated no net unrealized gains on mortgage loans at fair value from Inception to December 31, 2012 because we had not yet acquired any portfolios of mortgage loans. The fair value of mortgage loans is based on a number of factors which are difficult to predict and may be subject to adverse changes in value depending on the financial condition of borrowers and renters, as well as geographic, economic, market and other conditions. Therefore we may experience unrealized losses in the future.

Net Realized Gains on Mortgage Loans at Fair Value

We generated no realized gains or losses on disposition of property for the period from Inception to December 31, 2012 because we had not yet acquired any portfolios of mortgage loans and had not acquired or converted any mortgage loans into rental properties.

Gains on Repayment of Sub-Performing and Non-Performing Loans

We generated no gains or losses on repayment of sub-performing and non-performing loans for the period from Inception to December 31, 2012 because we had not yet acquired any portfolios of mortgage loans.

Rental Property Operating Expenses

We incurred no rental property operating expenses for the period from Inception to December 31, 2012 because we had not yet acquired or converted any mortgage loans into rental properties.

Real Estate Depreciation and Amortization

We incurred no real estate depreciation and amortization for the period from Inception to December 31, 2012 because we had not yet acquired or converted any mortgage loans into rental properties.

Related Party Loan Servicing Fees

We incurred no loan servicing fees for the period from Inception to December 31, 2012 because we had not yet acquired any portfolios of mortgage loans.

Interest Expense

We incurred no interest expense from Inception to December 31, 2012 because we had not incurred any indebtedness during this period.

General and Administrative Expenses

Our general and administrative expenses were $47,000, primarily consisting of costs related to the general operation and overall administration of our business from Inception to December 31, 2012.

Liquidity and Capital Resources

As of June 30, 2013 and December 31, 2012, we had cash and cash equivalents of $223.3 million and $100.0 million, respectively. Our liquidity reflects our ability to meet our current obligations (including the purchase of residential mortgage loans, our operating expenses and, when applicable, retirement of, and margin calls relating to, our financing arrangements), purchase additional portfolios of sub-performing and non-performing residential mortgage loans when our Manager identifies them and make distributions to our stockholders. We generally must distribute at least 90% of our taxable income each year (subject to certain adjustments) to our stockholders to qualify as a REIT under the Internal Revenue Code. This distribution requirement limits our ability to retain earnings and thereby replenish or increase capital to support our activities.

We were initially funded with the $100.0 million we received from Altisource in connection with our separation on December 21, 2012. In addition, on May 1, 2013, we completed a public offering of 17,250,000 shares of our common stock at $18.75 per share and received net proceeds of approximately $309.5 million. We used a portion of the proceeds of the May 2013 offering to repay substantially all amounts then outstanding under our initial repurchase facility. Subsequently, in August and September 2013, we used a portion of the net proceeds of the May 2013 offering to acquire the HUD and SerVertis loan portfolios. See “Business and Properties—Current Portfolio.” In September 2013, we borrowed $74.3 million under our DB repurchase agreement to leverage the HUD and SerVertis portfolios and an additional approximately $87.5 million under our initial repurchase agreement to releverage our initial three loan portfolios.

Our current leverage strategy is to finance our assets where we believe such borrowing is prudent and appropriate. To date, we have entered into three separate repurchase agreements, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. The purpose of the repurchase agreements is to finance the acquisition and ownership of residential mortgage loans and REO properties. The maximum aggregate funding available to us under the repurchase agreements is $425.0 million, subject to certain sublimits, eligibility requirements and conditions precedent to each funding. As of September 23, 2013, we had $162.2 million of borrowings outstanding under our repurchase agreements. The DB repurchase agreement provides that, beginning in the nineteenth month, we will not be able to finance mortgage loans in excess of amounts outstanding under the facility at the end of the eighteenth month. The obligations under the repurchase agreements are fully guaranteed by us. Our initial repurchase agreement matures on March 21, 2013, the DB repurchase agreement matures on March 11, 2016 and the WF repurchase agreement matures on March 23, 2015, subject to extension by us for an additional 12 months.

Under the terms of each repurchase agreement, as collateral for the funds we draw thereunder, subject to certain conditions, the operating partnership will sell to the applicable lender equity interests in the Delaware statutory trust subsidiary that owns the applicable underlying mortgage assets on our behalf, or the trust will sell directly such underlying mortgage assets. In the event the lender determines the value of the collateral has decreased, it has the right to initiate a margin call and require us to post additional collateral or to repay a portion of the outstanding borrowings. The price paid by the lender for each underlying mortgage asset we finance under the applicable repurchase agreement is subject to agreement between the lender and us and is based on a percentage of the market value or, in certain circumstances, the book value of the underlying mortgage asset and depends on its delinquency status. Our cost of borrowing under the repurchase agreements generally corresponds to LIBOR, or the lender’s cost of funds, plus a margin. We are also required to pay certain other customary fees, administrative costs and expenses to maintain and administer the applicable repurchase agreement.

The repurchase agreements generally require us to maintain various financial and other covenants, including maintaining a minimum adjusted tangible net worth, a maximum ratio of indebtedness to adjusted tangible net worth and specified levels of unrestricted cash as well as restrictions on net losses in excess of specified amounts. In addition, the repurchase agreements contain customary events of default. We are restricted by the terms of our repurchase agreements from paying dividends greater than our REIT taxable income in a calendar year.

We are currently in compliance with the covenants and other requirements with respect to our repurchase agreements. We monitor our banking partners’ ability to perform under the repurchase agreements and have concluded there is currently no reason to doubt that they will continue to perform under the repurchase agreement as contractually obligated.

Following consummation of this offering, our primary sources of liquidity will be proceeds from this offering, borrowings under the repurchase agreements, interest we receive from our portfolio of assets and cash generated from our operating results. Based on our current portfolio and leverage ratio, we believe that these sources of liquidity will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements, which include funding our current investment opportunities, paying expenses on our existing loan portfolio, funding distributions to our stockholders, paying fees to AAMC under the asset management agreement and general corporate expenses. To the extent we have significant opportunities to purchase additional portfolios of sub-performing and non-performing residential mortgage loans, we may seek to obtain additional debt and/or equity financing.

We expect our existing business strategy will require additional debt and/or equity financing. Our Manager continues to explore a variety of financing sources to support our growth, including, but not limited to, debt financing through bank warehouse lines of credit, additional repurchase agreements, term financing, securitization transactions and additional equity offerings. However, there can be no assurance as to how much additional financing capacity such efforts will produce, what form the financing will take or that such efforts will be successful. If we are unable to renew, replace or expand our sources of financing, our business, financial condition, liquidity and results of operations may be materially and adversely affected.

Cash Flows

We report and analyze our cash flows based on operating activities, investing activities and financing activities. The following table sets forth our cash flows for the six months ended June 30, 2013. As we had no substantial operations for the period from Inception to December 31, 2012, no cash flow data is presented for periods prior to the six months ended June 30, 2013:

Six Months Ended June 30, 2013
(in thousands)
Net cash used in operating activities	$(4,605)
Net cash used in investing activities	(181,545)
Net cash provided by financing activities	309,460

Total cash flows	$123,310

Net cash used in operating activities for the six months ended June 30, 2013 consisted primarily of related party mortgage servicing costs, including net advances of taxes and insurance on delinquent loans, interest expense, professional fees, organization costs, acquisition costs and expense reimbursements to our Manager for salaries and benefits.

Net cash used in investing activities for the six months ended June 30, 2013 consisted primarily of investments in non-performing and sub-performing loan portfolios, partly offset by proceeds from the disposition of loans. During periods in which we purchase a significant number of mortgage loans and conduct substantial renovations of residential real estate, our cash used in investing activities is generally expected to exceed cash provided by investing activities, which will typically consist of proceeds from the disposition of loans.

Net cash provided by financing activities consisted primarily of the net proceeds from the issuance of common stock. Net cash related to financing activities will generally consist of the incurrence by us of debt, repayment of debt previously incurred by us and issuance of common stock.

Off-balance Sheet Arrangements

We had no off-balance sheet arrangements as of June 30, 2013 and December 31, 2012.

Contractual Obligations

The following table sets forth a summary regarding our known contractual obligations including required interest payments, if any, as of December 31, 2012:

	Amounts Due During Years Ending December 31,
	Total	2013	2014	2015	2016	2017	Thereafter
	(in thousands)
NewSource Subscription	$18,000	$18,000	$—	$—	$—	$—	$—

On December 21, 2012, we entered into a subscription agreement to invest $18.0 million in the non-voting preferred stock of NewSource.

The table above does not include amounts due under the asset management agreement as those obligations do not have fixed and determinable payments. Please see “Our Manager and the Asset Management Agreement” appearing elsewhere in this prospectus for information regarding payments required under this agreement.

We enter into certain contracts that contain a variety of indemnification obligations. The maximum potential future payment amount we could be required to pay under these indemnification obligations is unlimited. We have not incurred any costs to defend lawsuits or settle claims related to these indemnification obligations. As a result, the estimated fair value of these agreements is minimal. Accordingly, we recorded no liabilities for these agreements as of June 30, 2013 or December 31, 2012.

In addition, on March 22, 2013, September 12, 2013 and September 23, 2013, we entered into three separate repurchase agreements. The maximum aggregate funding available to us under the repurchase agreements is $425.0 million, subject to certain sublimits, eligibility requirements and conditions precedent to each funding. As of September 23, 2013, an aggregate of $162.2 million was outstanding under our repurchase agreements. Obligations under the repurchase agreements are due on varying dates from 364 days after execution to 30 months after execution.

Estimated Taxable Income

For the three and six months ended June 30, 2013, we had estimated taxable income of approximately $3.3 million and approximately $1.4 million, respectively. Below is a reconciliation of GAAP net income to estimated taxable income for the three and six months ended June 30, 2013:

	Three months ended June 30, 2013	Six months ended June 30, 2013
	(unaudited, in thousands)
U.S. GAAP net income	$5,227	$4,243
GAAP/Tax differences
Gain on mortgage loans
GAAP unrealized gain on mortgage loans	(7,165)	(8,293)
Tax gain on mortgage loans—Modifications	1,758	1,758
Tax gain on mortgage loans—REO	1,534	1,595

Net GAAP/tax difference from gain on mortgage loans	(3,873)	(4,940)
Capitalized advances	932	1,244
Interest income, advance recoveries and other items	982	877

Total GAAP/Tax differences	(1,959)	(2,819)

Total estimated taxable income	$3,268	$1,424

Estimated taxable income is a non-U.S. GAAP measure that management uses in connection with monitoring its compliance with certain REIT requirements. Estimated taxable income is presented for informational purposes and should not be viewed as a substitute for net income as defined by U.S. GAAP.

Recent Accounting Pronouncements

In accordance with ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, beginning in the first quarter of 2013 we are required to provide additional disclosures about the nature of our rights of offset and the related arrangements associated with our financial instruments. As a result, we have included additional disclosures pertaining to the collateral arrangements related to our repurchase agreements in this prospectus.

Critical Accounting Judgments

Accounting standards require information in financial statements about the risks and uncertainties inherent in significant estimates, and the application of generally accepted accounting principles involves the exercise of varying degrees of judgment. Certain amounts included in or affecting our financial statements and related disclosures must be estimated requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time our consolidated financial statements are prepared. These estimates and assumptions affect the amounts we report for our assets and liabilities and our revenues and expenses during the reporting period and our disclosure of contingent assets and liabilities at the date of our consolidated financial statements. We routinely evaluate these estimates utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates and any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

We consider our critical accounting judgments to be those used in the determination of the reported amounts and disclosure related to the following:

Income Taxes

We believe that we will comply with the provisions of the federal income tax code applicable to REITs beginning for the year ending December 31, 2013 and intend to elect REIT status upon filing of our 2013 income tax return. Accordingly, we believe that we will not be subject to federal income tax beginning in the year ending December 31, 2013 on that portion of our REIT taxable income that is distributed to our stockholders as long as certain asset, income and share ownership tests are met. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our REIT taxable income at regular corporate income tax rates. If after electing to be taxed as a REIT, we subsequently fail to qualify as a REIT in any taxable year, we generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.

Our taxable REIT subsidiaries will be subject to federal and state income taxes. Income taxes are provided for using the asset and liability method. Deferred tax assets and liabilities will be recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which management expects those temporary differences to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period in which the change occurs. Subject to our judgment, we reduce a deferred tax asset by a valuation allowance if it is “more likely than not” that some or all of the deferred tax asset will not be realized. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in evaluating tax positions, and we recognize tax benefits only if it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority.

Mortgage Loans at Fair Value

Upon the acquisition of mortgage loans, we record the assets at fair value which is generally the purchase price as of the acquisition date. Related acquisition costs are expensed as incurred as components of general and administrative expense. Mortgage loans are subsequently accounted for at fair value under the fair value option election with unrealized gains and losses recorded in current period earnings. We do not separately accrue interest income. Carrying costs such as advances of taxes and insurance and mortgage servicing fees are expensed as incurred as components of mortgage loan servicing costs. We have concluded that mortgage loans accounted for at fair value timely reflect the results of our investment performance. The fair value of mortgage loans is measured on a recurring basis using a discounted cash flow valuation model and considering alternate loan resolution probabilities. Observable inputs to the model include current interest rates, loan amount, payment status and property type. Unobservable inputs to the model include discount rates and forecasts of future home prices, gross rental rates, alternate loan resolution probabilities and timelines. Additionally, for performing loans, we consider the risk of nonperformance when determining fair value.

Our capital markets group determines the fair value of mortgage loans monthly and has developed procedures and controls governing the valuation process relating to these assets. The capital markets group reports to our Investment Committee, a committee of our Chief Executive Officer and our Chairman that oversees and approves the valuations. The capital markets group also monitors the valuation model for performance against actual results which is reported to the Investment Committee and used to continuously improve the model.

Real Estate Impairment

With respect to residential rental properties classified as held for use, we perform an impairment analysis using estimated cash flows if events or changes in circumstances indicate that the carrying value may be impaired, such as prolonged vacancy, identification of materially adverse legal or environmental factors, changes in expected ownership period or a decline in market value to an amount less than cost. This analysis is performed at the property level. These cash flows are estimated based on a number of assumptions that are subject to economic and market uncertainties including, among others, demand for rental properties, competition for customers, changes in market rental rates, costs to operate each property and expected ownership periods.

If the carrying amount of a held for use asset exceeds the sum of its undiscounted future operating and residual cash flows, an impairment loss is recorded for the difference between estimated fair value of the asset and the carrying amount. We generally estimate the fair value of assets held for use by using broker price opinions. In some instances, appraisal information may be available and is used in addition to broker price opinions. As the factors used in generating these cash flows are difficult to predict and are subject to future events that may alter our assumptions, the discounted and/or undiscounted future operating and residual cash flows estimated by us in our impairment analyses or those estimated by appraisal may not be achieved, and we may be required to recognize future impairment losses on our properties held for use.

Rental Residential Properties, Net

Upon the acquisition of real estate, we record the assets at fair value as of the acquisition date as a component of real estate owned based on information obtained from a broker’s price opinion, a full appraisal or the price given in a current contract of sale of the property. After a short evaluation period, we perform property renovations to maximize the value of the property for our rental strategy. Such expenditures are part of our initial investment in a property and, therefore, will be classified as investing activities in our consolidated statement of cash flows. Subsequently, the real estate plus any renovations that improve or extend the life of the asset are accounted for at cost. The cost basis is depreciated using the straight-line method over an estimated useful life of 3 to 27.5 years based on the nature of the components. Interest and other carrying costs incurred during the renovation period are capitalized until the property is ready for its intended use. Expenditures for ordinary maintenance and repairs are charged to expense as incurred.

Expenditures directly related to successful leasing efforts such as lease commissions will be included in deferred leasing and financing costs, net and will be stated at amortized cost. Such expenditures are part of our operations and, therefore, will be classified as operating activities in our consolidated statement of cash flows. Capitalized leasing costs will be amortized on a straight-line basis over the lease term of the respective leases which generally are from one to two years.

Residential rental properties are classified either as held for use or held for sale. Residential rental properties will be classified as real estate and related assets held for sale when sale of the assets has been formally approved and the sale is expected to occur in the next twelve months. We will record residential rental properties held for sale at the lower of the carrying amount or estimated fair value. Fair value of assets held for sale is equal to the estimated or contracted sales price with a potential buyer less costs to sell. The impairment loss is the amount by which the carrying amount exceeds the estimated fair value.

Residential Rental Revenues

Minimum contractual rents from leases will be recognized on a straight-line basis over the terms of the leases in residential rental revenues. This means that, with respect to a particular lease, actual amounts billed in accordance with the lease during any given period may be higher or lower than the amount of rental revenue recognized for the period. Straight-line rental revenue is commenced when the customer takes control of the leased premises. Deferred rents receivable, net will represent the amount by which straight-line rental revenue exceeds rents currently billed in accordance with lease agreements. Contingent rental revenue is accrued when the contingency is removed. Termination fee income is recognized when the customer has vacated the asset, the amount of the fee is determinable and collectability is reasonably assured.

Rents receivable, net and deferred rents receivable, net will be reduced by an allowance for amounts that may become uncollectible in the future. We will regularly evaluate the adequacy of our allowance for doubtful accounts. The evaluation primarily will consist of reviewing past due account balances and considering such factors as the credit quality of our customer and historical trends of the customer payment. If our assumptions regarding the collectability of receivables prove incorrect, we could experience losses in excess of our allowance for doubtful accounts. Rents receivable, net and deferred rents receivable, net will be written-off when we have concluded there is a low probability of collection.

Quantitative and Qualitative Disclosures about Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. The primary market risks that we are currently exposed to are real estate risk and interest rate risk. A substantial portion of our investments are, and we expect will continue to be, comprised of non-performing loans and single-family rental properties. The primary driver of the value of both these asset classes is the fair value of the underlying real estate.

Real Estate Risk

Residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values could cause us to suffer losses.

Interest Rate Risk

We will be exposed to interest rate risk from (a) our acquisition and ownership of residential mortgage loans and (b) debt financing activities. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Changes in interest rates may affect the fair value of the residential mortgage loans and real estate underlying our portfolios as well as our financing interest rate expense.

We currently do not intend to hedge the risk associated with the residential mortgage loans and real estate underlying our portfolios. However, we may undertake risk mitigation activities with respect to our debt financing interest rate obligations. We expect that our debt financing may at times be based on a floating rate of interest calculated on a fixed spread over the relevant index, as determined by the particular financing arrangement. A significantly rising interest rate environment could have an adverse effect on the cost of our financing. To mitigate this risk, we may use derivative financial instruments such as interest rate swaps and interest rate options in an effort to reduce the variability of earnings caused by changes in the interest rates we pay on our debt.

These derivative transactions will be entered into solely for risk management purposes, not for investment purposes. When undertaken, these derivative instruments likely will expose us to certain risks such as price and interest rate fluctuations, timing risk, volatility risk, credit risk, counterparty risk and changes in the liquidity of markets. Therefore, although we expect to transact in these derivative instruments purely for risk management, they may not adequately protect us from fluctuations in our financing interest rate obligations.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

Market Opportunity

The U.S. Housing Market

According to the Federal Reserve and Green Street Advisors, respectively, debt outstanding on residential mortgage loans was approximately $10.8 trillion on 132.8 million households in the United States as of December 31, 2012, representing the largest consumer asset class and the second largest asset class outside of government debt securities. Secular and cyclical trends are prompting a significant realignment within the mortgage sector. This includes the increase in sales of residential mortgage assets by banks and other mortgage lenders due to elevated operating costs resulting from the new regulatory paradigm, higher delinquencies and impairments. In addition, we expect that dislocations in the residential mortgage loan origination market since 2008 and shifting demographic trends will drive strong demand for single-family rental properties. We believe that this realignment has created two distinct but related market opportunities for entities with the financial resources and nationwide operating infrastructure to acquire large portfolios of residential assets on a competitive basis relative to traditional regionally focused market constituents. Given our services agreements with Altisource, we have access to a national vendor network that we believe allows us to pursue attractive opportunities across the entire United States.

U.S. Housing Market by Component

Source: Green Street Advisors; data as of December 31, 2012

Purchase Opportunities of Sub-Performing and Non-Performing Loans

We expect to acquire our single-family rental properties primarily through our acquisition of subperforming and non-performing loan portfolios. We expect the supply of non-performing loans, subperforming loans (defined as loans that are more than 60 days delinquent), properties in foreclosure and REO to increase over the next several years as banks and other mortgage lenders seek to dispose of their inventory, which has averaged approximately 5.1 million units over the last 4 years according to Green Street Advisors. We believe, for the following reasons, that acquiring single-family rental properties through this distressed loan channel is more attractive than other acquisition channels such as foreclosure auctions and other REO acquisitions.

First, we believe there are fewer participants in the sub-performing and non-performing loan marketplace than in the foreclosure auction and other REO acquisition channels due to the large size of portfolios offered for sale on an “all or none” basis and the required operational infrastructure involved in servicing loans and managing single-family rental properties across various states. We believe the relatively lower level of competition for sub-performing and non-performing loans, combined with growing supply, provides buyers with the opportunity for a higher discount rate relative to the foreclosure auction and other REO acquisition channels and therefore a relatively lower cost to ultimately acquire single-family rental properties.

Second, by purchasing residential mortgage loans rather than the underlying property, sellers of the loans will be able to avoid paying the costs typically associated with home sales, such as broker commissions and closing costs of up to 10% of gross proceeds of the sale. We believe this will motivate the sellers to accept a lower price for the sub-performing and non-performing loans than they would if selling REO.

Mortgage Delinquencies and Foreclosures by Period Past Due

Source: Green Street Advisors

We expect to benefit from AAMC’s management expertise in evaluating these opportunities to purchase sub-performing and non-performing residential mortgage loans. Furthermore, we will seek to maximize the value of the residential mortgage loans we acquire using AAMC’s portfolio management strategies and Ocwen’s servicing expertise to identify the appropriate resolution approach for each loan.

Single-family Rental Property Market

According to Green Street Advisors, the U.S. rental market is large and diverse, with institutional-quality apartment buildings representing approximately 16.4 million units of the total U.S. rental housing stock of 39.6 million units, as of December 31, 2012. The remaining 23.2 million units consist of smaller apartment complexes and a mix of single-family homes, condominiums, townhomes, duplexes, triplexes and mobile homes, the vast majority of which are owned by relatively small scale investors. Single-unit, single-family rental properties in the United States, which are our primary focus, totaled 14.0 million units, or 11% of the total U.S. housing market, as of December 31, 2012, according to Green Street Advisors.

The origination of subprime and alternative residential mortgage loans has dramatically declined since 2008. Additionally, banks and other mortgage lenders have increased their credit standards and down payment requirements for originating new loans. The combination of these factors has resulted in a significant number of families that cannot qualify to obtain new residential mortgage loans due to their employment status, income level, impaired credit history or lack of savings. We believe that many homeowners displaced by foreclosure or who cannot afford to own will prefer to live in single-family rental properties with similar characteristics and amenities to owned homes. In addition, we believe that in certain demographic areas, new households are being formed at a rate that exceeds the new homes being added to the market, which is conducive for future demand of single-family rental properties. Based on the above factors, we believe that demand for single-family rental properties will either increase or at least remain relatively constant at these heightened levels in the near term and in the foreseeable future.

Source: Green Street Advisors

BUSINESS AND PROPERTIES

Our Company

Altisource Residential is a Maryland corporation formed in 2012 that is organized and operated in a manner intended to qualify as a REIT. Residential is focused on acquiring, owning and managing single-family rental properties throughout the United States. We acquire our single-family rental properties primarily through the acquisition of sub-performing and non-performing loan portfolios, which we believe is a differentiated approach that strategically better positions us to take advantage of market opportunities compared to market participants solely focused on real estate-owned, or “REO,” acquisitions. We conduct substantially all of our activities through our wholly owned subsidiary Altisource Residential, L.P. We intend to elect and qualify to be taxed as a REIT, beginning with our taxable year ending December 31, 2013, and we currently expect to maintain this status for the foreseeable future.

Our principal objective is to generate attractive risk-adjusted returns for our stockholders over the long term through dividends and capital appreciation. We believe that the events affecting the housing and mortgage market in recent years have created a significant supply of single-family rental properties available for rental purposes. We believe we have an opportunity to acquire single-family rental properties through the acquisition of sub-performing and non-performing loan portfolios at attractive valuations relative to historical levels. We expect our integrated approach of acquiring sub-performing and non-performing residential mortgage loans and converting them to REO will enable us to compete more effectively for attractive investment opportunities. Furthermore, we believe that our access to Ocwen’s servicing expertise helps us maximize the value of our loan portfolios and provides us with a competitive advantage over other companies with a similar focus. We also believe that our relationship with Altisource and access to its nationwide vendor network will enable us to competitively bid on large sub-performing or non-performing residential mortgage loan portfolios with assets dispersed throughout the United States.

On December 21, 2012, which we refer to as the “separation date,” we separated from Altisource and became a stand-alone publicly traded company through the contribution to us by Altisource of $100 million of equity capital and the distribution of our shares of common stock to the stockholders of Altisource. We are managed by AAMC. We rely on AAMC for administering our business and performing certain of our corporate governance functions. AAMC also provides portfolio management services in connection with our acquisition of sub-performing and non-performing loans and single-family rental properties. AAMC was formed on March 15, 2012 as a wholly owned subsidiary of Altisource and was spun off from Altisource into a stand-alone publicly traded company concurrently with our separation from Altisource.

On the separation date, we entered into long-term service agreements with Ocwen, a leading residential mortgage loan servicer, and Altisource, a leading provider of real estate and mortgage portfolio management, asset recovery and customer relationship management services. We believe that these service agreements will provide us with a competitive advantage in acquiring and resolving sub-performing and non-performing loans and in acquiring and managing single-family rental properties.

Our Business Strategy

Overview

We believe our business model provides us with operating capabilities that are difficult to replicate and positions us to capitalize on the substantial market opportunities in the section “Industry Overview and Market Opportunities.” Specifically, we believe our acquisition strategy, multifaceted loan resolution methodologies and access to an established, nationwide renovation, leasing and property management infrastructure provide us with multiple avenues of value creation and will help us to achieve our business objective of generating attractive risk-adjusted returns for our stockholders primarily through dividends and secondarily through capital appreciation.

Acquisition Strategy

We expect to continue to acquire single-family rental properties primarily through our acquisition of sub-performing and non-performing loan portfolios. Based on the experience of AAMC’s management team, we believe that this distressed loan channel gives us a cost advantage over other acquisition channels such as foreclosure auctions and REO acquisitions because:

•

we believe there are fewer participants in the sub-performing and non-performing loan marketplace than in the foreclosure auction and other REO acquisition channels due to the large size of portfolios offered for sale on an “all or none” basis and the required operational infrastructure involved in servicing loans and managing single-family rental properties across various states. We believe the relatively lower level of competition for sub-performing and non-performing loans, combined with growing supply, provides buyers with the opportunity for a higher discount rate relative to the foreclosure auction and other REO acquisition channels and therefore a relatively lower cost to ultimately acquire single-family rental properties; and

•

we believe that we will be able to purchase residential mortgage loans at a lower prices than REO properties because sellers of such loans will be able to avoid paying the costs typically associated with home sales, such as broker commissions and closing costs of up to 10% of gross proceeds of the sale. We believe this will motivate the sellers to accept a lower price for the sub-performing and non-performing loans than they would if selling REO.

Multifaceted Loan Resolution Methodologies

Through our relationship with Ocwen, we employ various loan resolution methodologies with respect to our residential mortgage loans, including loan modification, collateral resolution and collateral disposition. To help us achieve our business objective, we intend to focus on (1) converting a portion of our sub-performing and non-performing loans to performing status and (2) managing the foreclosure process and timelines with respect to the remainder of those loans. Our preferred resolution methodology is to modify the sub-performing and non-performing loans. Once successfully modified, we expect that borrowers will typically refinance these loans with other lenders at or near the estimated value of the underlying property, potentially generating attractive returns for us. We believe modification followed by refinancing generates near-term cash flows, provides the highest possible economic outcome for us and is a socially responsible business strategy because it keeps more families in their homes. In certain circumstances, we may also consider selling these modified loans. We expect a majority of our residential mortgage loans will enter into foreclosure, ultimately becoming REO that we can convert into single-family rental properties that we believe will generate long-term returns for our stockholders. If an REO property does not meet our investment criteria, we expect to engage in REO liquidation and short sale processes to dispose of the property and generate cash for reinvestment in other acquisitions. We believe that the optionality provided by our multifaceted resolution approach will enable us to bid on large portfolios in an effective manner as all loans may not be amenable to a single resolution strategy.

Established Nationwide Property Management Infrastructure

We believe that our 15-year master services agreement with Altisource will allow us to operate and manage single-family rental properties with efficiency and predictability in certain major components of our cost structure due to Altisource’s capabilities and low costs, driven in part by its technology and global workforce. Altisource has developed a nationwide operating infrastructure consisting of technology, standardized and centrally managed processes and a back office organization that qualifies vendors, solicits the appropriate vendors to perform requested work, assigns the work to the vendor who accepts the offer, verifies the work is complete and pays the vendor. This infrastructure allows Altisource to provide services throughout the United States, which we believe provides us with the following competitive advantages:

•

our management of single-family rental properties using Altisource’s nationwide vendor network is not dependent upon scale; accordingly, unlike many of our competitors, we do not require a critical size of single-family rental properties in a geographic area to attain operating efficiencies;

•

sub-performing and non-performing loan portfolios typically contain properties that are geographically dispersed, requiring a cost-effective nationwide property management system; because of our arrangement with Altisource, we believe we are positioned to bid effectively on portfolios with large geographic dispersion;

•

Altisource’s rental marketing strategy is specifically designed to advertise listings across popular industry-focused websites, utilizing their high organic and paid search rankings to generate large volumes of prospective tenants;

•

our contracted relationships with nationwide manufacturers and material suppliers, negotiated by Altisource, enable the ordering and delivery management of flooring, appliances, paint, fixtures and lighting for all renovation and unit turn work (i.e. work associated with turnover from one tenant to the next);

•

Altisource has developed a proprietary inspection and estimating application utilized by third-party inspection vendors to identify required renovation work and prepare detailed scopes of work to provide a consistent end product. In addition, this application catalogs major HVAC systems, appliances and construction materials, enabling more accurate forecasting of long term maintenance requirements; and

•

Altisource’s ongoing tenant management services are coordinated through an internal “24x7” customer service center and utilize a vendor network of 48 regional repair vendors and three nationwide emergency vendors.

The following illustration provides the structure of the services provided to us by AAMC under the asset management agreement, Altisource under the master services agreement and Ocwen under the servicing agreement:

Although the Ocwen servicing agreement and Altisource master services agreement are not exclusive arrangements, we believe that these relationships provide us with significant competitive advantages with respect to acquiring and maintaining sub-performing and non-performing loans and single-family rental properties. We expect to acquire single-family rental properties with the intention of holding these assets over the long-term with a focus on developing brand and franchise value. We also believe that the forecasted growth for the single-family rental marketplace, in combination with our projected asset management and acquisition costs and our ability to acquire assets nationwide, provides us with a significant opportunity to establish ourselves as a leading, externally-managed residential REIT.

Current Portfolio

On February 14, 2013, we acquired a portfolio of residential mortgage loans, substantially all of which were non-performing, consisting of an aggregate of 460 mortgage loans with approximately $121 million of UPB and approximately $94 million in aggregate market value of underlying properties as of February 1, 2013, the cut-off date for the transaction. The portfolio was purchased from Ocwen and the mortgage loans were originated by CitiMortgage, Inc., an affiliate of Citigroup, which is an underwriter in this offering.

On March 21, 2013, we acquired a portfolio of residential mortgage loans, substantially all of which were non-performing, consisting of an aggregate of 230 mortgage loans with approximately $56 million of UPB and approximately $38 million in aggregate market value of underlying properties as of March 18, 2013, the cut-off date for the transaction. The portfolio was purchased from six separate trusts managed by Invesco Advisers, Inc. and the mortgage loans were originated by an entity unrelated to the sellers.

On April 5, 2013, we acquired a portfolio of residential mortgage loans, substantially all of which were non-performing, consisting of an aggregate of 720 mortgage loans with approximately $172 million of UPB and approximately $122 million in aggregate market value of underlying properties as of March 28, 2013, the cut-off date for the transaction. The portfolio was purchased from Protium Master Grantor Trust and the mortgage loans were originated by an entity unrelated to the seller.

In August and September 2013, we acquired from HUD and SerVertis two separate portfolios of residential mortgage loans. The portfolios consisted of 2,270 residential mortgage loans, substantially all of which were non-performing, having an aggregate UPB of approximately $392 million and an aggregate market value of underlying properties of approximately $308 million as of the respective cut-off dates, which were in June, July, August and September 2013 for the loans purchased from HUD and August 22, 2013 for the loans purchased from SerVertis. The loans were originated by various entities related and unrelated to the respective sellers.

In August 2013, we agreed in principle to acquire a portfolio of residential mortgage loans, substantially all of which were non-performing, consisting of an aggregate of 2,966 mortgage loans with approximately $922 million of UPB and approximately $790 million in aggregate market value of underlying properties. The loans were originated by various entities related and unrelated to the seller. We are actively conducting secondary due diligence on this portfolio. Subject to satisfactory due diligence results and final agreement on terms, we currently anticipate completing this acquisition in two separate closings in the third and fourth quarters of 2013. There can be no assurance that we will be able to reach a definitive agreement with the seller regarding the acquisition of this portfolio on a timely basis or at all.

We refer to the assets underlying our completed acquisitions to date as our “Current Portfolio.” The assets underlying our pending acquisitions are not included in our Current Portfolio.

As of September 20, 2013, we had 97 REO properties. The aggregate market value of our 97 REO properties as of September 20, 2013 was approximately $16.4 million, or less than 3.0% of the total market value of our Current Portfolio. As of September 20, 2013, two of these REO properties had been rented and were occupied by tenants and ten REO properties were currently in varying stages of lease preparation. With respect to the remaining 85 REO properties, the Company is currently determining the method of resolution for several of the properties and the remainder are in varying stages of resolution.

The remainder of our Current Portfolio consists of a diversified pool of residential mortgage loans with the underlying single-family properties located across the United States. The aggregate purchase price for our Current Portfolio was 66.9% of the aggregate market value, as determined by the most recent broker price opinion (BPO) provided to us by the applicable seller for each property in the respective portfolio as of its cut-off date. We cannot assure you that the BPOs accurately reflected the actual market value of the related property at the purported time or accurately reflect such market value today. The table and chart below provide a summary of the residential mortgage loans in our Current Portfolio based on the respective UPB as of September 20, 2013.

($ in millions)
	Loan Count	Original Balance	UPB	Market Value of Underlying Properties(1)	Weighted Average Market LTV(2)	Weighted Average Property Age(3)
Alabama	45	6.1	6.0	4.8	146.4%	25.7
Arizona	86	17.8	17.3	13.8	145.3%	25.5
Arkansas	19	2.1	2.1	1.9	123.0%	28.8
California	321	110.1	109.2	93.8	131.7%	35.7
Colorado	62	12.7	12.2	11.8	111.1%	30.8
Connecticut	62	14.1	14.3	10.9	153.2%	79.8
Delaware	11	2.6	2.6	2.2	124.0%	26.1
Florida	880	162.0	159.5	104.2	181.6%	26.5
Georgia	160	26.0	25.5	17.2	175.6%	23.5
Hawaii	5	2.5	2.5	2.1	120.8%	47.2
Idaho	6	1.1	1.1	1.0	119.2%	30.2
Illinois	173	33.5	32.6	22.8	167.7%	47.8
Indiana	180	22.3	21.8	18.4	135.1%	33.5
Iowa	2	0.2	0.2	0.2	104.6%	48.9
Kansas	3	0.4	0.4	0.3	137.6%	50.0
Kentucky	67	8.2	7.9	7.2	114.0%	35.9
Louisiana	11	2.1	2.0	1.8	123.5%	53.7
Maine	13	2.2	2.1	2.0	117.5%	45.4
Maryland	98	27.8	27.6	20.6	154.4%	37.6
Massachusetts	63	18.3	17.8	14.5	130.6%	75.6
Michigan	45	5.6	5.4	3.1	255.8%	59.8
Minnesota	10	2.0	1.9	1.4	149.7%	41.4
Mississippi	11	1.2	1.1	0.9	149.5%	30.2
Missouri	36	3.8	3.8	2.8	160.5%	54.0
Nebraska	8	1.0	1.0	0.8	130.6%	85.9
Nevada	56	13.6	12.9	8.6	165.0%	19.0
New Hampshire	8	1.8	1.8	1.5	124.8%	41.3
New Jersey	91	27.2	27.6	19.0	164.4%	61.6
New Mexico	32	5.7	5.5	4.9	122.2%	20.2
New York	161	38.7	38.9	34.3	121.8%	66.5
North Carolina	22	4.5	4.5	3.8	118.1%	27.6
Ohio	73	10.1	9.8	8.1	145.2%	46.2
Oklahoma	5	0.8	0.8	0.8	108.9%	19.7
Oregon	31	7.1	7.1	6.0	126.6%	34.5
Pennsylvania	132	22.9	22.8	18.4	137.4%	55.3
Puerto Rico	3	0.3	0.3	0.3	88.1%	11.8
Rhode Island	5	1.1	1.1	0.9	135.6%	60.0
South Carolina	106	15.3	15.2	12.5	137.0%	18.7
South Dakota	4	0.6	0.6	0.6	102.1%	46.6
Tennessee	42	6.0	6.0	4.7	146.4%	33.8
Texas	80	11.6	11.8	11.8	113.9%	25.0
Utah	88	17.3	16.8	15.2	115.9%	27.7
Vermont	4	0.7	0.7	0.7	102.8%	137.1
Virginia	30	8.3	8.3	7.6	119.6%	26.5
Washington	68	16.1	15.7	12.1	147.3%	43.0
West Virginia	1	0.1	0.1	0.1	111.8%	85.0
Wisconsin	103	14.3	14.0	9.8	184.4%	59.3
Alaska	1	0.2	0.2	0.2	100.8%	28.0
Montana	2	0.4	0.4	0.4	107.8%	23.8
North Dakota	1	0.1	0.1	0.1	94.7%	22.0
Grand Total	3,526	710.8	700.6	542.8	150.8%	38.6

(1)	Market value is based on the most recent BPO provided to us by the applicable seller for each property in the respective portfolio as of its cut-off date or an updated BPO received since the acquisition was completed. Although we performed diligence on a representative sample of the properties in each portfolio to confirm the accuracy of the BPOs provided to us by the sellers, we cannot assure you that the BPOs set forth in this table accurately reflected the actual market value of the related property at the purported time or accurately reflect such market value today.
(2)	Weighted average market LTV is based on the ratio of UPB to market value weighted by UPB for each state as of September 20, 2013.
(3)	Weighted average property age is based on the average age of properties weighted by UPB for each state as of September 20, 2013.

As set forth in the chart below, approximately 95% of the residential mortgage loans in our Current Portfolio were 60 days or more delinquent as of their respective cut-off dates.

The geographic distribution of the residential mortgage loans in our Current Portfolio is illustrated below. We have provided the loan count and the aggregate UPB as of the respective cut-off dates for the loans located in the 15 states with the highest concentration of loans. We also have 857 loans (24.3% of our Current Portfolio), with an aggregate UPB of $138.1 million (19.7% of our Current Portfolio) as of the respective cut-off dates, dispersed among 34 other states and one territory.

Our Strengths

Relationship with Ocwen and Proven Loan Resolution Methodologies

We intend to capitalize on the servicing capabilities of Ocwen, which we view as superior relative to other servicers in terms of cost, management experience, technology infrastructure and platform scalability. Ocwen services our acquired residential mortgage loan portfolios in accordance with the terms of their servicing agreement with us. Ocwen’s servicing approach is focused on the psychological principles of influencing borrower behavior and uses non-linear optimization models for deciding the best resolution for a loan. Ocwen’s use of artificial intelligence and scripting engines seeks to remove variability and human error from the process and provides scalability. Ocwen is a leader in its ability to convert loans that are 90 days or more past due to current status. Ocwen has successfully grown its servicing portfolio to approximately $437 billion as of June 30, 2013.

The information below highlights the recognition by various industry constituents of Ocwen’s servicing capabilities:

•

Moody’s (January 2013) — Ocwen outranks, Chase, Wells Fargo, GMAC and Bank of America in generating cash flow from non-performing loans as well as has the shortest timeline of foreclosure referral to foreclosure sale.

•	Morningstar Credit Ratings (September 2012) — Ocwen received the highest ranking, MOR RS1, noting that it “exceeds prudent loan servicing standards in key areas of risk.”

•	Freddie Mac (August 2009 – Present) — Ocwen is hired by Freddie Mac to perform special servicing and interim servicing on non-performing loans.

•

Bank of America (July 2009) — Ocwen had the highest roll rate from 90+ delinquent to current on both fixed rate and adjustable rate subprime loans. Ocwen’s results were more than double the midpoint for all servicers reported.

Importantly, by using Ocwen’s servicing platform to modify as many loans as possible, we believe that more families may remain in their homes because of our efforts.

Relationship with Altisource and its Nationwide Property Management Infrastructure

We believe that we are strategically positioned to operate single-family rental properties across the United States at an attractive cost structure, largely due to Altisource’s nationwide vendor network, which provides services in 208 major markets across the United States. In 2012, Altisource completed an average of more than 170,000 inspection, maintenance and repair orders per month. This infrastructure has been developed over many years at a significant cost that we believe would be difficult and expensive to replicate. We believe our existing relationship with Altisource gives us a distinct advantage as it allows us to bid on large attractive portfolios regardless of geography at an attractive cost structure.

Expertise of Our Manager

Our senior management team and that of our Manager includes individuals with decades of experience in the real estate, mortgage and housing markets. Throughout their careers, these executives have managed various real estate-related businesses and executed structured real estate and financing transactions through multiple market cycles. We believe that AAMC’s asset acquisition evaluation process, which includes using proprietary historical data to project the performance of residential mortgage loans, and the experience and judgment of AAMC’s executive management team in identifying, assessing, valuing and acquiring new residential mortgage loans will help us to appropriately value the portfolios at the time of purchase.

Our Investment Process

Our underwriting analysis for acquiring sub-performing and non-performing loan portfolios on a national basis relies on extensive research and analysis of the target portfolio’s historical performance, and the use of our proprietary model in determining future cash flows and returns from various resolution methodologies. We estimate our resolution timeline using combination of proprietary data, modeling and historical trends. We also use regression models to determine the expected modification success probability and the expected short sale success probabilities. We also use an extensive due diligence process to validate data consistency, accuracy and compliance.

The following graphic outlines our process for assessing sub-performing and non-performing portfolio investment opportunities:

Our Financing Strategy

We intend to finance our investments with leverage, the level of which may vary based upon the particular characteristics of our portfolio and on market conditions. To the extent available at the relevant time, our financing sources may include bank credit facilities, warehouse lines of credit, structured financing arrangements and repurchase agreements, among others. We may also seek to raise additional capital through public or private offerings of debt or equity securities, depending upon market conditions.

Our Manager and Our Service Providers

Under our asset management agreement with AAMC, which we refer to as the “asset management agreement,” AAMC administers our day-to-day business activities and operations. Among other services, AAMC provides us with a management team and appropriate support personnel who have substantial experience in acquiring and managing sub-performing and non-performing loans. We do not currently have any employees and do not expect to have any employees in the foreseeable future. Each of our executive officers is an employee or officer or both, of AAMC and is paid by AAMC. AAMC’s management has significant corporate governance experience that we believe will enable us to manage our business and organizational structure efficiently. We are contractually required to reimburse AAMC for expenditures it incurs related to managing our business, which we refer to as “expense reimbursement,” and to pay AAMC an incentive management fee based on the amount of cash available for distribution to our stockholders, as more fully described in the section “Our Manager and the Asset Management Agreement” appearing elsewhere in this prospectus.

Our long-term service agreements with Ocwen and Altisource provide efficiency and predictability in certain major components of our cost structure. Although our overall costs will vary in different circumstances, we believe that our efforts will benefit from the efficiency and predictability provided by these agreements.

Ocwen specializes in providing high-quality servicing of non-conforming and delinquent residential mortgage loans that require a “high-touch” approach. Under our servicing agreement with Ocwen, Ocwen services our acquired residential mortgage loans and offer loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs to our borrowers.

Altisource has built a nationwide vendor network providing services in 208 major markets across the United States and is a leading provider of property inspection, preservation and disposition services. Altisource has qualified, contracted with and trained 48 general contractors and 260 property managers in these markets to provide property inspection, preservation and disposition services. Altisource’s vendor contracts are in the form of continuing service agreements, and vendors are not engaged on a job-by-job basis. Under our master services agreement with Altisource, Altisource will provide renovation management, lease management and property management services associated with the single-family rental properties we acquire or otherwise take title to in the future. Management of these services is directed by a 22 person Altisource team, and supplemental support is provided by the 302 employees of Altisource’s national field services business.

In addition to the Ocwen servicing agreement and the Altisource master services agreement, we also have a trademark license agreement with Altisource that provides us with a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the name “Altisource.” We also have a support services agreement with Altisource to provide services to us in such areas as human resources, vendor management operations, corporate services, risk management, quality assurance, consumer psychology, treasury, finance and accounting, legal, tax and compliance.

NewSource Investment

On December 21, 2012, we entered into a subscription agreement to invest $18.0 million in the non-voting preferred stock of NewSource, a title insurance and reinsurance company in Bermuda. AAMC simultaneously entered into a subscription agreement to invest $2.0 million to acquire 100% of the common stock and voting rights of NewSource. In May 2013, NewSource received approval by the Bermuda Monetary Authority for its registration as a licensed reinsurer. We believe that NewSource will be able to operate for the foreseeable future without any additional capital investments by us or AAMC after we have fully funded our commitment. Once funded and fully operational, we expect NewSource to generate a stream of title insurance and reinsurance sourced by Altisource through its relationships with Ocwen and Lenders One, a national alliance of leading community mortgage bankers, correspondent lenders and suppliers of mortgage products and services. This investment complements our business strategy because the acquisition of residential mortgage loans requires a detailed analysis of the chain of title and typically involves the purchase of title insurance to ensure clear and marketable title to each property. We believe that the title insurance and reinsurance business, especially when a minimal amount of sales commissions are paid by the insurer, has the potential to be profitable. As a result, we expect NewSource to provide stable cash flows to us from our preferred investment while at the same time limiting our investment risk.

NewSource is expected to retain Altisource under a long-term Title Insurance Services Agreement to provide a wide range of technical underwriting services that will allow NewSource to evaluate title risk in a timely and cost effective manner. Altisource will receive a performance fee of 90% of the net income of NewSource after NewSource pays a preferred dividend of 12% to us. The remaining 10% will be retained by NewSource to fund ongoing operations. Additionally, NewSource is expected to enter into a management agreement with AAMC to provide asset management and corporate governance services and in May 2013 entered into a management agreement with Marsh IAS Management Services (Bermuda) Ltd. to administer its day-to-day business activities and operations. This will enable NewSource to avoid the cost of having any permanent employees.

Investment Committee and Investment Policy

Substantially all of our investment activities are conducted by AAMC on our behalf pursuant to the asset management agreement. Our principal objective is to generate attractive risk-adjusted returns for our stockholders over the long-term through dividends and capital appreciation.

Our Board of Directors has adopted a broad investment policy designed to facilitate the management of our capital and assets and the maintenance of an investment portfolio profile that meets our objectives. We have established an investment committee, whose role is to act in accordance with the investment policy and guidelines approved by our Board of Directors for the investment of our capital. The investment committee may, without a vote of our stockholders, consider any investment, including investments in sub-performing, non-performing and, at times, performing residential mortgage loans and other single-family rental assets, consistent with the investment policy. The investment policy may be modified by our Board of Directors without the approval of our stockholders.

The objective of the investment policy is to oversee our efforts to achieve a return on assets consistent with our business objective and to maintain adequate liquidity to meet financial covenants and regular cash requirements. As part of an overall investment portfolio strategy, the investment policy provides that we can purchase or sell non-performing or sub-performing residential mortgage loans, residential mortgage backed securities and real estate owned assets. We are also authorized to offer leases on acquired single-family residential real estate.

Any purchase of non-performing or sub-performing residential mortgage loans will be analyzed by the capital markets group of AAMC and presented in written form to our investment committee for approval prior to purchase.

The investment committee is authorized to finance our investment positions through repurchase agreements, warehouse lines of credit, securitized debt and other financing arrangements provided such agreements are negotiated with counterparties approved by the investment committee. We are also permitted to hedge our interest rate exposure on our financing activities through the use of interest rate swaps, forwards, futures and options, subject to prior approval from the investment committee.

Investment Committee Approval of Counterparties

The investment committee is authorized to consider and approve:

•	the financial soundness of institutions with which we plan to transact business and make recommendations with respect thereto;

•	our risk exposure limits with respect to the dollar amounts of total exposure with a given institution; and

•	investment accounts and trading accounts to be opened with banks, broker-dealers and financial institutions.

Investment Committee Guidelines

The activities of our investment committee are subject to the following guidelines:

•	no investment will be made that would cause us or any of our subsidiaries to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment will be made that would cause us to be required to register as an investment company under the Investment Company Act of 1940; and

•

until appropriate investments can be identified, we may invest available cash in interest-bearing and short-term investments that are consistent with (a) our intention to qualify as a REIT and (b) our exemption from registration as an investment company under the Investment Company Act of 1940.

Broad Investment Policy Risks

Our investment policy is very broad and, therefore, our investment committee and AAMC have great latitude in determining the types of assets that are proper investments for us, as well as the individual investment decisions. In the future, AAMC may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. Our Board of Directors will periodically review our investment policy and our investment portfolio but will not review or approve each proposed investment by AAMC unless it falls outside our previously approved investment policy or constitutes a related party transaction.

In addition, in conducting periodic reviews, our Board of Directors will rely primarily on information provided to it by AAMC. Furthermore, AAMC may use complex strategies. Transactions entered into by AAMC may be costly, difficult or impossible to unwind by the time they are reviewed by our Board of Directors. In addition, we may change our business strategy and investment policy and targeted asset classes at any time without the consent of our stockholders, and this could result in our making investments that are different in type from, and possibly riskier, than our current investments or the investments currently contemplated. Changes in our investment strategy and investment policy and targeted asset classes may increase our exposure to interest rate risk, counterparty risk, default risk and real estate market fluctuations, which could materially and adversely affect us.

Policies with Respect to Certain Transactions

Other than as approved by a majority of the independent directors of our Board of Directors, we will not purchase portfolio assets from, or sell them to, our directors or officers or AAMC, Altisource or Ocwen or any of our or their affiliates, or engage in any transaction in which they have a direct or indirect pecuniary interest (other than our services agreements with Altisource and Ocwen described in more detail in “Certain Relationships and Related Transactions”).

Policies with Respect to Certain Other Activities

We intend to raise additional funds through future offerings of equity or debt securities or the retention of cash flow (subject to REIT distribution requirements) or a combination of these methods. In the event that our Board of Directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time, subject to compliance with NYSE listing requirements.

In addition, we have borrowed and intend to continue to borrow money to finance or refinance the acquisition of sub-performing and non-performing residential mortgage loans and single-family properties and for general corporate purposes. Our investment policy, the assets in our portfolio, the decision to use leverage and the appropriate level of leverage will be based on AAMC’s assessment of a variety of factors, including our historical and projected financial condition, liquidity and results of operations, financing covenants, the cash flow generation capability of assets, the availability of credit on favorable terms, our outlook for borrowing costs relative to the unlevered yields on our assets, maintenance of our REIT qualification, applicable law and other factors, as our Board of Directors may deem relevant from time to time. Our decision to use leverage will be at AAMC’s discretion and will not be subject to the approval of our stockholders. We are not restricted by our governing documents in the amount of leverage that we may use.

We have not made any loans to third parties, although we may make loans to third parties, including to joint ventures in which we participate.

As of the date of this prospectus, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required. We do not intend to underwrite securities of other issuers.

Our Board of Directors may change any of these policies without prior notice to, or the consent of our stockholders.

REIT Qualification

We intend to elect and qualify to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, or the “Code,” beginning with our taxable year ending December 31, 2013, and we currently expect to maintain this status for the foreseeable future. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our common shares. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our manner of operation enables us to meet the requirements for qualification and taxation as a REIT. As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income we distribute to our stockholders.

Even though we intend to elect to be taxed as a REIT, we will be subject to some U.S. federal, state and local taxes on our income or property. We expect a portion of our business will be conducted through, and a portion of our income will be earned in, one or more TRSs. In general, a TRS may hold assets and engage in activities that the REIT cannot hold, may choose not to hold to maintain REIT compliance and cannot engage in directly. Additionally, a TRS may engage in any real estate or non-real estate related business. A TRS is subject to U.S. federal, state and local corporate income taxes. To maintain our REIT election, at the end of each quarter no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. If our TRS generates net income, our TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at the TRS level, no distribution is required, and we can increase stockholders’ equity of the consolidated entity. As discussed under “Risk Factors—Risks Related to Our Qualification as a REIT” the combination of the requirement to maintain no more than 25% of our assets in the TRS coupled with the effect of TRS dividends on our income tests creates compliance complexities for us in the maintenance of our qualified REIT status.

Employees

We do not currently have any employees and do not expect to have any employees in the foreseeable future. Currently, services necessary for our business are provided by individuals who are employees of AAMC and our service providers. Each of our executive officers is an employee or officer or both, of AAMC, and they are paid by AAMC. As of September 23, 2013, AAMC had seven full-time employees.

Competition

We face competition from various sources for the acquisition of sub-performing and non-performing residential mortgage loans. Our competition includes other REITs, pension funds, insurance companies, hedge funds, investment companies, partnerships and developers. To effectively compete, we will rely upon AAMC’s management team and their substantial industry expertise, which we believe provides us with a competitive advantage and helps us assess the investment risks and determine appropriate pricing. We expect our integrated approach of acquiring sub-performing and non-performing residential mortgage loans and converting them to REO will enable us to compete more effectively for attractive investment opportunities. Furthermore, we believe that our access to Ocwen’s servicing expertise helps us maximize the value of our loan portfolios and provides us with a competitive advantage over other companies with a similar focus. We also believe that our relationship with Altisource and access to its nationwide vendor network will enable us to competitively bid on large sub-performing or non-performing residential mortgage loan portfolios with assets dispersed throughout the United States. However, we cannot assure you that we will be able to achieve our business goals or expectations due to the competitive, pricing and other risks that we face. Our competitors may have greater resources and access to capital and higher risk tolerances than we have, may be able to pay higher prices for sub-performing and non-performing residential mortgage loans than we can or may be willing to accept lower returns on investment than we are. As the inventory of available non-performing and sub-performing residential mortgage loans and REO will fluctuate, the competition for assets and financing may increase.

We also face significant competition in the single-family rental market from other real-estate companies, including REITs, investment companies, partnerships and developers. To effectively manage rental rate and occupancy levels, we will rely upon the ability of AAMC’s management team to effectively supervise Altisource’s renovation and property management services on our acquired properties. We believe Altisource’s established nationwide vendor network and use of proprietary technology will provide us with a competitive advantage by allowing us to operate with an attractive cost structure and thereby generate attractive returns. Despite these efforts, some of our competitors’ single-family rental properties may be better quality or in more desirable locations than our properties or have leasing terms more favorable than we offer. In addition, our ability to compete and meet our return objectives depends upon, among other factors, trends of the national and local economies, the financial condition and liquidity of current and prospective tenants, availability and cost of capital, taxes and governmental regulations. Given the significant competition, complexity of the market, changing financial and economic conditions and evolving single-family tenant demographics and demands, we cannot assure you that we will be successful in acquiring or managing single-family rental properties that satisfy our return objectives.

Environmental Matters

As an owner of real estate, we are subject to various federal, state and local environmental laws, regulations and ordinances and also could be liable to third parties resulting from environmental contamination or noncompliance with environmental laws at our properties. Environmental laws can impose liability on an owner or operator of real property for the investigation and remediation of contamination at or migrating from such real property, without regard to whether the owner or operator knew of or was responsible for the presence of the contaminants. The costs of any required investigation or cleanup of these substances could be substantial. The liability is generally not limited under such laws and could exceed the property’s value and the aggregate assets of the liable party. The presence of contamination or the failure to remediate contamination at our properties also may expose us to third-party liability for personal injury or property damage or adversely affect our ability to sell, lease or renovate the real estate or to borrow using the real estate as collateral. These and other risks related to environmental matters are described in “Risk Factors.”

Legal Proceedings

We are not currently the subject of any material legal or regulatory proceedings. We may be involved, from time to time, in legal proceedings that arise in the ordinary course of business.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act,” and we are eligible to avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

In addition, the JOBS Act provides that an “emerging growth company” can utilize an extended transition period for complying with new or revised accounting standards, allowing it to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies which are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

MANAGEMENT

General

We are externally managed by AAMC. Pursuant to the terms of the asset management agreement, AAMC provides us with our senior management team, including officers, along with appropriate support personnel. We do not have any employees.

All of our executive officers are employed by and receive compensation from AAMC for the services provided to us under the asset management agreement, including their service as our executive officers. The compensation received by these executive officers is not paid or determined by us, but rather by AAMC. As a result, we do not have a compensation policy or program for executive officers. AAMC and its executive officers will at all times remain subject to the supervision and oversight of our Board of Directors.

Our Directors and Executive Officers

Set forth below is information concerning our directors and executive officers:

Name	Age	Position(s) with the Company
William C. Erbey	64	Chairman of the Board of Directors
Ashish Pandey	38	Chief Executive Officer
Salah Saabneh	45	Executive Vice President, Corporate Development
Kenneth D. Najour	54	Chief Financial Officer
Stephen H. Gray	43	General Counsel and Secretary
Michael A. Eruzione	58	Director
Robert J. Fitzpatrick	53	Director
James H. Mullen, Jr.	55	Director
David B. Reiner	57	Director

Chairman of the Board

William C. Erbey.    Mr. Erbey was appointed as the Chairman of our Board of Directors in July 2012. Mr. Erbey has also served as the Chairman of the Board of Directors of Ocwen since September 1996 and as the Chief Executive Officer of Ocwen from January 1998 to October 2010. He served as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. He is also the founder of Home Loan Servicing Solutions, Ltd. (“HLSS”) and has served as its Chairman since December 2010. He has also served as the Chairman of Altisource Portfolio Solutions S.A. since July 2009 and has served as Chairman of AAMC since March 2012. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, including as President and Chief Operating Officer of General Electric Mortgage Insurance Corporation, Program General Manager of the Commercial Financial Services Department and President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration, with Distinction, from Harvard University.

Mr. Erbey’s extensive experience as the Chairman and Chief Executive Officer of Ocwen demonstrates his leadership capability and business acumen. His experience in the mortgage services industry brings valuable financial, operational and strategic expertise to our Board of Directors.

Officers

Ashish Pandey.    Mr. Pandey has served as our Chief Executive Officer since December 2012 by virtue of his position as the Chief Executive Officer of AAMC. Prior to joining us, Mr. Pandey served as the Chief Executive Officer of Correspondent One, an affiliate of Altisource engaged in the acquisition and secondary marketing of government loans. He previously served as Executive Vice President of Ocwen from July 2008 to

August 2011 and was responsible for the oversight of asset management vehicles and capital deployment for mortgage servicing portfolio acquisitions for Ocwen. He served as Treasurer and Director of Corporate Strategy from February 2005 to July 2008 for Ocwen. From May 2002 to October 2003, Mr. Pandey served as an Associate Consultant with Tata Strategic Management Group. He holds a Bachelor’s of Science in Engineering from the S.G.S. Institute of Technology and Science and a Masters of Business Administration from the Indian Institute of Management.

Salah Saabneh.    Mr. Saabneh has served as our Executive Vice President, Corporate Development since February 2013 by virtue of his position as the Executive Vice President, Corporate Development of AAMC. Mr. Saabneh was a director of AAMC from December 2012 until his appointment as an officer of AAMC. From 2008 to February 2012, Mr. Saabneh was a founding partner at Manikay Partners, LLC, an investment management firm, and served as a senior member of the Manikay Partner’s event-driven and special situations investment team. Prior to joining Manikay Partners, Mr. Saabneh served from 2005 to 2008 as Director, Securitized Products and Special Situations, at Angelo, Gordon & Co, a privately held registered investment advisor. Previously, Mr. Saabneh was a senior banker at ING Financial Markets LLC and UBS Warburg LLC and was involved in structuring and underwriting a wide range of securitization transactions and asset-backed financings. Mr. Saabneh practiced corporate and finance law with Sidley & Austin in New York City and London and holds a Bachelor of Laws from Hebrew University in Jerusalem, a Master of Laws from Georgetown University in Washington, D.C. and a Master of Business Administration from Columbia University in New York, New York.

Kenneth D. Najour.    Mr. Najour has served as our Chief Financial Officer since March 2013 by virtue of his position as the Chief Financial Officer of AAMC. Prior to joining AAMC, Mr. Najour served as Vice President, Finance and Chief Accounting Officer of Ocwen from March 2012 to March 2013. Mr. Najour joined Ocwen as Vice President, Finance in December 2010. Prior to joining Ocwen, Mr. Najour served as Senior Vice President, Chief Financial Officer Latin America and Caribbean Region for MasterCard Worldwide from 2003 to 2010. He has also held leadership positions within PepsiCo Inc. from 1994 to 2003 and was Audit Manager for Pricewaterhouse Coopers LLP from 1986 to 1994. He holds a Master of Accounting from the University of Miami, a Bachelor of Science from Santa Clara University and is a Certified Public Accountant in the State of California.

Stephen H. Gray.    Mr. Gray has served as our General Counsel and Secretary since December 2012 by virtue of his position as the General Counsel and Secretary of AAMC. Prior to joining AAMC, Mr. Gray was General Counsel and Secretary of LaBranche & Co Inc., a publicly traded financial services company in New York, New York, from May 2004 to December 2011, and was a consulting attorney for The Nielsen Company, a global information and measurement company, during 2012. From June 1998 to May 2004, Mr. Gray was a corporate and securities attorney at the law firm Fulbright & Jaworski L.L.P. in New York, New York, specializing in, among other things, securities offerings, mergers and acquisitions and general corporate reporting for public and private companies. From January 1996 to June 1998, he was a corporate and securities attorney at the law firm Brock, Silverstein & McAuliffe, LLC, in New York, New York. He holds a Bachelor of Arts in History from Hobart College and a Juris Doctorate from Widener University School of Law.

Directors

Michael A. Eruzione.    Mr. Eruzione was appointed to our Board of Directors in December 2012. Mr. Eruzione represents major corporations as a spokesperson and as a motivational speaker and has served as the Director of Development for Athletics at Boston University in Boston, Massachusetts since 1995. He previously served as the Director of Special Programs for Alumni Relations and Development. From 1984 to 1994, Mr. Eruzione worked as a sports commentator for Madison Square Garden, ABC, NBC and CBS. Mr. Eruzione was captain of the 1980 United States Olympic Hockey Team that won the gold medal in Lake Placid, NY. Mr. Eruzione holds a Bachelor of Arts from the Boston University School of Education in Boston, Massachusetts.

Mr. Eruzione’s diverse background and experience representing major corporations provides insight to the Board of Directors, particularly with respect to the development of strategic relationships.

Robert J. Fitzpatrick.    Mr. Fitzpatrick was appointed to our Board of Directors in December 2012. Mr. Fitzpatrick has over 25 years of experience in real estate banking and structured finance and is one of the founding members of Institutional Mortgage Capital Canada, Inc. (“IMCCI”), established in 2009 as an investment platform for investors in Canadian commercial real estate debt and securities. Mr. Fitzpatrick has served as Chief Financial Officer of IMCCI since 2011. Prior to joining IMCCI, Mr. Fitzpatrick served from 1983 to 2009 in various senior managerial and executive appointments for Merrill Lynch, a financial management and advisory firm, including Head of Residential and Commercial Securitization, Managing Director of Commercial Real Estate Lending and Managing Director of Global Principal Investments. Mr. Fitzpatrick holds a Bachelor of Science in Accounting from St. John’s University in New York, New York.

Mr. Fitzpatrick’s experience in the real estate financing sector as well as knowledge regarding accounting and finance provides financial, operational and strategic expertise and guidance to the Board of Directors.

James H. Mullen, Jr.    Dr. Mullen was appointed to our Board of Directors in December 2012. Dr. Mullen has over 20 years of experience in leadership roles in higher education and has served as President of Allegheny College in Meadville, Pennsylvania since 2008. Dr. Mullen also serves on the board of directors and councils of several higher education organizations, including, but not limited to, the American Council on Education, the Association of Independent Colleges & Universities in Pennsylvania, and the National Association of Independent Colleges and Universities, Tax Policy Committee. Prior to joining Allegheny College, he served as President of Elms College in Chicopee, Massachusetts, as Chancellor of the University of North Carolina in Asheville, North Carolina and as Senior Vice President of Trinity College in Hartford, Connecticut. Dr. Mullen holds a Master of Public Policy from the John F. Kennedy School of Government at Harvard University in Cambridge, Massachusetts and a Doctorate in Higher Education Administration from the University of Massachusetts in Amherst, Massachusetts.

Dr. Mullen’s tax policy knowledge and prior board experience provides insights to our Board of Directors, particularly in the areas of strategic planning, finance and tax matters.

David B. Reiner.    Mr. Reiner was appointed to the Board of Directors in December 2012. Mr. Reiner is currently a Managing Director with Regional Real Estate Investment Corporation (“RREIC”), a registered investment advisor that manages private investment funds that make opportunistic real estate investments. Prior to joining RREIC, Mr. Reiner served as a Managing Director of Grosvenor Investment Management US Inc. (“GIM”), a real estate investment fund, from 2003 to 2011. At GIM, Mr. Reiner was responsible for the development and implementation of business strategy, capital markets activities, fund and investment development, fund-raising, fund operations and investor relations. He also was a member of the Management and Investment Committees for GIM’s Investment Funds business and served on the Capital Markets Committee of Grosvenor Fund Management Ltd. Prior to that, Mr. Reiner was a Co-founder and Managing Director of Legg Mason Real Estate Investors, Inc., from 2000 until 2003, a specialty real estate lender that provided mezzanine and bridge loans to the commercial real estate industry. Mr. Reiner currently serves on the board of directors and as chairman of the audit committee of HLSS. Prior to joining the HLSS Board, he served three years on the board of directors of Ocwen, where he was also a member of both the audit committee and the nomination/governance committee. Mr. Reiner holds a Bachelor of Arts from the University of South Carolina in Columbia, South Carolina and a Juris Doctorate from George Mason University School of Law in Fairfax, Virginia. He also completed graduate work in international affairs and economics at the Fletcher School of Law & Diplomacy at Tufts University in Medford, Massachusetts and the Johns Hopkins School of Advanced International Studies in Washington, DC.

Mr. Reiner’s real estate investment expertise, particularly with respect to capital market activities, investment strategies and funding operations, provides insights to the Board of Directors. In addition, his background in economics and public company audit committee experience enable him to provide guidance to the Board of Directors in overseeing financial and accounting aspects of our operations.

Director Independence

The rules of the NYSE require that a majority of a company’s board of directors be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our Board of Directors has affirmatively determined that each of Mr. Erbey, Mr. Eruzione, Mr. Fitzpatrick, Dr. Mullen and Mr. Reiner is an independent director.

Our Board of Directors will determine annually the independence by reviewing the direct and indirect relationships that we have with each director. The review and determination of independence will be based in part on analysis of categorical questionnaire responses that follow the independence standards established by the NYSE and will be subject to additional qualifications prescribed under its listing standards and applicable law.

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing management and representing the interests of the stockholders. Directors are expected to attend all meetings of the Board of Directors, the meetings of committees on which they serve and the Annual Meeting of Stockholders. Directors are also consulted for advice and counsel between formal meetings.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nomination/ Governance Committee. A brief description of these committees is provided below.

Audit Committee.    The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm, reviews and advises our Board of Directors with respect to reports by our independent registered certified public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm.

The members of the Audit Committee are Messrs. Fitzpatrick, Mullen and Reiner. Our Board of Directors has determined that all members of our Audit Committee are financially literate. Furthermore, our Board of Directors has determined that each of Messrs. Fitzpatrick and Reiner possesses accounting or related financial management expertise within the meaning of the NYSE listing standards and qualifies as an audit committee financial expert as that term is defined in SEC rules. Our Audit Committee operates under a written charter approved by our Board of Directors in January 2013, a copy of which is available on our website and is available in print to any stockholder who requests it.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees the compensation of our directors and other compensation related matters. The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our directors or officers or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

The members of the Compensation Committee are Messrs. Fitzpatrick, Mullen and Reiner. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We feel that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors in January 2013, a copy of which is available on our website and is available in print to any stockholder who requests it.

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee was at any since its formation or at any other time an officer or employee of our company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our named executive officers has served on the board of directors or compensation committee of any other entity that has or had one (1) or more named executive officers who served as a member of our Board of Directors or our Compensation Committee since our separation from Altisource.

Nomination/Governance Committee.    The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as directors and committee members for our Board of Directors; advises our Board of Directors with respect to Board of Directors composition, procedures and committees; develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The members of the Nomination/Governance Committee are Messrs. Erbey, Fitzpatrick, Mullen and Reiner. Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors in its organizational meeting in January 2013. A copy of the charter is available on our website and is available in print to any stockholder who requests it.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as: director qualification standards, Board of Directors and committee composition, director responsibilities, director access to management of AAMC performing functions for our company and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Nomination/Governance Committee will review our Corporate Governance Guidelines at least once a year and, if necessary, recommend changes to our Board of Directors. Our Corporate Governance Guidelines are available on our website and are available in print to any stockholder who requests it.

Executive Sessions of Independent Directors

We expect to have executive sessions of our independent directors periodically at our Board meetings.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors and officers as well as any employees of AAMC who provide services to our company by AAMC as required by NYSE rules. Any waivers from the Code of Business Conduct and Ethics for directors or named executive officers must be approved by our Board of Directors or a Board committee and must be promptly disclosed to our stockholders. The Code of Business Conduct and Ethics are available on our website and is available in print to any stockholder who requests it. Any amendments to the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed under the rules of the SEC or NYSE, will be posted on our website.

Risk Management and Oversight Process

Our Board of Directors and each of its committees are involved in overseeing risk associated with the Company. The Board of Directors and the Audit Committee monitor our credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. In its periodic meetings with our independent registered public accounting firm, the Audit Committee discusses the external audit scope, the independent registered public accounting firm’s responsibility under the Standards of the Public Company Accounting Oversight Board, accounting policies and practices and other required communications. The Board of Directors and the Nomination/Governance Committee monitor our governance and succession risks by regular reviews with management. The Board of Directors and the Compensation Committee monitor the Company’s compensation policies and related risks by regular reviews with management. The Board of Directors’ role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management of AAMC that perform services for us having responsibility for assessing and managing our risk exposure, and the Chairman, the Board of Directors and its committees providing oversight in connection with these efforts.

Board of Directors Compensation

Our independent directors are entitled to the following compensation:

•

an annual retainer of $50,000 and shares of our common stock with a value of $45,000 granted under our Director Plan provided the Director attended 75% of the meetings of the Board of Directors in the prior year;

•	an additional $50,000 to the Chairman of the Board of Directors;

•	an additional $12,500 to the Audit Committee chairperson;

•	an additional $5,000 to all committee chairpersons (other than the Audit Committee chairperson); and

•	an additional $5,000 to all Audit Committee members.

The cash compensation to our directors is paid in equal quarterly installments in arrears shortly after the end of each quarter. The equity compensation will be paid for the prior year of service after the annual meeting of the Board of Directors which immediately follows the Annual Meeting of Stockholders.

All director compensation will be prorated for a director serving less than a full one (1) year term. With the exception of the period from January 24, 2013 to the 2013 Annual Meeting of Stockholders, each one (1) year term commences at the annual meeting of the Board of Directors which immediately follows the Annual Meeting of Stockholders.

Our directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

Director Equity Plan

Our Director Equity Plan (the “Director Plan”) is designed to promote our interests by attracting and retaining qualified and experienced individuals for service as non-employee directors. The Director Plan is administered by our Board of Directors. The total number of shares of common stock available for issuance under the Director Plan is 100,000, of which 4,265 shares have been issued to date.

Our Director Plan permits the grant of shares of our common stock in the form of restricted stock. A restricted stock award is an award of a specified number of shares of our common stock which may be subject to forfeiture upon the occurrence of specified events. The expiration of any restriction period may be conditioned on continued employment over a period of time or upon any other criteria as determined by the Board of Directors. During such time as shares awarded under the Director Plan are under restriction, holders of restricted stock have the right to receive any dividends paid on our common stock and to vote the shares of restricted stock. The Director Plan also permits the grant of stock awards which are free of forfeiture provisions. As described above under “—Board of Directors Compensation,” we expect to issue restricted stock awards under the Director Plan in arrears for attendance of at least 75% of the meetings of the Board of Directors in the prior year.

The Board of Directors may amend, suspend or terminate the Director Plan at any time. However, no amendment is permitted without stockholder approval if such approval is required by applicable law or applicable requirements of any securities exchange or similar entity. The Board of Directors may amend outstanding awards, provided, however, that in the case of amendments adverse to the holder, the Board of Directors must obtain the holder’s consent to any such amendment unless the amendment is required by certain tax laws.

Executive Officer Compensation

We are externally managed by our Manager under the terms of the asset management agreement, pursuant to which AAMC provides us with all of the personnel required to manage our operations, including our executive officers. Our executive officers are officers or employees of AAMC and receive compensation from AAMC. AAMC makes all decisions relating to the compensation of such officers based on factors it deems appropriate. Except as specifically excluded from our reimbursement obligations under the management agreement, we directly or indirectly reimburse AAMC for our allocable share of compensation paid to our executive officers. The incentive management fee that we pay AAMC under the asset management agreement provides an additional source of funds that AAMC may use to compensate our executive officers. We do not provide any of our executive officers with pension benefits or nonqualified deferred compensation plans. We do not have any employment agreements with any persons and are not obligated to make any payments to any of our executive officers upon termination of employment or a change in control.

See “Our Manager and the Asset Management Agreement” included elsewhere in this prospectus for a description of the terms of the asset management agreement, including the incentive management fee payable to AAMC thereunder and our reimbursement obligations to AAMC.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Under our Charter and Bylaws, we will indemnify our directors to the fullest extent permitted by Maryland law unless it is ultimately determined by a final adjudication that such indemnitee was not entitled to indemnification.

We may enter into indemnification agreements with each of our directors to provide for indemnification and expense advancement (except in cases where we are party to a proceeding against a director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. We expect any such agreement to provide that we will indemnify each director against claims arising out of such director’s service to us except for any claim as to which the director is adjudged in a final and non-appealable judgment to have committed willful misconduct or in the case of fraud or dishonesty by the director. We also expect any such agreement to provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such indemnitee is not entitled to indemnification.

Our Board of Directors (if a majority of directors are disinterested in the claim under which the director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by an indemnitee against us.

We may purchase and maintain insurance on behalf of any person who is or was a director or agent of us or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by that person in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify that person against such liability under the provisions set forth in the Bylaws.

Under the asset management agreement with AAMC, AAMC maintains a contractual as opposed to a fiduciary relationship with us which limits AAMC’s obligations to us to those specifically set forth in the asset management agreement. In addition, unlike for directors, there is no statutory standard of conduct under the MGCL for officers of a Maryland corporation. Instead, officers of a Maryland corporation, including officers who are employees of AAMC, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

OUR MANAGER AND THE ASSET MANAGEMENT AGREEMENT

General

We are externally managed and advised by AAMC, our Manager. Each of our officers is an officer of AAMC. The executive offices of AAMC are located at 402 Strand Street, Frederiksted, USVI 00840-3531 and AAMC’s telephone number is (340) 692-1055. See “Business—Our Manager and Our Service Providers” for a description of AAMC.

The Asset Management Agreement

Upon completion of our separation and AAMC’s separation from Altisource on December 21, 2012, we entered into a 15-year asset management agreement with AAMC. Pursuant to the asset management agreement, AAMC designs and implements our business strategy, administer our business activities and day-to-day operations and provides corporate governance services, subject to oversight by our Board of Directors. AAMC is responsible for, among other duties: (1) performing and administering all our day-to-day operations, (2) determining investment criteria through our Investment Policy in cooperation with our Board of Directors, (3) sourcing, analyzing and executing asset acquisitions, including our acquisition of sub-performing and non-performing residential mortgage loan portfolios and related financing activities, (4) analyzing and performing sales of properties, (5) overseeing Altisource’s renovation, leasing and property management of our single-family rentals, (6) overseeing Ocwen’s servicing of our residential mortgage loan portfolios, (7) performing asset management duties and (8) performing corporate governance and other management functions, including financial, accounting and tax management services. AAMC provides us with a management team and appropriate support personnel who have substantial sub-performing and non-performing loan portfolio experience. AAMC’s management also has significant corporate governance experience that enables us to manage our business and organizational structure efficiently. AAMC has agreed not to provide the same or substantially similar services to any other party so long as the company and the operating partnership have on hand an average of $50,000,000 in capital available for investment over the previous two fiscal quarters. Notwithstanding the foregoing, AAMC may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the company or the operating partnership, so long as its services to the company and the operating partnership are not impaired thereby.

Incentive Management Fee

Under the asset management agreement, we will pay AAMC a quarterly incentive management fee as follows:

(i)	2% of all cash available for distribution by us to our stockholders and to AAMC as incentive management fee, which we refer to as “available cash,” until the aggregate amount per share of available cash for the quarter (based on the average number of shares of our common stock outstanding during the quarter), which we refer to as the “quarterly per share distribution amount,” exceeds $0.161, then

(ii)	15% of all additional available cash for the quarter until the quarterly per share distribution amount exceeds $0.193, then

(iii)	25% of all additional available cash for the quarter until the quarterly per share distribution amount exceeds $0.257, and thereafter

(iv)	50% of all additional available cash for the quarter;

in each case set forth in clauses (i) through (iv), as such amounts may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend.

We will distribute any quarterly distribution to our stockholders after the application of the incentive management fee payable to AAMC.

In the event of the payment of any dividend of cash from capital transactions by us, each of the thresholds described above shall be reduced by an amount equal to the applicable threshold multiplied by a fraction (i) the numerator of which shall be the amount of distributions of available cash that are deemed to be cash from capital transactions that a hypothetical holder of one share of common stock acquired on the separation date has received with respect to such share of common stock, during the period since the separation date through the date of such payment, and (ii) denominator of which shall be $12.74 (as such amount may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend); provided that in no event shall such fraction be greater than 1.

Notwithstanding the foregoing, in the case of cash dividends from capital transactions, no incentive management fee will be paid to AAMC in respect of such dividends unless and until a hypothetical holder of one share of common stock acquired on the separation date has received with respect to such share of common stock, during the period since the separation date through the date of payment, cash dividends from capital transactions in an aggregate amount equal to $12.74 (as such amount may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend).

The asset management agreement defines “capital transactions” to include various financing transactions and sales and other dispositions of assets, but not sales and other dispositions in the ordinary course of business. A sale or disposition is treated for this purpose as being in the ordinary course of business unless it involves, in a single transaction or series of related transactions, assets that have an aggregate value in excess of 50% of the aggregate value of all assets held by us and our subsidiaries on a consolidated basis immediately prior to the consummation of such transaction or, in the case of a series of related transactions, the first such transaction.

We believe that our incentive management fee arrangement with AAMC aligns the interests of AAMC with our stockholders. Unlike incentive fee structures that pay the asset manager fees based on net assets under management or market capitalization, AAMC only earns incentive fees in respect of the amount of cash available for distribution to our stockholders and does not earn incentive fees in respect of cash dividends from capital transactions until the $12.74 per share amount is achieved as described above.

Expense Reimbursement

We are required to reimburse AAMC on a monthly basis for the (i) direct and indirect expenses AAMC incurs or payments it makes on our behalf, including, but not limited to, the allocable compensation and routine overhead expenses of all employees and staff of AAMC and (ii) all other reasonable operating and overhead expenses AAMC incurs related to the asset management services it provides to us. We will not reimburse AAMC for any compensation paid to Mr. Erbey in connection with his role of Chairman of AAMC.

Termination

We may not terminate the asset management agreement without cause during the first 24 months of its term. Following such 24-month period, we may terminate the asset management agreement without cause upon the determination of at least two-thirds of our independent directors that (i) there has been unsatisfactory performance by AAMC that is materially detrimental to us, or (ii) the compensation payable to AAMC under the asset management agreement is unreasonable, unless AAMC agrees to compensation that at least two-thirds of our independent directors determine is reasonable.

AAMC may terminate the asset management agreement without cause by providing written notice to us no later than 180 days prior to December 21 of any year during the initial term or a renewal term, and the asset management agreement will terminate effective on the December 21 next following the delivery of such notice.

We will be required to pay AAMC a termination fee in the event that the asset management agreement is terminated as a result of (i) a termination by us without cause, (ii) a termination by AAMC as a result of our becoming regulated as an “investment company” under the Investment Company Act, or (iii) a termination by AAMC if we default in the performance of any material term of the asset management agreement (subject to a notice and cure period).

The termination fee will be equal to three times the average annual incentive management fee earned by AAMC during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. In the event the asset management agreement is terminated: (1) the Ocwen servicing agreement, the support services agreement and the trademark license agreement will terminate within 30 days; and (2) if the asset management agreement is terminated without cause by us, the Altisource master services agreement may be terminated at Altisource’s sole discretion.

Conflicts of Interest Relating to AAMC as Our Manager

We are subject to conflicts of interest relating to AAMC as our Manager because, among other things:

•

The asset management agreement was not negotiated at arm’s length and may not be on terms as favorable as we could have negotiated with an unaffiliated third party. Pursuant to the asset management agreement, AAMC is obligated to supply us with of our senior management team. Subject to the investment policy adopted by our Board of Directors, AAMC has significant discretion regarding the implementation of our business strategy. AAMC will not be obligated to dedicate any specific personnel exclusively to us, nor will they or their personnel be obligated to dedicate any specific portion of their time to the management of our business.

•

Each of our executive officers is also an executive officer of AAMC and has interests in our relationship with AAMC that may be different than the interests of our stockholders. In particular, these individuals will have a direct interest in the financial success of AAMC, which may encourage these individuals to support strategies in furtherance of the financial success of AAMC that adversely impact us. As a result of these relationships, these persons have a conflict of interest with respect to our agreements and arrangements with AAMC.

•

Our executive officers who are officers of AAMC are not required to devote a specific amount of time to our affairs. AAMC is able to, and may, enter into agreements with other parties, including potentially any current or future affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of us to provide property management, asset management, sub-performing and non-performing loan purchases, leasing, development and/or other services to us (including portfolio management services with respect to our investments in sub-performing and non-performing loans and other assets and monitoring services with respect to property management and acquisition activities provided by third parties) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to our assets.

•

AAMC may retain, for and on behalf and at our sole cost and expense, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as AAMC deems necessary or advisable in connection with our management and operations, and AAMC shall have the right to cause any such services to be rendered by its employees or affiliates. Except as otherwise provided in the asset management agreement, we shall pay or reimburse AAMC or its affiliates performing such services for the cost thereof; provided that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis.

•

AAMC’s liability is limited under the asset management agreement, and we have agreed to indemnify AAMC with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified parties not constituting reckless disregard of AAMC’s duties under the asset management agreement, bad faith, willful misfeasance or gross negligence. As a result, we could experience poor performance or losses for which AAMC would not be liable.

•

Under the asset management agreement, we are required to pay AAMC an incentive management fee based on the amount of cash available for distribution to our stockholders. Although we believe this incentive management fee structure aligns AAMC’s interests with our stockholders, AAMC may be incentivized to take risks that could increase our cash available for distribution, at the expense of other criteria, such as preservation of capital. Actions taken in that regard may fail to generate any returns. AAMC may not be able to devote substantial time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio, which could, in turn, materially and adversely affect us.

•

AAMC and members of its management team will be free to manage the acquisition of sub-performing and non-performing loans and single-family rental properties owned by others if we do not maintain adequate capital to conduct our business. These sub-performing and non-performing loans and properties may include single-family rental properties owned by funds or other entities created or controlled by unaffiliated third parties or even affiliated third parties that enter a similar or related business. If this occurs, AAMC or members of its management team may devote a disproportionate amount of time and other resources to acquire or manage properties owned by others.

See “Risk Factors—Risks Related to Our Management and Our Relationship with AAMC, Altisource and Ocwen.”

Manager’s Management of the Operating Partnership

General

Substantially all of our assets are and will be held by, and substantially all of our operations will be conducted through, the operating partnership, either directly or through its subsidiaries or trusts for its benefit. Altisource Residential GP, LLC, which we refer to as the “general partner,” is the sole general partner of the operating partnership. We own 100% of the membership interests in the general partner. We also own 100% of the limited partnership interests of the operating partnership. We do not intend to list any operating partnership interests on any exchange or any national market system. The provisions of the limited partnership agreement are described below and elsewhere in the prospectus.

The general partner is controlled by us, as we own 100% of the membership interests of the general partner. The general partner, therefore, is managed by AAMC through our asset management agreement with AAMC. Except as otherwise expressly provided in the limited partnership agreement and subject to the rights of holders of any class or series of operating partnership interests, all management powers over the business and affairs of the operating partnership are exclusively vested in AAMC through its management of us and the general partner. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise control or management power over the operating partnership’s business and affairs other than through our Board of Directors’ oversight of AAMC’s executive officers who manage our business and that of the general partner. With limited exceptions, the general partner, though its management by AAMC, may execute, deliver and perform agreements and transactions on behalf of the operating partnership without the approval or consent of any limited partner.

Terms of the Limited Partnership Agreement

Capital Contributions, Profits and Losses and Distributions

Neither the general partner nor the limited partner is required to make any additional capital contribution to the operating partnership, although we intend to contribute funds generally and from this offering into the operating partnership in order to (a) make additional acquisitions of portfolios of sub-performing and non-performing residential mortgage loans and other single-family rental properties, (b) pay servicing fees for the residential mortgage loans we acquire and (c) conduct and/or outsource the renovation, leasing and property management services for assets that become single-family rental properties.

The profits and losses of the operating partnership shall be allocated in proportion to the capital contributions of the partners of the operating partnership.

At the time or times determined by the general partner (through AAMC), the general partner may cause the operating partnership to distribute any cash held by it which is not reasonably necessary for the operation of the operating partnership. If the general partner determines that cash will be distributed, the cash available for distribution will be distributed to the partners of the operating partnership in the same proportion as their then capital account balances. Since we intend to continue to contribute funds to the operating partnership for the conduct of our business, the substantial majority of any distributions to the partners will be made to us, as the limited partner.

Restrictions on Transfer of Partnership Interests; Withdrawals

Any partner of the operating partnership may transfer all or any part of its interest in the operating partnership only with the consent of the general partner. Because we are the only limited partner and control the general partner, we do not expect to transfer our limited partnership interests for the foreseeable future.

No partner may withdraw from the operating partnership except pursuant to an amendment to the limited partnership agreement signed by all of the partners and such substituted or additional partners as may be admitted, as described below under “—Amendments; Admission of Additional Partners.” pursuant to the amendment. The withdrawal of the limited partner, and admission of a new or substitute limited partner, as applicable, will be effective as of the date of any such amendment. Upon the withdrawal of any partner, the withdrawing partner shall, to the extent permitted by Delaware Revised Uniform Limited Partnership Act (“DRULPA”), be entitled to payment of the balance of its capital account, and shall have no further right, interest or obligation of any kind whatsoever as a partner in the operating partnership. We do not intend to withdraw as a partner of the operating partnership for the foreseeable future.

Amendments; Admission of Additional Partners

Without our approval as the limited partner, the general partner may amend, and may amend and restate, the limited partnership agreement. The general partner may admit additional limited partners to the operating partnership. The admission of additional limited partners to the operating partnership may be accomplished by the amendment, or the amendment and restatement, of the limited partnership agreement without our consent, and, if required by DRULPA, the filing of an appropriate amendment of the operating partnership’s certificate of formation. We do not intend to add limited partners to the operating partnership for the foreseeable future. However, as described more fully in “Certain Relationships and Related Party Transactions” above, in the event that the Board of Directors determines that Mr. Erbey’s ownership percentage in Residential should be reduced in order to preserve our status as a REIT, we may seek to exchange a portion of the shares of our common stock held by Mr. Erbey for limited partnership interests in our operating partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of September 23, 2013, certain information, prior to and, assuming              shares are sold in this offering, after this offering, regarding the beneficial ownership of our common stock by:

•	each of our directors;

•	each of our executive officers;

•	each holder of 5% or more of our common stock; and

•	all of our directors and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares of our common stock the holder actually owns beneficially and of record;

•	all shares of our common stock over which the holder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares of our common stock the holder has the right to acquire within 60 days after September 23, 2013.

Unless otherwise indicated, all shares of our common stock are owned directly, and the indicated person has sole voting and investment power. Percentage ownership calculations immediately prior to this offering are based on 25,087,236 shares outstanding as of September 23, 2013. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, c/o Altisource Asset Management Corporation, 402 Strand Street, Frederiksted, USVI 00840-3531.

	Common Stock Outstanding
Name and Address	Shares Owned	Percentage Immediately Prior to this Offering	Percentage Immediately After this Offering(1)
Principal Stockholders (other than directors and executive officers):
FMR LLC(2)	2,422,144	9.7%	6.9%
SAB Capital Management, L.L.C.(3)	2,124,972	8.5%	6.1%
Wellington Management Company, LLP(4)	1,489,696	5.9%	4.2%

Directors and Executive Officers:
William C. Erbey(5)	2,277,542	9.0%	6.4%
Michael A. Eruzione	1,853	*	*
Robert J. Fitzpatrick	853	*	*
James H. Mullen, Jr.	853	*	*
David B. Reiner	10,853	*	*
Ashish Pandey(6)	20,011	*	*
Salah Saabneh	4,700	*	*
Kenneth D. Najour	10,000	*	*
Stephen H. Gray	—	*	*
All directors, director nominees and executive officers as a group (9 persons)	2,326,665	9.2%	6.6%

*	Denotes less than 1%.
(1)	Assumes no shares are purchased in this offering by the listed stockholder.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on May 10, 2013 by FMR LLC (“FMR”). Includes 2,422,144 shares of common stock beneficially held by clients of various investment advisor subsidiaries of FMR. FMR’s address is 82 Devonshire Street, Boston, MA 02109.

(3)	Based on information contained in a Schedule 13G filed with the SEC on May 6, 2013 by SAB Capital Advisors, L.L.C. (“SAB”). Includes 2,124,972 shares of common stock beneficially held by clients of various investment advisor subsidiaries of SAB. SAB’s address is 767 Fifth Avenue, 44th Floor, New York, New York 10153.
(4)	Based on information contained in a Schedule 13G filed with the SEC on August 7, 2013 by Wellington Management Company, LLP (“Wellington”). Includes the power to vote 1,393,756 shares of common stock beneficially held by clients of Wellington. Wellington’s address is 280 Congress Street, Boston, MA 02210.
(5)	Mr. Erbey beneficially owns: (i) 606 shares of common stock held directly; (ii) 1,978,694 shares of common stock held by Salt Pond Holdings, LLC, a United States Virgin Islands limited liability company of which the members are Mr. Erbey, his spouse, E. Elaine Erbey, FF Plaza Limited Partnership, a Delaware limited partnership of which the partners are Mr. Erbey, Ms. Erbey and Delaware Permanent Corporation (“Delaware Permanent”), a Delaware corporation owned by Mr. Erbey, and Erbey Holding Corporation, a Delaware corporation wholly owned by Mr. Erbey and (iii) options to acquire 298,242 shares of Common Stock, which were exercisable on or within 60 days after September 23, 2013. Mr. Erbey, Ms. Erbey, FF Plaza, Delaware Permanent and Erbey Holding each beneficially own the 1,978,694 shares of common stock held by Salt Pond.
(6)	Includes options to purchase 10,011 shares of common stock, which were exercisable on or within 60 days after September 23, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Altisource

Master Services Agreement

Under the master services agreement, Altisource will provide property management, leasing and renovation management services associated with the single-family rental properties we acquire upon conversion of residential mortgage loans that continue to be sub-performing or non-performing. The agreement provides for an initial term of 15 years, which term will automatically renew for successive two-year terms unless either party sends a notice of non-renewal to the other party at least nine months before the completion of the initial or renewal term, as applicable .

The total fees incurred by us under this agreement will be dependent upon the property management, leasing and renovation management services required on an asset-specific basis and will vary significantly based upon the location and condition of the asset as well as current market conditions and tenant turnover.

In the event our asset management agreement with AAMC is terminated without cause by us, the master services agreement with Altisource may be terminated at its sole discretion.

Support Services Agreement

Under the support services agreement, Altisource may provide services to us in such areas as human resources, vendor management operations, corporate services, risk management, quality assurance, consumer psychology, treasury, finance and accounting, legal, tax, compliance and other support services where we may need assistance and support. The support services agreement provides generally that Altisource will undertake to provide the support services in a manner generally consistent with the manner and level of care with which such service, if any, was performed or provided prior to our separation from Altisource. The support services agreement will extend for two years after the separation but may be terminated earlier under certain circumstances including a default. The fees for all support services provided pursuant to the support services agreement are based on the fully-allocated cost of providing the service or, with respect to statements of work entered into under the support services agreement, the amount set forth therein. “Fully-allocated cost” means, with respect to the provision of a “service”, the all-in cost of providing such service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third-party payments (but not taxes incurred in connection therewith). Altisource is required to submit statements of account on a monthly basis with respect to all amounts payable by us, setting out the support services provided and the amount billed as a result of providing such support services.

The total fees incurred by us under this agreement are dependent upon our business activity and the level of services required in connection therewith. While market conditions will drive our business activity, we do not anticipate incurring fees under this agreement in excess of $50,000 in the first year of our operations.

In the event our asset management agreement with AAMC expires or is terminated, the support services agreement will terminate within 30 days.

Tax Matters Agreement

The tax matters agreement with Altisource which sets out each party’s rights and obligations with respect to deficiencies and refunds, if any, of Luxembourg, U.S. federal, state, local or other foreign taxes for periods before and after our separation from Altisource and related matters such as the filing of tax returns and the conduct of IRS and other audits. In general, under this agreement, we are responsible for taxes attributable to our business incurred after the separation, and Altisource is responsible for taxes attributable to our business incurred prior to the separation.

Trademark License Agreement

Under the trademark license agreement, Altisource granted us a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the name “Altisource.” The agreement has no specified term and may be terminated by either party upon 30 days’ written notice, with or without cause. In the event that this agreement is terminated, all rights and licenses granted thereunder, including, but not limited to, the right to use “Altisource” in our name will terminate.

In the event our asset management agreement with AAMC expires or is terminated, the trademark license agreement will terminate within 30 days.

Servicing Agreement with Ocwen

Under the servicing agreement, Ocwen services our acquired residential mortgage loans and provides loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs. The agreement provides for an initial term of 15 years. In the event our asset management agreement with AAMC expires or is terminated, the servicing agreement will terminate within 30 days.

The total fees incurred by us under this agreement are dependent upon the number and type of acquired residential mortgage loans that Ocwen services pursuant to the terms of the agreement.

Purchase of Non-Performing Mortgage Portfolio from Ocwen

On February 14, 2013, the operating partnership completed the acquisition of a portfolio of residential mortgage loans. The portfolio was purchased from Ocwen pursuant to a Master Mortgage Loan Sale Agreement. The portfolio consists of first lien residential mortgage loans, substantially all of which were non-performing, having an unpaid principal balance of approximately $121.2 million as of February 1, 2013. The aggregate purchase price for the portfolio was approximately $64.4 million, which was determined by multiplying (a) the aggregate unpaid principal balance of the loans as of the February 1, 2013 cut-off date by (b) the purchase price percentage of 53.16%. In determining the purchase price percentage, we performed a discounted cash flow analysis for the loans using our underwriting process. The acquisition of the portfolio was funded with available cash contributed to us on December 21, 2012 by Altisource in connection with the Company’s separation from Altisource.

Because Mr. Erbey is also the Chairman of the Board of Directors of Ocwen and beneficially owns common stock of Ocwen, Mr. Erbey recused himself from the deliberations and vote by our Board of Directors with respect to the transaction. The remaining members of the Board of Directors and the members of the Audit Committee unanimously voted in favor of the transaction. The portfolio is serviced by Ocwen under the terms of the servicing agreement between us and Ocwen.

Asset Management Agreement with AAMC

On December 21, 2012 we entered into an Asset Management Agreement with AAMC. For a detailed description of our asset management agreement with AAMC, see “Our Manager and the Asset Management Agreement.”

Subscription Agreement with NewSource

On December 21, 2012 we entered into a Subscription Agreement with NewSource. For a description of our agreement with NewSource, see “Business—NewSource Investment.”

Share Ownership of our Chairman

William C. Erbey, who is our Chairman of the Board of Directors, is the Chairman of the Board of Altisource, Ocwen and AAMC. As a result, he has obligations to us as well as to Altisource, Ocwen and AAMC and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource, Ocwen and AAMC. As of June 30, 2013, Mr. Erbey was the beneficial owner of the following securities of Altisouce, Ocwen, AAMC and Residential:

Entity	Common shares		% of common shares outstanding	Vested stock options	Unvested stock options
Altisource	5,935,343	(1)	27.9%	894,728	—
Ocwen	17,770,021		13.2%	2,084,177	2,300,000
AAMC	646,254	(2)	30.1%	89,472	—
Residential	1,978,694		9.0%	298,242	—

(1)	Includes 343 shares of unvested restricted stock.
(2)	Includes 52,758 shares of unvested restricted stock.

None of our other directors or officers has any role with or relationship to Altisource, Ocwen or AAMC.

Stock Option Plans

Separation Plans

In connection with our separation from Altisource, we adopted the Altisource Residential Corporation Conversion Option Plan (the “Conversion Option Plan”) and the Altisource Residential Corporation Special Conversion Option Plan (the “Special Option Plan” and, together with the Conversion Option Plan, the “Separation Option Plans”). In order to effect the exchange ratio in connection with the separation, we issued options to purchase 809,240 shares of our common stock with a weighted average exercise price of $2.33 per share at December 31, 2012 under the Conversion Option Plan to Altisource employees holding Altisource stock options immediately prior to the separation and receiving shares of common stock in the separation, including options to purchase 10,011 shares to Mr. Pandey and options to purchase 298,242 shares to Mr. Erbey. These options expire on December 21, 2022. We also issued options to purchase 210,184 shares of our common stock with a weighted average exercise price of $1.15 per share at December 31, 2012 under the Special Option Plan to non-employee holders of Altisource stock options receiving shares in the separation. These options expire on December 21, 2022. Because the options were granted as part of the separation to holders of Altisource stock options, no share-based compensation related to these options is included in our consolidated financial statements appearing elsewhere in this prospectus. No additional shares of common stock are issuable under either Separation Option Plan.

Director Equity Plan

Our Director Plan is designed to promote our interests by attracting and retaining qualified and experienced individuals for service as non-employee directors. The Director Plan is administered by our Board of Directors. The total number of shares of common stock available for issuance under the Director Plan is 100,000, of which 4,265 shares have been issued to date. See “Management—Board of Directors Compensation—Director Equity Plan.”

Related Party Transaction Policy

Our Board of Directors has adopted a policy and procedure for review, approval and monitoring of transactions involving us and related persons (directors and named executive officers or their immediate family members or stockholders owning 5% or greater of our outstanding stock) within our written Code of Business Conduct and Ethics. This policy and procedure is not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules, as it broadly covers any situation in which a conflict of interest may arise.

Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the General Counsel to assess the nature and extent of any concern as well as the appropriate next steps. The General Counsel will notify the Chairman of the Board of Directors if any such situation requires approval of the Board of Directors. Related persons are required to obtain the prior written approval of the Audit Committee of the Board of Directors before participating in any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including (i) whether the transaction is in the best interests of Residential; (ii) alternatives to the related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Residential. The Audit Committee will periodically monitor any approved transactions to ensure that there are no changed circumstances that would render it advisable for Residential to amend or terminate the transaction.

DESCRIPTION OF CAPITAL STOCK

On April 4, 2013, we reclassified our previously authorized Class A common stock into Class B common stock and renamed our Class B common stock the “common stock” (the “Reclassification”). Prior to the Reclassification, no Class A common stock was outstanding. Unless otherwise indicated, prior to the Reclassification, all references herein to common stock refer to the Class B common stock.

The following summary of certain terms of our capital stock describes the material provisions of our Articles of Amendment and Restatement, as supplemented, amended and restated in accordance with the Reclassification (our “Charter”), a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, our Charter, Bylaws and by applicable provisions of law.

Authorized Capital Stock

Under our Charter, we are authorized to issue 300,000,000 shares of common stock, consisting of 200,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of September 23, 2013, 25,087,236 shares of our common stock were issued and outstanding. All the outstanding shares of our common stock are fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to one vote for each share of common stock held on all matters voted on by stockholders and do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably the dividends as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, all holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Board of Directors, in its sole discretion, may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of any preferred stock that we issue. Currently, no shares of preferred stock are outstanding and we have no current plans to issue shares of preferred stock.

Restrictions on Ownership and Transfer of Our Capital Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, our Charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock, or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Our Board of Directors may, at its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive the 9.8% ownership limit with respect to a particular stockholder, if such ownership will not then or in the future jeopardize our qualification as a REIT, or decrease the 9.8% ownership limit if needed in order to maintain our qualification as a REIT. Our Charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our Charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NYSE under the symbol “RESI.”

CERTAIN PROVISIONS OF THE MARYLAND GENERAL

CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following description of our Charter and Bylaws and of material provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and our Charter and our Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our Board of Directors

Our Bylaws provide that the number of our directors will be fixed by a majority of our entire Board of Directors but may not be fewer than the minimum required under the MGCL, which is one, or more than fifteen. Pursuant to our Charter, subject to the terms of any class or series of preferred stock, vacancies on our Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

At each Annual Meeting of Stockholders, our stockholders will elect each of our directors to serve until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. Our Bylaws provide that a plurality of the votes cast in the election of directors is sufficient to elect a director and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each Annual Meeting of Stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of Directors

Our Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director or the entire Board of Directors may be removed from office at any time only by the affirmative vote of at least two-thirds of the votes entitled to be cast on the election of directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacancies on our Board of Directors, may preclude stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, if the corporation’s board of directors did not approve in advance the transaction by which the stockholder otherwise would have become an interested stockholder) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by resolution of our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the MGCL, our Board of Directors has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our Board of Directors and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us in whole or in part at any time. If this resolution is repealed or rescinded, or our Board of Directors does not otherwise approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	The corporation’s board of directors will be divided into three classes;

•	The affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director;

•	The number of directors be fixed only by vote of the directors;

•	A vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	The request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting is required for the calling of a special meeting of stockholders.

Our Charter provides that vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our chief executive officer, our president or the Board of Directors, the written request of stockholders of not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast by stockholders on the matter, excluding the holders of shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the corporation; or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel our Board of Directors to call a Special Meeting of Stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders is held to consider the voting rights of such shares, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by a provision contained in the Charter or Bylaws of the corporation and adopted before the acquisition of the shares.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Meetings of Stockholders

Pursuant to our Bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our Board of Directors. The Chairman of our Board of Directors or our Board of Directors may call a Special Meeting of our Stockholders. Under our Bylaws, a Special Meeting of our Stockholders to act on any matter that may properly be brought before a meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our Bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Stockholder Action by Written Consent

Our Charter provides that stockholders may take action by unanimous written consent in lieu of a meeting.

Amendment to Our Charter and Bylaws

Except for amendments to the provisions of our Charter relating to the removal of directors, the restrictions on ownership and transfer of our shares of stock, and the vote required to amend these provisions (each of which must be advised by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our Charter generally may be amended only if advised by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Under our Bylaws, our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by stockholders may be made at an annual meeting of stockholders (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by any stockholder who was a stockholder of record both at the time of giving of notice by the stockholder required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business, and who has provided notice to us within the time period, and has complied with the advance notice procedures set forth in our Bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our Board of Directors or (2) provided that the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided notice to us within the time period and has complied with the advance notice procedures set forth in our Bylaws.

These procedures generally require the stockholder to deliver notice to our secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is made. With respect to special meetings of Stockholders, notice must be delivered to our secretary no earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of our Charter on removal of directors, provisions that vacancies on our Board of Directors may be filled only by the remaining directors for the full term of the directorship in which such vacancy occurred, supermajority voting requirements for stockholders, and the advance notice provisions of our Bylaws could delay, deter or prevent a transaction or change of control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if (1) our Board of Directors were to repeal or rescind the applicable resolution opting out of the business combination provisions of the MGCL; (2) the provision in our Bylaws opting out of the control share acquisition provisions of the MGCL were repealed or rescinded; or (3) our Board of Directors were to make any Subtitle 8 elections, these provisions of Maryland law could have similar anti-takeover effects.

REIT Qualification

Our Charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have outstanding 35,087,236 shares of our common stock, assuming 10,000,000 shares are sold in this offering (or 36,587,236 shares if the underwriters exercise their option to purchase additional shares of common stock in full).

Of these shares, the 10,000,000 shares of common stock sold in this offering (or 11,500,000 shares if the underwriters exercise their option to purchase additional shares of common stock in full) and the 25,087,236 shares of common stock already outstanding will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our Charter and except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act and as described more fully below.

No prediction can be made as to the effect, if any, that future issuances or sales of shares of our common stock, or the availability of shares of our common stock for future issuance or sale, will have on the market price of our common stock prevailing from time to time. Issuances or sales of substantial amounts of shares of common stock, or the perception that such issuances or sales could occur, may affect adversely the prevailing market price of our common stock. See “Risk Factors—Risks Related to Our Common Stock.”

Rule 144

Shares of common stock that are “restricted” securities under the meaning of Rule 144 under the Securities Act may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the other provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of Citigroup, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement.

Option Plan Shares

Separation Option Plans

We filed with the SEC a Registration Statement on Form S-8 covering the 803,572 shares of our common stock issuable under our Conversion Option Plan. Shares of our common stock covered by this Registration Statement are eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. These options were issued in connection with our separation from Altisource. In addition, in connection therewith, we also issued options to purchase an additional 215,852 shares of our common stock under our Separation Option Plans. Options to purchase 658,915 shares of common stock were exercisable as of December 31, 2012. No additional shares of common stock are authorized for issuance under either Separation Option Plan.

Director Equity Plan

Our Director Plan is designed to promote our interests by attracting and retaining qualified and experienced individuals for service as non-employee directors. The total number of shares of common stock available for issuance under the Director Plan is 100,000, of which 4,265 shares have been issued to date. We filed a Registration Statement on Form S-8 to register the shares of our common stock issuable under the Director Plan. Shares of our common stock covered by such Registration Statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. See “Management—Board of Directors Compensation—Director Equity Plan.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock held as a capital asset. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, “controlled foreign corporations,” “passive foreign investment companies,” broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common stock as part of a hedge against currency or interest rate risks or that hold common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

For purposes of this summary, a “U.S. holder” is a beneficial owner of common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of common stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock.

Taxation of Residential

General

This section is a summary of certain federal income tax matters of general application pertaining to Residential under the Code. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

We intend to make an election to be treated as a REIT under the Code for our taxable year ending December 31, 2013. We believe that, commencing with such taxable year, we will be organized and operating in a manner so as to qualify as a REIT for U.S. federal income tax purposes. In connection with this offering, Weil, Gotshal & Manges LLP, our special REIT tax counsel, has delivered an opinion to us that, commencing with our taxable year ending on December 31, 2013, we will be organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

It must be emphasized that the opinion of Weil, Gotshal & Manges LLP is based on various assumptions relating to our organization and operation and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. In addition, to the extent we make certain investments, such as investments in residential mortgage loan securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Weil, Gotshal & Manges LLP or by us that we will so qualify for any particular year. Weil, Gotshal & Manges LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Weil, Gotshal & Manges LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

•

We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	We may, under certain circumstances, be subject to the “alternative minimum tax” on our items of tax preference.

•

If we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

•

If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

•

If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the sum of (i) amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

•

If we acquire any asset from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations either are made or forgone, by us or by the entity from which the assets are acquired, in each case, depending on the date the acquisition occurred.

•

We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•

If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each stockholder will be required to include the stockholder’s proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in the stockholder’s income, and each of our stockholders will receive a credit or refund for the stockholder’s proportionate share of the tax we pay.

•	We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

•

If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Although the law is not entirely clear, the IRS has taken the position that similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or an equity interest in a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Taxable mortgage pools,” below. A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•

any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, certain of our subsidiaries are subchapter C corporations, the earnings of which are subject to federal corporate income tax. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to “look-through” attribution rules to determine the individuals who constructively own the stock held by the entity.

We intend to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under “—Failure to qualify as a REIT” for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the persons required to include in gross income the REIT dividend. A stockholder who fails or refuses to comply with the demand must submit a statement with such stockholder’s tax return disclosing the actual ownership of the shares and certain other information.

In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We have had and will continue to have a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Taxable mortgage pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

We may make investments or enter into financing and securitization transactions that give rise to our being considered to be, or to own an interest in, one or more TMPs. Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary, that is a TMP. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary, that qualifies as a TMP is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the TMP classification does not affect the tax status of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a TMP.

If a REIT is a TMP, or if a REIT owns a qualified REIT subsidiary that is a TMP, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. A stockholder’s share of excess inclusion income: (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder; (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax; and (iii) would result in the application of federal income tax withholding at the maximum rate (30%) (and any otherwise available rate reductions under income tax treaties would not apply) to the extent allocable to most types of foreign stockholders. IRS guidance indicates that our excess inclusion income will be allocated among our stockholders in proportion to our dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a TMP equal to the percentage of its stock that is held in record name by “disqualified organizations.” To the extent that our stock owned by “disqualified organizations” is held in street name by a broker-dealer or other nominee, the broker-dealer or nominee would be liable for a tax at the highest corporate rate on the portion of our excess inclusion income allocable to the stock held on behalf of the disqualified organizations. See “—General,” above, for a discussion of “disqualified organizations.” A regulated investment company or other pass-through entity owning our stock will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their record name owners that are disqualified organizations. Tax-exempt investors, foreign investors, taxpayers with net operating losses, regulated investment companies, pass-through entities and broker-dealers and other nominees should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in or hold our stock.

If we were to own less than 100% of the ownership interests in an entity that is classified as a TMP, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for federal income tax purposes, and its income would be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not own, and currently do not intend to own some, but less than all, of the ownership interests in an entity that is or will become a TMP, and we intend to monitor the structure of any TMP in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross income tests

In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term “interest” to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. We expect that all or most of the mortgage loans that we acquire will be secured only by real property and no other property value will be taken into account in our underwriting process, however, it is uncertain whether some or all of our mortgage loans may be treated by the IRS as secured by other property, particularly, in the case of a distressed mortgage loan for which the borrower has provided a recourse guarantee. Furthermore, we do not accrue interest income or market discount on defaulted or delinquent loans when certain criteria are satisfied. The criteria generally relate to whether those amounts are uncollectable or of doubtful collectibility. Revenue Procedure 2011-16, which would be relevant if the IRS were to challenge our position with respect to the accrual of interest income and market discount and were to conclude that our mortgage loans are secured by other property, provides that that the IRS will treat mortgage loans acquired by a REIT that are secured by real property and other property as producing in part non-qualifying income for the 75% gross income test. Specifically, Revenue Procedure 2011-16 indicates that interest income on such a mortgage loan will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan). In the case of a distressed mortgage loan, the face amount of the loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. We plan to invest in distressed mortgage loans in a manner that is consistent with maintaining our qualification as a REIT.

Certain of the terms of our mortgage loans may in the future be modified to avoid foreclosure actions and for other reasons. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan, generally resulting in taxable gain or loss that is potentially eligible for installment method reporting. To the extent that such mortgage loan qualified as a real estate asset for purposes of the 75% asset test (see “—Asset tests,” below), we intend to treat a proportionate part of any gain from a deemed exchange of a mortgage loan as income qualifying under the 75% gross income test. With respect to the interest income we subsequently receive from a mortgage loan that has been the subject of a deemed exchange, IRS Revenue Procedure 2011-16 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (i) occasioned by a borrower default; or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2011-16. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals, but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge our internal valuations. If the terms of our mortgage loans are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2011-16 and the fair market value of the real property securing such loans has decreased significantly, we could fail the 75% gross income test and/or the 75% asset test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee.

We may enter into sale and repurchase agreements under which we nominally sell certain of our mortgage assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets. Based on positions the IRS has taken in analogous situations, we believe that we will be treated for purposes of the REIT gross income and asset tests (see “—Asset tests,” below) as the owner of the mortgage assets that are the subject of any such agreement notwithstanding that we transferred record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT could be adversely affected.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term “rents from real property” to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as “rents from real property” if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as “rents from real property” so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. For this purpose, “third parties” means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

In addition, for rents received to qualify as “rents from real property,” a REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

Although our affiliates may perform renovation and leasing services for, and may operate and manage, certain properties directly without using an “independent contractor,” we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any noncustomary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for noncustomary services or operation or management that may constitute “impermissible tenant service income” from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm’s length, the IRS’s adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See “—Penalty Tax” below.

Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code.

These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See “—Failure to Qualify as a REIT” in this section for a discussion of the implications of such failure to qualify as a REIT. As discussed above in “—Taxation of Residential—General” in this section, even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a “real estate asset” only for the one-year period beginning on the date that we receive the proceeds of the offering.

Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain “straight debt” securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purposes certain securities described in the Code.

The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

A mortgage loan that we own will generally be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal or greater than the principal amount of the loan. In the event that we invest in a mortgage loan that is secured by both real property and other property or where the value of the real property securing the loan is less than the principal amount of the loan, a portion of the mortgage loan may not qualify for purposes of the 75% asset test and Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. The interest apportionment rules discussed above may also apply in such case. We expect that all or most of the mortgage loans that we acquire will be secured only by real property and no other property value will be taken into account in our underwriting process, however, it is uncertain whether some or all of our mortgage loans may be treated by the IRS as secured by other property, particularly in the case of a distressed mortgage loan for which the borrower has provided a recourse guarantee. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of mortgage loans acquired at a discount. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

We may enter into sale and repurchase agreements under which we nominally sell certain of our mortgage assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that we will be treated for REIT asset and income test purposes as the owner of the mortgage assets that are the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

We may own and operate one or more properties through partnerships and other entities classified as partnerships. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership’s share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer’s securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See “—Asset tests” above.

Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary’s securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. A taxable REIT subsidiary may engage in activities or hold assets that are not permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Distribution requirements

In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income;” plus

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income,” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness and any like-kind exchanges that are later determined to be taxable.

Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property, including taxable distributions of our stock.

Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) and the amounts we retain and pay corporate income tax on are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Differences in REIT taxable income and cash flows from distressed loans/loan modification

Due to the nature of the assets in which we will invest, we may recognize taxable income from those assets in advance of our receipt of cash or proceeds from disposition of such assets potentially increasing the amount of dividends that we are required to distribute. We may be also required to report taxable income in earlier periods that ultimately exceeds the economic income realized on such assets.

It is expected that we will acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. The tax basis of loans acquired at a discount is cost at the time of acquisition. Subsequently, market discount on a debt instrument accrues on the basis of the constant yield to maturity of the debt instrument and is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in taxable income each month as if the debt instrument were assured of ultimately being collected in full. If that turned out not to be the case, and we eventually collected less on the debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would be a bad debt deduction available to us at that time. Nevertheless, our (and our stockholders’) ability to benefit from that bad debt deduction would depend on our having taxable income in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, losses later” phenomenon could adversely affect us and our stockholders if it were persistent and in significant amounts.

In addition, pursuant to our investment strategy, we expect to acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, potentially subject to installment method reporting, and hold the modified loan with a cost basis equal to its modified principal amount for U.S. federal tax purposes.

Moreover, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income regardless of whether corresponding cash payments are received.

Prohibited transaction income

Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our operating partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

•	the property sold is a real estate asset for purposes of the asset tests discussed above;

•	the REIT has held the property for at least two years;

•

aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

•

either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

•

with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

•

if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

The modification or sale of our mortgage loan assets could also give rise to prohibited transaction income. Revenue Procedure 2011-16 provides a safe harbor whereby, if a significant modification qualifies under the Revenue Procedure (see “—Gross income tests,” above), the deemed exchange is not treated as a prohibited transaction. The Revenue Procedure does not provide a safe harbor with respect to sales of mortgage loans.

We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions. If we decide to sell assets in a manner that might expose us to the 100% prohibited transactions tax, we may contribute those assets to a TRS prior to marketing and sale of those assets to avoid the prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which those assets are contributed to the TRS and even if the contribution transaction is respected, the TRS may incur a significant tax liability as a result of those sales.

Penalty tax

Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm’s length rates, although the fees paid may not satisfy the safe harbor provisions referenced in the preceding paragraph. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 23.8% (the same as the maximum rate applicable to long-term capital gains), including the new 3.8% Medicare tax described below and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on common stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be subject to ordinary graduated federal income tax rates (the maximum individual rate is currently 39.6%), unless such dividend is a capital gain dividend or is qualified dividend income, each discussed below. Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.

To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in the U.S. holder’s shares of our common stock by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in the holder’s shares will be taxable as capital gain.

The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from other sources. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be greater or less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale and, if greater, a U.S. holder will incur additional taxable gain and possibly additional tax liability.

Capital gain dividends

Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which are generally taxable to non-corporate U.S. holders at a 23.8% maximum rate, including the new 3.8% Medicare tax described below. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

•

include the holder’s pro rata share of our undistributed net capital gain in computing the holder’s long-term capital gains in the holder’s return for the holder’s taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includible;

•	be deemed to have paid the holder’s proportionate share of capital gain tax imposed on us on the designated amounts included in the holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by the holder;

•	increase the adjusted tax basis of the holder’s common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” that is taxed to non-corporate U.S. holders at a maximum rate of 23.8%, including the new 3.8% Medicare tax described below, to the extent the amount is attributable to amounts described below, and we properly designate the amount as “qualified dividend income.” The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•

the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

•	the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

•

the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in gain.

Sale or other disposition of common stock

You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Medicare tax

Recent legislation imposes a 3.8% Medicare tax on the net investment income (which includes taxable dividends and net gains from a disposition of our common stock) of certain individuals, trusts, and estates for taxable years beginning after December 31, 2012.

Taxation of non-U.S. holders

Sale or other disposition of our common stock

You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock unless the shares constitute a United States Real Property Interest, or “USRPI” (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. An interest in shares of any U.S. corporation is presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a “domestically controlled qualified investment entity.” Shares of our common stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by non-U.S. persons. Although we believe that we are domestically controlled, because our shares are publicly traded we cannot make any assurance that we will remain domestically controlled.

Even if we are not a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells or exchanges the holder’s shares of our common stock, gain arising from a sale or exchange of a non-U.S. holder’s shares of our common stock will generally not be subject to taxation under FIRPTA as a sale of a USRPI if:

(1)	shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange and

(2)	the non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange.

We expect the shares of our common stock to be regularly traded on an established securities market. Thus, even if we are not a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells or exchanges the holder’s shares of our common stock, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of the shares of our common stock, gain arising from the sale of the holder’s shares of our common stock generally will not be subject to taxation under FIRPTA as a sale of a USRPI. If gain on the sale or exchange of a non-U.S. holder’s shares of our common stock is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock, the shares are not regularly traded on an established securities market, then the purchaser of the shares of our common stock will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock is treated as effectively connected with the non-U.S. holder’s United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a “domestically controlled qualified investment entity,” upon disposition of shares of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder’s shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Distributions on common stock

If you receive a distribution with respect to common stock that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, the distributions will be generally taxed as ordinary income to the extent that the distribution is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

•

the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding) or

•

an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs

Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our common stock that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend, in either case, unless a lower treaty rate is applicable. If we designate a prior distribution as a capital gain dividend, we may be required to do “catch-up” on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder’s U.S. federal income tax liability.

Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the rates applicable to U.S. holders or to the 35% U.S. withholding tax described above, but only if the non-U.S. holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. We expect the shares of our common stock to be regularly traded on a market that we believe qualifies as an established securities market located in the United States. Thus, income from distributions paid by us to non-U.S. holders who do not own more than 5% of the shares of our common stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs should be treated as ordinary dividend distributions.

The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above) or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

(1)	the investment in the non-U.S. holder’s shares of our common stock is treated as effectively connected with the holder’s United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under “—Distributions on common stock” above; or

(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulations §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions. Currently, we do not believe that either of these characterizations is the correct interpretation of the Treasury Regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the IRS or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains.

Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder’s U.S. federal income tax liability resulting from the holder’s proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder’s proportionate share of the tax paid by us exceeds the holder’s actual U.S. federal income tax liability.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with dividends on common stock and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

Payment of the proceeds of the sale or other disposition of common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Recent legislation will require, after June 30, 2014, information reporting and withholding at a rate of 30% on dividends in respect of and, after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

UNDERWRITING

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
JMP Securities LLC
Keefe, Bruyette & Woods, Inc.
Piper Jaffray & Co.

Total	10,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $         per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,500,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors have agreed that, for a period of 60 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, subject to certain exceptions, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. In addition, during the period beginning on and including the date of this prospectus and continuing through and including the date that is 60 days after the date of this prospectus, without the prior written consent of Citigroup, subject to certain exceptions, we will not file or cause to become effective a registration statement under the Securities Act, relating to the offer and sale of any shares of our common stock or any of our other securities that are substantially similar to our common stock, or any of our securities that are convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive, the foregoing.

The shares are listed on the New York Stock Exchange under the symbol “RESI.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be approximately $650,000. We will pay the filing fees and expenses (including reasonable legal fees and disbursements) incident to securing any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the shares up to $20,000 (excluding filing fees).

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or exercise their option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. An affiliate of Citigroup was the originator of the loan portfolio we acquired from Ocwen in February 2013. Affiliates of each of Credit Suisse Securities (USA) LLC,

Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are party to separate repurchase agreements with us to finance the acquisition and ownership of residential mortgage loans and REO properties. In addition, in the future underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

This prospectus is not a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus has been prepared on the basis that all offers of the shares will be made pursuant to an exemption under the EU Prospectus Directive from the requirement to produce a prospectus in connection with offers of the shares.

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of shares to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that relevant member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of our company or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) high net worth entities and/or (iii) persons to whom it may otherwise be lawfully communicated pursuant to the Order, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect to anything done by any person in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor’’ under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters. Sidley Austin LLP may from time to time provide legal services to AAMC, to us or to our respective affiliates. Saul Ewing LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby.

EXPERTS

The consolidated financial statements as of December 31, 2012 and for the period from June 7, 2012 (date of inception) to December 31, 2012 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the development stage of the Company). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11 for the common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. We are subject to the information and periodic reporting requirements of the Exchange Act, and we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section at the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

ALTISOURCE RESIDENTIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets:
Real estate assets, net:
Land	$4	$—
Rental residential properties, net	54	—
Real estate owned	3,749	—

	3,807	—
Real estate assets held for sale	901	—
Mortgage loans	163,520	—
Cash and cash equivalents	223,315	100,005
Related party receivables	3,183	—
Deferred leasing and financing costs, net	868	—
Prepaid expenses and other assets	20,262	6

Total assets	415,856	100,011

Liabilities:
Repurchase agreement	472	—
Accounts payable and accrued liabilities	1,138	46
Related party payables	501	54

Total liabilities	2,111	100
Commitments and contingencies (Note 6)
Equity:
Common stock, $.01 par value, 200,000,000 authorized shares; and 25,067,204 and 7,810,708 shares issued and outstanding, respectively	251	78
Additional paid-in capital	409,340	99,922
Retained earnings/(accumulated deficit)	4,154	(89)

Total equity	413,745	99,911

Total liabilities and equity	$415,856	$100,011

See accompanying notes to consolidated financial statements.

ALTISOURCE RESIDENTIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three months ended June 30, 2013	Six months ended June 30, 2013
Net gain on investments:
Net unrealized gain on mortgage loans	$7,165	$8,293
Net realized gain on mortgage loans	1,719	2,106

Total net gain on investments	8,884	10,399
Expenses:
Residential rental property operating expenses	84	84
Related party mortgage loan servicing costs	1,242	1,634
Interest expense	654	696
Related party general and administrative	1,156	2,234
General and administrative	714	1,701

Total expenses	3,850	6,349
Other income	193	193

Net income	$5,227	$4,243

Earnings per share of common stock—basic:
Earnings per basic share	$0.27	$0.31
Weighted average common stock outstanding—basic	19,374,601	13,624,599
Earnings per share of common stock—diluted:
Earnings per diluted share	$0.26	$0.29
Weighted average common stock outstanding—diluted	20,259,184	14,522,227

See accompanying notes to consolidated financial statements.

ALTISOURCE RESIDENTIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In Thousands, Except Share Amounts)

(Unaudited)

	Common stock
	Number of shares	Amount	Additional paid- in capital	Retained earnings/ (accumulated deficit)	Total equity
December 31, 2012	7,810,708	$78	$99,922	$(89)	$99,911
Issuance of common stock, including stock option exercises	17,256,496	173	323,254	—	323,427
Cost of issuance of common stock	—	—	(13,934)	—	(13,934)
Shared-based compensation	—	—	98	—	98
Net income	—	—	—	4,243	4,243

June 30, 2013	25,067,204	$251	$409,340	$4,154	$413,745

	Common stock
	Number of shares	Amount	Additional paid- in capital	Retained earnings/ (accumulated deficit)	Total equity
June 7, 2012 (inception)	—	$—	$—	$—	$—
Issuance of common stock	—	—	500	—	500

June 30, 2012	—	$—	$500	$—	$500

See accompanying notes to consolidated financial statements.

ALTISOURCE RESIDENTIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six months ended June 30, 2013	June 7, 2012 (inception) to June 30, 2012
Operating activities:
Net income	$4,243	$—
Adjustments to reconcile net income to net cash used in operating activities:
Shared-based compensation	98	—
Net unrealized gain on mortgage loans	(8,293)	—
Net realized gain on mortgage loans	(2,106)	—
Amortization of deferred financing costs	322	—
Changes in operating assets and liabilities:
Related party receivables	400	—
Prepaid expenses and other assets	(113)	—
Accounts payable and accrued liabilities	397	—
Related party payables	447	—

Net cash used in operating activities	(4,605)	—
Investing activities:
Investment in mortgage loans	(168,165)	—
Investment in real estate	(278)	—
Investment in renovations	(22)	—
Acquisition-related deposits	(20,142)	—
Mortgage loan dispositions and repayments	7,062	—

Net cash used in investing activities	(181,545)	—
Financing activities:
Issuance of common stock, including stock option exercises	323,427	500
Cost of issuance of common stock	(13,253)	—
Payment of tax withholdings on exercise of stock options	(24)	—
Proceeds from repurchase agreement	79,761	—
Repayments of repurchase agreement	(79,289)	—
Payment of deferred financing costs	(1,162)	—

Net cash provided by financing activities	309,460	500
Net increase in cash and cash equivalents	123,310	500
Cash and cash equivalents as of beginning of the period	100,005	—

Cash and cash equivalents as of end of the period	$223,315	$500

Supplemental disclosure of non-cash investing and financing activity:
Transfer of mortgage loans to real estate owned	$4,399	$—
Changes in accrued equity issuance costs	$663	$—
Changes in related party receivable from mortgage loan dispositions and repayments	$3,583	$—

See accompanying notes to consolidated financial statements.

ALTISOURCE RESIDENTIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2013

(Unaudited)

1. Organization and basis of presentation

Altisource Residential Corporation was incorporated in Maryland on July 19, 2012, as a wholly owned subsidiary of Altisource. Our business is to acquire and manage single-family rental properties by acquiring portfolios of sub-performing and non-performing residential mortgage loans throughout the United States. Our preferred resolution methodology is to modify the sub-performing and non-performing loans. We believe modification followed by refinancing generates near-term cash flows, provides the highest possible economic outcome for us and is a socially responsible business strategy because it keeps more families in their homes. Of the remaining sub-performing and non-performing loans that are not modified, we expect a majority of them to be converted to single-family rental properties that we believe will generate long-term returns for our stockholders.

On December 21, 2012, which we refer to as the “separation date,” we separated from Altisource and became an independent publicly traded company through the contribution to us by Altisource of $100.0 million and the distribution of our shares of common stock to the shareholders of Altisource. Our shares of common stock began trading “regular way” on the New York Stock Exchange under the symbol “RESI” on December 24, 2012. Subsequent to our separation, we immediately commenced operations and began to incur costs as a result of becoming an independent publicly traded company.

We believe our acquisition strategy, multifaceted loan resolution methodologies and access to an established, nationwide renovation, leasing and property management infrastructure will provide us with multiple avenues of value creation and will help us to achieve our business objective of generating attractive risk-adjusted returns for our stockholders through dividends and capital appreciation.

We conduct substantially all of our activities through our wholly owned subsidiary Altisource Residential L.P., a Delaware limited partnership which we refer to as our “operating partnership.” The operating partnership was organized on June 7, 2012 which we refer to as “inception.” We own 100% of the operating partnership’s general partner and 100% of the outstanding partnership interests in our operating partnership.

We are managed by Altisource Asset Management Corporation which we refer to as “AAMC.” We rely on AAMC for administering our business and performing certain of our corporate governance functions. AAMC also provides portfolio management services in connection with our acquisition of sub-performing and non-performing loans, single-family properties and other assets.

On the separation date, we entered into long-term service agreements with Ocwen, a leading mortgage loan servicer, and Altisource, a leading provider of real estate and mortgage portfolio management, asset recovery and customer relationship management services.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes beginning the year ending December 31, 2013. One of the requirements of electing and maintaining our qualification as a REIT is that we must distribute at least 90% of our annual REIT taxable income to our shareholders.

On March 22, 2013, our operating partnership entered into a master repurchase agreement with a major financial institution to finance the acquisition and ownership of residential mortgage loans and REO properties. The maximum funding available to us under the repurchase agreement is $100.0 million, subject to certain sublimits.

On May 1, 2013, we completed a public offering of 17,250,000 shares of common stock at $18.75 per share and received net proceeds of $309.5 million. We have used or intend to use the net proceeds of this offering to purchase additional sub-performing and non-performing residential mortgage loans, pay servicing fees for our mortgage loan portfolios, renovate the single-family rental properties we acquire, pay rental and property management expenses, pay fees and expenses to AAMC under the asset management agreement, fund our investment in NewSource Reinsurance Company, a title insurance and reinsurance company we refer to as “NewSource,” and for working capital.

Because we commenced operations on December 21, 2012, we have no comparable results for the three and six months ended June 30, 2012. Accordingly, we have not included the comparative three and six month periods from 2012 in our consolidated statement of operations. Additionally, because the operating partnership was organized on June 7, 2012, our consolidated statement of cash flows and consolidated statement of stockholders’ equity for the six months ended June 30, 2012 do not include six full months of operating activities.

We ceased to be a development stage enterprise in the second quarter of 2013.

Basis of presentation and use of estimates

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States which we refer to as “U.S. GAAP.” All wholly owned subsidiaries are included and all intercompany accounts and transactions have been eliminated. The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

The unaudited consolidated financial statements and accompanying unaudited consolidated financial information, in our opinion, contain all adjustments (including normal recurring accruals) necessary for a fair presentation of our financial position, results of operations and cash flows. We have omitted certain notes and other information from the interim consolidated financial statements presented in this prospectus as permitted by SEC rules and regulations. These consolidated financial statements should be read in conjunction with our 2012 annual report on Form 10-K.

Recently issued accounting standards

In accordance with ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, beginning in the first quarter of 2013 we are required to provide additional disclosures about the nature of our rights of offset and the related arrangements associated with our financial instruments. As a result, we have included additional disclosures pertaining to the collateral arrangement related to our repurchase agreement in this prospectus.

2. Mortgage loans at fair value

Acquisitions

During the six months ended June 30, 2013, we completed the acquisition of the following portfolios of non-performing residential mortgage loans:

•

On February 14, 2013, a portfolio of first lien residential mortgage loans, substantially all of which are non-performing, having aggregate market value of underlying properties of $94.2 million as of the February 1, 2013 cut-off date for the transaction.

•

On March 21, 2013, a portfolio of first lien residential mortgage loans, substantially all of which are non-performing, having aggregate market value of underlying properties of $38.7 million as of the March 18, 2013 cut-off date for the transaction.

•

On April 5, 2013, a portfolio of first lien residential mortgage loans, substantially all of which are non-performing, having aggregate market value of underlying properties of $122.1 million as of the March 28, 2013 cut-off date for the transaction.

During the three and six months ended June 30, 2013, we expensed $0.1 million and $0.4 million, respectively, for due diligence costs related to these and other transactions.

Transfer of mortgage loans to real estate owned

During the three and six months ended June 30, 2013, we transferred 33 and 34 mortgage loans, respectively, at fair value based on broker price opinion (BPO) of $4.2 million and $4.4 million, respectively, to real estate owned.

Dispositions

During the three and six months ended June 30, 2013, we disposed of 28 and 38 mortgage loans, respectively, primarily through short sales and foreclosure sales. As a result, we recorded $1.7 million and $2.1 million, respectively, of net realized gains on mortgage loans.

3. Real estate assets, net

Acquisitions

During the six months ended June 30, 2013, we acquired six residential properties, or “real estate owned,” as part of the loan portfolio acquisitions described above which were converted to properties on foreclosure of the mortgage loans prior to the acquisition closing date. The aggregate purchase price attributable to these properties was $0.3 million. We acquired no residential properties in this manner during the three months ended June 30, 2013.

Real estate held for sale

As of June 30, 2013, we classified eight properties having carrying value of $0.9 million as real estate held for sale because we intend to sell the properties which do not meet our residential rental property investment criteria. The real estate held for sale balance is composed solely of real estate owned. These properties have had no significant operations, and, therefore, we are not presenting discontinued operations related to these properties.

4. Fair value of financial instruments

The following table sets forth the financial assets and liabilities that we measure at fair value by level within the fair value hierarchy as of June 30, 2013 ($ in thousands):

	Level 1	Level 2	Level 3
	Quoted prices in active markets	Observable inputs other than Level 1 prices	Unobservable inputs
Recurring basis (assets)
Mortgage loans	$—	$—	$163,520

Nonrecurring basis (assets)
Transfer of mortgage loans to real estate owned	$—	$—	$4,399

Not recognized on consolidated balance sheets at fair value (liabilities)
Repurchase agreement at fair value	$—	$472	$—

There were no corresponding financial assets or liabilities measured at fair value as of December 31, 2012 because we did not own any mortgage loans or residential properties at that time. Additionally, there have been no transfers between levels for the three or six months ended June 30, 2013.

The carrying values of our cash and cash equivalents, related party receivables, accounts payable and accrued liabilities and related party payables are equal to or approximate fair value. The fair value of the repurchase agreement that we entered into on March 22, 2013 was estimated using the income approach to approximate the price that would be paid in an orderly transaction between market participants on the measurement date for similar floating rate debt.

The following table sets forth the changes in our level 3 assets that are measured at fair value on a recurring basis ($ in thousands):

	Three months ended June 30, 2013	Six months ended June 30, 2013
Mortgage loans
Beginning balance	$87,670	$—
Investment in mortgage loans	79,908	168,165
Net unrealized gain on mortgage loans	7,165	8,293
Net realized gain on mortgage loans	1,719	2,106
Mortgage loan dispositions and repayments	(8,699)	(10,645)
Transfer of mortgage loans to real estate owned	(4,243)	(4,399)

Ending balance	$163,520	$163,520

Net unrealized gain on mortgage loans held	$7,165	$8,293
Accumulated net unrealized gain on mortgage loans held	$8,293	$8,293

There was no corresponding activity for level 3 assets for the three and six months ended June 30, 2012 because we did not own any such assets at that time.

The following table sets forth the fair value of our mortgage loans and the related unpaid principal balance and market value of underlying properties by delinquency as of June 30, 2013 ($ in thousands):

	Number of loans	Carrying value	Unpaid principal balance	Market value of underlying properties
Current	102	$10,748	$22,020	$18,178
30	33	2,793	6,411	4,560
60	30	4,299	8,093	6,449
90	460	53,905	106,381	81,086
Foreclosure	707	91,775	185,077	134,500

Mortgage loans	1,332	$163,520	$327,982	$244,773

We did not hold any corresponding mortgage loans as of December 31, 2012.

The significant unobservable inputs used in the fair value measurement of our mortgage loans are discount rates, home prices, gross rental rates, alternate loan resolution probabilities and timelines. Significant changes in any of these inputs in isolation could result in a significant change to the fair value measurement. A decline in the discount rate in isolation would increase the fair value of an asset. A decrease in the housing pricing index or gross rental rates in isolation would decrease the fair value. Individual loan characteristics such as location and value of underlying collateral affect the loan resolution probabilities and timelines. An increase in the loan resolution timeline in isolation would decrease the fair value. The following table sets forth quantitative information about the significant unobservable inputs used to measure the fair value of our mortgage loans as of June 30, 2013:

Input	Range
Discount rate	15.0%
Gross monthly rental rate	$480 to $5,030
Home pricing index range	-1.8% to 4.6%
Loan resolution probabilities—modification	0% to 22.3%
Loan resolution probabilities—rental	0% to 100.0%
Loan resolution probabilities—liquidation	0% to 100.0%
Loan resolution timelines	1 to 67 months

There were no corresponding fair value measurements which required significant unobservable inputs as of December 31, 2012 because we did not own any such assets at that time.

5. Repurchase agreement

On March 22, 2013, our operating partnership entered into a master repurchase agreement with a major financial institution. The purpose of the repurchase agreement is to finance the purchase and beneficial ownership of mortgage loans and REO properties in our portfolio. We have effective control of the assets associated with this agreement and therefore have concluded this is a financing arrangement. The maximum funding amount available to us under the repurchase agreement is $100.0 million, subject to certain sublimits. As of June 30, 2013, an aggregate of $0.5 million was outstanding under the repurchase agreement which was collateralized by mortgage loans and real estate owned with a carrying value of $1.0 million. As of June 30, 2013 the cost of funds for amounts borrowed under the repurchase agreement was approximately 3.5%. As of July 18, 2013, an aggregate of $0.5 million was outstanding under the repurchase agreement. The obligations under the repurchase agreement are fully guaranteed by the Company. The repurchase agreement matures on March 21, 2014.

Under the terms of the repurchase agreement, as collateral for the funds we draw thereunder, the operating partnership will sell to the lender equity interests in our Delaware statutory trust subsidiary that owns the underlying mortgage assets on our behalf. In the event the lender determines the value of the collateral has decreased, it has the right to initiate a margin call and require us to post additional collateral or to repay a portion of the outstanding borrowings. The price paid by the lender for each underlying mortgage asset we finance under the repurchase agreement is based on a percentage of the market value of the underlying mortgage asset and depends on its delinquency status. With respect to funds drawn under the repurchase agreement, the operating partnership is required to pay the lender interest at the lender’s cost of funds plus a spread calculated based on the type of applicable underlying mortgage assets collateralizing the funding, as well as certain other customary fees, administrative costs and expenses to maintain and administer the repurchase agreement.

The repurchase agreement requires us to maintain various financial and other covenants, including maintaining a minimum adjusted tangible net worth, a maximum ratio of indebtedness to adjusted tangible net worth and specified levels of unrestricted cash as well as restrictions on net losses in excess of specified amounts. In addition, the repurchase agreement contains customary events of default. We are restricted by the terms of our repurchase agreement from paying dividends greater than our REIT taxable income in a calendar year.

We are currently in compliance with the covenants and other requirements with respect to the repurchase agreement. We monitor our banking partner’s ability to perform under the repurchase agreement and have concluded there is currently no reason to doubt that it will continue to perform under the repurchase agreement as contractually obligated.

6. Commitments and contingencies

On December 21, 2012, we entered into a subscription agreement to invest $18.0 million in the non-voting preferred stock of NewSource Reinsurance Company Ltd., a title insurance and reinsurance company. No amounts have been invested as of June 30, 2013, and, therefore, the commitment remains $18.0 million as of June 30, 2013.

Litigation, claims and assessments

We are not currently the subject of any material legal or regulatory proceedings, and no legal or regulatory proceedings have been threatened against us. We may be involved, from time to time, in legal proceedings that arise in the ordinary course of business.

7. Related party transactions

During the six months ended June 30, 2013, we acquired a portfolio from Ocwen of non-performing first lien residential mortgage loans having aggregate market value of underlying properties of $94.2 million as of the February 1, 2013 cut-off date for the transaction. The aggregate purchase price for this portfolio was $64.4 million.

Our Consolidated Statements of Operations included the following significant related party transactions ($ in thousands):

	Three months ended June 30, 2013	Six months ended June 30, 2013	Counter- party	Consolidated Statements of Operations location
Related party mortgage loan servicing costs	$1,242	$1,634	Ocwen	Related party mortgage loan servicing costs

Due diligence costs	$—	$183	Altisource	Related party general and administrative expenses
Expense reimbursements	$1,156	$2,057	AAMC	Related party general and administrative expenses

There were no corresponding related party transactions from June 7, 2012 (inception) to June 30, 2012.

8. Share-based payments

During the six months ended June 30, 2013, we granted 16,355 shares of stock pursuant to our 2013 Director Equity Plan with weighted average grant date fair value per share of $18.47. Of these shares, 4,265 were issued in connection with our directors’ service on the board from January 24, 2013 to our 2013 annual meeting of stockholders and the remaining 12,090 are expected to be issued for their service from the 2013 annual meeting to the 2014 annual meeting of stockholders. As of June 30, 2013, we had an aggregate of $0.2 million of total unrecognized stock-based compensation costs which will be recognized over a weighted average remaining estimated term of 0.92 years.

9. Income taxes

To qualify as a REIT, we must meet certain organizational and operational requirements including the requirement to distribute at least 90% of our annual REIT taxable income to our shareholders. As a REIT, we generally will not be subject to federal income tax to the extent we distribute our REIT taxable income to our shareholders and provided we satisfy the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our shareholders.

A REIT’s dividend paid deduction for qualifying dividends to its shareholders is computed using its taxable income as opposed to net income reported on the consolidated financial statements. Taxable income, generally, will differ from net income reported on the consolidated financial statements because the determination of taxable income is based on tax regulations and not financial accounting principles.

The Company may elect to treat certain of its future subsidiaries as taxable REIT subsidiaries which we refer to as “TRS”. In general, a TRS may hold assets and engage in activities that the REIT cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

As of June 30, 2013, we did not have any unrecognized tax benefits. Additionally, we did not accrue interest or penalties associated with any unrecognized tax benefits, nor was any interest expense or penalty recognized during the year. Our subsidiaries and we remain subject to tax examination for the period from inception to December 31, 2012.

10. Earnings per share

The following table sets forth the components of diluted earnings per share (in thousands, except shares amounts):

	Three months ended June 30, 2013	Six months ended June 30, 2013
Numerator
Net income	$5,227	$4,243

Denominator
Weighted average common stock outstanding—basic	19,374,601	13,624,599
Stock options using the treasury method	884,583	897,628

Weighted average common stock outstanding—diluted	20,259,184	14,522,227

Stock options excluded from the calculation of diluted earnings per share because inclusion would have been anti-dilutive	—	—

11. Segment information

Our primary business is the acquisition and ownership of single-family rental assets. Our primary sourcing strategy is to acquire these assets by purchasing sub-performing and non-performing mortgages. As a result, we operate in a single segment focused on the resolution of sub-performing and non-performing mortgages with the intent to modify as many loans as possible to keep borrowers in their homes or own the collateral which is suitable as long-term rental properties.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Altisource Residential Corporation

We have audited the accompanying balance sheet of Altisource Residential Corporation (a development stage company) (the “Company”) as of December 31, 2012, and the related statement of operations, shareholders’ equity, and cash flows from June 7, 2012 (date of inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Altisource Residential Corporation as of December 31, 2012, and the results of its operations and its cash flows from June 7, 2012 (date of inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the developmental stage at December 31, 2012. As discussed in Note 1 to the financial statements, successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate capital to execute its acquisition strategy and achieving a level of revenues adequate to support the Company’s cost structure.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 7, 2013

ALTISOURCE RESIDENTIAL CORPORATION

CONSOLIDATED BALANCE SHEET

(In Thousands, Except Share and Per Share Amounts)

December 31, 2012
Assets:
Cash and Cash Equivalents	$100,005
Prepaid and Other Assets	6

Total Assets:	100,011

Liabilities:
Accounts Payable and Accrued Expenses	46
Related Party Payables	54

Total Liabilities:	100

Commitments and Contingencies (Note 4)
Equity:
Class B Common Stock, $.01 Par Value,100,000,0000 Authorized Shares; and 7,810,708 Shares Issued and Outstanding	78
Additional Paid-in Capital	99,922
Accumulated Net Loss Attributable to Class B Common Stock	(89)

Total Equity:	99,911

Total Liabilities and Equity:	$100,011

See accompanying notes to Consolidated Financial Statements.

ALTISOURCE RESIDENTIAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

June 7, 2012 (Inception) to December 31, 2012
Expenses:
General and Administrative	$47
Expense Reimbursement	42

Total Expenses	89

Net (Loss)	(89)

(Loss) Attributable to Common Stockholders	$(89)

(Loss) Per Share of Class B Common Stock—Basic:
(Loss) Per Basic Share	$(0.01)
Weighted Average Class B Common Stock Outstanding—Basic	7,810,708
(Loss) Per Share of Class B Common Stock—Diluted:
(Loss) Per Diluted Share	$(0.01)
Weighted Average Class B Common Stock Outstanding—Diluted	7,810,708

See accompanying notes to Consolidated Financial Statements.

ALTISOURCE RESIDENTIAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In Thousands, Except Share Amounts)

	Number of Class B Common Stock	Class B Common Stock	Additional Paid-in Capital	Accumulated Net Loss Attributable to Class B Common Stock
June 7, 2012 (Inception)	—	$—	$—	$—
Capital Contribution from Altisource	7,810,708	78	99,922	—
Net (Loss)	—	—	—	(89)

December 31, 2012	7,810,708	$78	$99,922	$(89)

See accompanying notes to Consolidated Financial Statements.

ALTISOURCE RESIDENTIAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

June 7, 2012 (Inception) to December 31, 2012
Operating Activities:
Net (Loss)	$(89)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Changes in Operating Assets and Liabilities:
Accounts Payable and Accrued Expenses	46
Related Party Payables	43

Net Cash Provided by Operating Activities	—

Financing Activities:
Contributed Capital from Altisource	100,000
Related Party Payables	5

Net Cash Provided by Financing Activities	100,005

Net Increase in Cash and Cash Equivalents	100,005
Cash and Cash Equivalents as of Beginning of the Period	—

Cash and Cash Equivalents as of End of the Period	$100,005

See accompanying notes to Consolidated Financial Statements.

ALTISOURCE RESIDENTIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 7, 2012 (Inception) to December 31, 2012

1. Organization and Basis of Presentation

Altisource Residential Corporation was incorporated in Maryland on July 19, 2012, as a wholly owned subsidiary of Altisource. Our primary business is to acquire, own and manage single-family rental properties throughout the United States that meet our investment criteria. We currently intend to acquire single-family properties primarily through the acquisition of sub-performing and non-performing loan portfolios.

On December 21, 2012, which we refer to as the “separation date,” we separated from Altisource and became an independent publicly traded company through the contribution to us by Altisource of $100 million and the distribution of our shares of Class B common stock to the shareholders of Altisource. Our shares of Class B common stock began trading “regular way” on the New York Stock Exchange under the symbol “RESI” on December 24, 2012. The separation from Altisource is described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Completion of Spin-Off.”

Our principal objective is to generate attractive risk-adjusted returns for our stockholders over the long-term through dividends and capital appreciation. We believe that the events affecting the housing and mortgage market in recent years have created a significant supply of single-family rental properties available for rental purposes. We believe we have an opportunity to acquire single-family rental properties through the acquisition of sub-performing and non-performing loan portfolios at attractive valuations relative to historical levels. We expect our integrated approach of acquiring sub-performing and non-performing residential mortgage loans and converting them to real estate-owned will enable us to compete more effectively for attractive investment opportunities.

We conduct substantially all of our activities through our wholly owned subsidiary Altisource Residential, L.P., a Delaware limited partnership which we refer to as our “operating partnership.” The operating partnership was organized on June 7, 2012 which we refer to as “inception.” We own 100% of the operating partnership’s general partner, and as of December 31, 2012, we owned 100% of the outstanding partnership interest in our operating partnership.

We are managed by Altisource Asset Management Corporation which we refer to as “AAMC.” We rely on AAMC for administering our business and performing certain of our corporate governance functions. AAMC also provides portfolio management services in connection with our acquisition of non-performing loans, single-family properties and other assets. AAMC was formed on March 15, 2012 as a wholly owned subsidiary of Altisource and was spun-off from Altisource concurrently with our separation from Altisource.

On the separation date, we entered into long-term service agreements with Ocwen, a leading mortgage loan servicer, and Altisource, a leading provider of real estate and mortgage portfolio management, asset recovery and customer relationship management services. We believe that these service agreements will provide us with a competitive advantage in acquiring portfolios of non-performing loans and in managing single-family real-estate portfolios.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes beginning the year ended December 31, 2013. One of the requirements of electing and maintaining our qualification as a REIT is that we must distribute at least 90% of our annual REIT taxable income to our shareholders.

Subsequent to the separation, we immediately commenced operations and began to incur costs as a result of becoming an independent publicly traded company. As we have only commenced operations since the separation, these Consolidated Financial Statements are not indicative of our future performance and do not reflect what our results of operations, financial position and cash flows would have been had we commenced our business and operated as an independent, publicly traded company since inception.

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States which we refer to as “U.S. GAAP.” All intercompany accounts and transactions have been eliminated. The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

The Consolidated Financial Statements include wholly owned subsidiaries and those subsidiaries in which we own a majority voting interest with the ability to control operations of the subsidiaries and where no substantive participating rights or substantive kick out rights have been granted to the noncontrolling interests. Additionally, we would consolidate partnerships, joint ventures and limited liability companies when we control the major operating and financial policies of the entity through majority ownership, in our capacity as general partner or managing member or by contract. All intercompany transactions and accounts are eliminated.

2. Summary of Significant Accounting Policies

Income Taxes

We believe that we will comply with the provisions of the Code applicable to REITs beginning for the year ended December 31, 2013. Accordingly, we believe that we will not be subject to federal income tax beginning the year ended December 31, 2013 on that portion of our REIT taxable income that is distributed to our shareholders as long as certain asset, income and share ownership tests are met. As a REIT, we generally will not be subject to federal income tax to the extent we distribute our REIT taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our REIT taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to shareholders.

Our taxable REIT subsidiaries, if any, will be subject to federal and state income taxes. Income taxes are provided for using the asset and liability method. Deferred tax assets and liabilities will be recognized for the future tax consequences attributable to differences between the Consolidated Financial Statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities will be measured using enacted rates expected to apply to taxable income in the years in which management expects those temporary differences to be recovered or settled. The effect on deferred taxes of a change in tax rates will be recognized in income in the period in which the change occurs. Subject to our judgment, a valuation allowance will be established if realization of deferred tax assets is not more likely than not. We will recognize tax benefits only if it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this standard will be recognized as the largest amount that exceeds 50 percent likelihood of being realized upon settlement.

Cash Equivalents

We consider highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

We maintain our cash and cash equivalents at banking institutions. The account balances at the institutions may exceed FDIC insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Earnings Per Share

Basic earnings per share is computed by dividing net income/(loss) attributable to common shareholders by the weighted average common stock outstanding - basic. Diluted earnings per share is computed by dividing net income/(Loss) attributable to common shareholders by the weighted average common stock outstanding - basic plus the dilutive effect of stock options outstanding using the treasury stock method.

Comprehensive Income

For the period from inception to December 31, 2012, comprehensive income/(loss) equaled net income/(loss); therefore, a separate statement of comprehensive income is not included in our Consolidated Financial Statements.

Expense Reimbursement and Incentive Management Fee

Our Manager’s primary business is asset management. In its role as our Manager, AAMC incurs direct and indirect costs related to managing our business which are contractually reimbursable by us. We allocate indirect costs (e.g. payroll and overhead) by estimating the time incurred for the benefit of each asset under management. We do not reimburse AAMC for any compensation to Mr. Erbey in connection with his role of Chairman of AAMC.

The incentive management fee we pay to AAMC is based on our contractually defined amount of cash available for distribution to our stockholders.

Recent Accounting Pronouncements

None.

3. Related-Party Transactions

Our Manager

We are party to an asset management agreement with AAMC, which we refer to as the “asset management agreement,” to administer our business activities and day-to-day operations. Among other services, AAMC will provide us with a management team and appropriate support personnel. The asset management agreement has an initial term of 15 years and will be automatically renewed for a one-year term on each anniversary date thereafter unless terminated in accordance with its terms. During the term of the asset management agreement, we may not employ or contract with any third party to provide the same or substantially similar services without AAMC’s prior written consent. So long as we have an average of $50 million of capital available for investment over the previous two fiscal quarters, AAMC may not contract or engage with any other party investing in single-family rental assets or non-performing loans to provide the same or substantially similar services without our prior written consent.

Expense Reimbursement

The following table sets forth the major components of the expense reimbursement which is a component of related party payables on the Consolidated Balance Sheet (in thousands):

June 7, 2012 (Inception) to December 31, 2012
Compensation Costs	$34
Other	8

$42

Incentive Management Fee

Additionally, we will pay AAMC a quarterly incentive management fee, which we refer to as our “incentive management fee,” as follows: (i) 2% of all cash available for distribution by us to our shareholders and to AAMC as incentive management fee, which we refer to as “available cash,” until the aggregate amount per share of available cash for the quarter (based on the average number of shares of our common stock outstanding during the quarter), which we refer to as the “quarterly per share distribution amount,” exceeds $0.161, then (ii) 15% of all additional available cash for the quarter until the quarterly per share distribution amount exceeds $0.193, then (iii) 25% of all additional available cash for the quarter until the quarterly per share distribution amount exceeds $0.257, and thereafter (iv) 50% of all additional available cash for the quarter (in each case as such amounts may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend). We will distribute any quarterly per share amount after the application of the incentive management fee payable to AAMC.

In the event of the payment of any dividend of cash from capital transactions by us, each of the thresholds described above shall be reduced by an amount equal to the applicable threshold multiplied by a fraction (i) the numerator of which shall be the amount of distributions of available cash that are deemed to be cash from capital transactions that a hypothetical holder of one share of our Class B common stock acquired on the separation date has received with respect to such share of our Class B common stock, during the period since the separation date through the date of such payment, and (ii) denominator of which shall be $12.74 (as such amount may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend); provided that in no event shall such fraction be greater than 1. We may from time to time raise capital by issuing shares of Class A common stock with a distribution preference to the Class B common stock. For the purpose of this calculation, any Class A common stock dividend priority will be disregarded. As of December 31, 2012 and January 30, 2013, no Class A common stock has been issued.

Notwithstanding the foregoing, in the case of cash dividends from capital transactions, no incentive management fee will be paid to AAMC in respect of such dividends unless and until a hypothetical holder of one share of our Class B common stock acquired on the separation date has received with respect to such share of our Class B common stock, during the period since the separation date through the date of payment, cash dividends from capital transactions in an aggregate amount equal to $12.74 (as such amount may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend).

The asset management agreement defines “capital transactions” to include various financing transactions and sales and other dispositions of assets, but not sales and other dispositions in the ordinary course of business. A sale or disposition is treated for this purpose as being in the ordinary course of business unless it involves, in a single transaction or series of related transactions, assets that have an aggregate value in excess of 50% of the aggregate value of all assets held by us and our subsidiaries on a consolidated basis immediately prior to the consummation of such transaction or, in the case of a series of related transactions, the first such transaction.

We have paid no incentive management fee from inception to December 31, 2012.

Termination

We may not terminate the asset management agreement which was entered into concurrently with the separation, without cause during the first 24 months of its term. Following such 24-month period, we may terminate the asset management agreement without cause upon the determination of at least two-thirds of our independent directors that (i) there has been unsatisfactory performance by AAMC that is materially detrimental to us or (ii) the compensation payable to AAMC under the asset management agreement is unreasonable unless AAMC agrees to compensation that at least two-thirds of our independent directors determine is reasonable.

AAMC may terminate the asset management agreement without cause by providing written notice to us no later than 180 days prior to the anniversary date of the asset management agreement of any year during the initial term or a renewal term, and the asset management agreement will terminate effective as of the anniversary date of the asset management agreement next following the delivery of such notice.

We will be required to pay AAMC a termination fee in the event that the asset management agreement is terminated as a result of (i) a termination by us without cause, (ii) a termination by AAMC as a result of our becoming regulated as an “investment company” under the Investment Company Act or (iii) a termination by AAMC if we default in the performance of any material term of the asset management agreement (subject to a notice and cure period). The termination fee will be equal to three times the average annual incentive management fee earned by AAMC during the prior 24-month period immediately preceding the date of termination calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. In the event the asset management agreement is terminated: (1) the Ocwen servicing agreement, the support services agreement and the trademark license agreement will terminate within 30 days; and (2) if the asset management agreement is terminated without cause by us, the Altisource master services agreement may be terminated at Altisource’s sole discretion.

Agreements with Service Providers

Ocwen Servicing Agreement

We have a 15-year servicing agreement which was entered into concurrently with the separation with Ocwen, which we refer to as the “Ocwen servicing agreement,” to provide servicing of the mortgage loans we acquire and seek to maximize the value of those mortgage loans through Ocwen’s loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs. In the event the asset management agreement is terminated without cause by us or for cause by AAMC, the Ocwen servicing agreement may be terminated. The total fees incurred by us under this agreement will be dependent upon the number and type of acquired mortgage loans that Ocwen services pursuant to the terms of the agreement. No costs were incurred from inception to December 31, 2012 related to this agreement.

Altisource Master Services Agreement

We have a 15-year servicing agreement which was entered into concurrently with the separation with Altisource, which we refer to as the “Altisource master servicing agreement,” to provide renovation management, leasing and property management services associated with the acquired single-family rental assets. The total fees incurred by us under this agreement will be dependent upon the property management, leasing and renovation management services required on an asset-specific basis and will vary significantly based upon the location and condition of the asset as well as current market conditions and customer turnover. In the event the asset management agreement is terminated without cause by us or for cause by AAMC, the Altisource master services agreement may be terminated. No costs were incurred from inception to December 31, 2012 related to this agreement.

Support Services Agreement

We and AAMC both have a 2-year support services agreement which was entered into concurrently with the separation with Altisource, which we refer to as the “Altisource support services agreement,” to provide, as necessary, services to us in such areas as human resources, vendor management operations, corporate services, risk management and six sigma, quality assurance, consumer psychology, treasury, finance and accounting, legal, tax, compliance and other support services. The total fees incurred by us under this agreement will be dependent upon our business activity and the level of services required in connection therewith. We believe that the terms and conditions of the Altisource support services agreement are no less favorable to us than those available from unrelated parties for a comparable arrangement. In the event the asset management agreement is terminated without cause by us or for cause by AAMC, the support services agreement will simultaneously terminate. No costs were incurred from inception to December 31, 2012 related to this agreement.

Trademark License Agreement

We have a trademark license agreement with Altisource to grant us a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the name “Altisource.” The agreement may be terminated by either party upon 30 days written notice, with or without cause. In the event that this agreement is terminated, all rights and licenses granted thereunder, including, but not limited to, the right to use “Altisource” in our name will terminate. In the event the asset management agreement is terminated without cause by us or for cause by AAMC, the trademark license agreement will simultaneously terminate.

Contributed Capital

On December 21, 2012 we issued 7.8 million shares of Class B common stock in connection with our separation from Altisource. Altisource contributed total cash of $100 million to us. The proceeds from the capital contribution were contributed by us to the operating partnership for 100% of the then outstanding common interest in the operating partnership. We plan to use the contributed cash for working capital purposes, for the funding of our acquisition and renovation activity and for making an investment in NewSource.

4. Commitments and Contingencies

On December 21, 2012, we entered into a subscription agreement to invest $18.0 million in the non-voting preferred stock of NewSource.

Litigation, Claims and Assessments

We are not currently the subject of any material legal or regulatory proceedings, and no legal or regulatory proceedings have been threatened against us. We may be involved, from time to time, in legal proceedings that arise in the ordinary course of business.

5. Disclosure About Fair Value of Financial Instruments

The carrying value of our cash and cash equivalents equals fair value.

6. Equity

Altisource Capital Contribution

On December 21, 2012 we issued 7.8 million shares of Class B common stock in connection with our separation from Altisource, and Altisource contributed total cash of $100 million to us. As required by the terms of the limited partnership agreement of the operating partnership, the proceeds from the capital contribution were contributed by us to the operating partnership for 100% of the outstanding preferred interest in the operating partnership. We plan to use the contributed cash for working capital purposes, for the funding of our acquisition and renovation activity and for making an investment in NewSource.

Authorized Capital Stock

Under our Charter, we are authorized to issue 300,000,000 shares of common stock, consisting of 200,000,000 shares of common stock, par value $0.01 per share, of which 100,000,000 shares are classified as Class A common stock and 100,000,000 shares are classified as Class B common stock and 100,000,000 shares of preferred stock, par value $0.01 per share.

Dividends

The holders of Class A common stock will be entitled to receive, prior to any distribution to holders of Class B common stock, cumulative dividends of $0.644 per share during the three years beginning from the initial public offering of Class A shares which we refer to as the “priority period.” At the conclusion of the priority period, all Class B common stock will be converted to Class A common stock. There are no Class A shares outstanding as of December 31, 2012. We paid no dividends from inception to December 31, 2012.

Stock Options

We issued stock options to purchase shares of our common stock under the 2012 Conversion Option Plan and 2012 Special Conversion Option Plan to holders of Altisource stock options as part of the separation in a ratio of one share of our common stock to every three shares of Altisource common stock. Because the options were granted to employees of Altisource as part of the separation, we include no share-based compensation related to these options in our Consolidated Financial Statements.

The following table sets forth the number of options issuable under the 2012 Conversion Option Plan and 2012 Special Conversion Option Plan:

December 31, 2012
Stock Options Granted (2012 Conversion Option Plan)	809,240
Stock Options Granted (2012 Special Conversion Option Plan)	210,184
Remaining Options Issuable	—

Total Issuable	1,019,424

The following table sets forth the activity of our outstanding options:

	Number of Options	Weighted Average Exercise Price Per Share
June 7, 2012 (Inception)	—	$—
Stock Options Granted (2012 Conversion Option Plan)	809,240	2.33
Stock Options Granted (2012 Special Conversion Option Plan)	210,184	1.15

December 31, 2012(a)	1,019,424	$2.09

(a)	The outstanding options as of December 31, 2012 had a weighted average remaining life of 6.1 years with total intrinsic value of $14.0 million.

There were no options exercised for the period from inception to December 31, 2012. We have 658,915 options exercisable as of December 31, 2012 with a weighted average exercise price of $1.47, a weighted average remaining life of 5.5 years and an intrinsic value of $9.5 million. Of these exercisable options, none had exercise prices higher than the market price of our common stock as of December 31, 2012.

7. Earnings Per Share

Because we incurred a net loss attributable to Class B Stockholders from inception to December 31, 2012, basic and diluted earnings per share are equivalent for the period.

8. Income Taxes

We are domiciled in the United States under Maryland law; therefore, the corporate entity is obligated to pay taxes in the United States on either income or capital gains. We are currently subject to corporate federal and state income taxes. From inception to December 31, 2012, we had taxable income deductions (deferred tax assets) related to initial year expenditures resulting in a net operating loss. We have recorded a valuation allowance equal to 100% of the resulting gross deferred tax asset due to the uncertainty of realizing the benefit and the intention to elect to be taxed as a REIT beginning the year ended December 31, 2013.

To qualify as a REIT, we must meet certain organizational and operational requirements including the requirement to distribute at least 90% of our annual REIT taxable income to our shareholders. As a REIT, we generally will not be subject to federal income tax to the extent we distribute our REIT taxable income to our shareholders and provided we satisfy the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our shareholders.

A REIT’s dividend paid deduction for qualifying dividends to its shareholders is computed using its taxable income as opposed to net income reported on the consolidated financial statements. Taxable income, generally, will differ from net income reported on the consolidated financial statements because the determination of taxable income is based on tax regulations and not financial accounting principles.

The Company may elect to treat certain of its future subsidiaries as taxable REIT subsidiaries which we refer to as “TRS.” In general, a TRS may hold assets and engage in activities that the REIT cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

The following table sets forth the components of our deferred tax assets (in thousands):

December 31, 2012
Net Operating Loss Carry-Forwards	$19
Accrued Expenses	16

Gross Deferred Tax Asset	35
Valuation Allowance	(35)

Net Deferred Tax Asset	$—

The following table sets forth the reconciliation of the statutory U.S. federal income tax rate to our effective income tax rate:

June 7, 2012 (Inception) to December 31, 2012
U.S. Federal Income Tax Rate	(35.0)%
State and Local Income Tax Rates	(3.9)%
Valuation Allowance	38.9%

Effective Income Tax Rate	—%

As of December 31, 2012, we did not have any unrecognized tax benefits. Additionally, we did not accrue interest or penalties associated with any unrecognized tax benefits, nor was any interest expense or penalty recognized during the year. We and our subsidiaries remain subject to tax examination for the period from inception to December 31, 2012.

9. Segment Information

We currently operate under one reportable segment.

10. Quarterly Financial Data (Unaudited)

The following tables set forth quarterly financial information (in thousands):

	2012
	June 7 (Inception) to September 30	Fourth Quarter	Total
Net (Loss) Attributable to Common Stockholders	$—	$(89)	$(89)
(Loss) Per Share of Class B Common Stock—Basic:
(Loss) Per Basic Share	$—	$(0.01)	$(0.01)
(Loss) Per Share of Class B Common Stock—Diluted:
(Loss) Per Diluted Share	$—	$(0.01)	$(0.01)

10,000,000 Shares

Common Stock

PROSPECTUS

                , 2013

Joint Book-Running Managers

Citigroup

Credit Suisse

Deutsche Bank Securities

J.P. Morgan

Wells Fargo Securities

Co-Managers

JMP Securities

Keefe, Bruyette & Woods

                  A Stifel Company

Piper Jaffray

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except for the SEC registration fee and the FINRA filing fee are estimated.

SEC registration fee	31,529
Financial Industry Regulatory Authority, Inc. (FINRA) filing fee	35,173
Exchange/market listing fee	55,200
Legal fees and expenses (including blue sky fees)	325,000
Accounting fees and expenses	60,000
Printing and engraving expenses	100,000
Transfer agent fees and expenses	20,000
Miscellaneous fees and expenses	23,098

Total	$650,000

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

Not applicable.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

Our Charter and Bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable costs, fees and expenses (including attorneys’ fees, costs and expenses) in advance of final disposition of a proceeding and without requiring a preliminary determination of ultimate entitlement to indemnification, to any present or former director or officer of the company or any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise, and who was or is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her service in that capacity. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of our company or a predecessor of our company.

The Maryland General Corporation Law, or the MGCL, requires us (unless our Charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (ii) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Under the management agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us which limits our Manager’s obligations to us to those specifically set forth in the management agreement. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

We may enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements.    See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b) Exhibits.    The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Frederiksted, St. Croix, United States Virgin Islands, on September 23, 2013.

Altisource Residential Corporation

Date: September 23, 2013	By:	/s/ Kenneth D. Najour
Kenneth D. Najour Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board of Directors	September 23, 2013
William C. Erbey

*	Director	September 23, 2013
Michael A. Eruzione

*	Director	September 23, 2013
Robert J. Fitzpatrick

*	Director	September 23, 2013
James H. Mullen, Jr.

*	Director	September 23, 2013
David B. Reiner

* Ashish Pandey	Chief Executive Officer (Principal Executive Officer)	September 23, 2013

/s/ Kenneth D. Najour Kenneth D. Najour	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 23, 2013

*By:	/s/ Kenneth D. Najour
Kenneth D. Najour Attorney-in-fact.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement.

2.1	Separation Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Portfolio Solutions S.A. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

3.1	Articles Supplementary of Altisource Residential Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2013).

3.2	Articles of Amendment of Altisource Residential Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2013).

3.3	Articles of Restatement of Altisource Residential Corporation (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 8, 2013).

3.4	By-laws of Altisource Residential Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10 filed with the Commission on December 5, 2012).

4.1	Specimen Stock Certificate of Altisource Residential Corporation common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-11 filed with the Commission on April 25, 2013).

5.1**	Opinion of Saul Ewing LLP regarding the validity of the securities being registered.

8.1**	Opinion of Weil, Gotshal & Manges LLP regarding certain tax matters.

10.1	Support Services Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.2	Tax Matters Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.3	Asset Management Agreement, dated as of December 21, 2012, between Altisource Residential Corporation, Altisource Residential, L.P. and Altisource Asset Management Corporation (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.4	Master Services Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.5	Servicing Agreement, dated as of December 21, 2012, between Altisource Residential, L.P. and Ocwen Mortgage Servicing, Inc. (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.6	Trademark License Agreement, dated as of December 21, 2012, between Altisource Residential Corporation and Altisource Solutions S.à r.l. (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.7	Subscription Agreement, dated as of December 21, 2012, between ARNS, LLC (previously ARNS, Inc.) and NewSource Reinsurance Company Ltd. (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.8†	Altisource Residential Corporation Conversion Option Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

Exhibit Number	Exhibit Description

10.9	Altisource Residential Corporation Special Conversion Option Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K filed with the Commission on December 28, 2012).

10.10	Master Repurchase Agreement, dated March 22, 2013, among Altisource Residential Corporation, Altisource Residential, L.P., ARLP Trust and Credit Suisse First Boston Mortgage Capital LLC. (incorporated by reference to Exhibit 10.10 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the Commission on April 8, 2013).

10.11	Guaranty Agreement, dated March 22, 2013, by Altisource Residential Corporation in favor of Credit Suisse First Boston Mortgage Capital, LLC. (incorporated by reference to Exhibit 10.11 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 filed with the Commission on April 8, 2013).

10.12	Master Mortgage Loan Sale Agreement, dated as of February 14, 2013, between Ocwen Loan Servicing LLC and Altisource Residential, L.P. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on February 21, 2013).

10.13	Confirmation, dated as of February 14, 2013, between Ocwen Loan Servicing, LLC and Altisource Residential, L.P. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on February 21, 2013).

10.14	Pricing Letter, dated as of February 14, 2013, between Ocwen Loan Servicing, LLC and Altisource Residential, L.P. (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on February 21, 2013).

10.15	Altisource Residential Corporation 2013 Director Equity Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 31, 2013).

10.16	Master Repurchase Agreement, dated September 12, 2013, among Deutsche Bank AG, Cayman Islands Branch, Altisource Residential L.P. and Altisource Residential Corporation (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on September 18, 2013).

10.17	Guaranty Agreement, dated September 12, 2013, by Altisource Residential Corporation in favor of Deutsche Bank AG, Cayman Islands Branch (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on September 18, 2013).

10.18**	Master Repurchase Agreement and Securities Contract, dated September 23, 2013, between ARLP Trust 3 and Wells Fargo, National Association.

10.19**	Guaranty, dated September 23, 2013, by Altisource Residential Corporation in favor of Wells Fargo, National Association.

21**	Schedule of Subsidiaries.

23.1**	Consent of Deloitte & Touche LLP.

23.2**	Consent of Saul Ewing LLP (included in Exhibit 5.1).

23.3**	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

Exhibit Number	Exhibit Description

24***	Power of Attorney (included on signature page of the initial filing of this Registration Statement).

101.INS***	XBRL Instance Document.

101.SCH***	XBRL Taxonomy Extension Schema Document.

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB***	XBRL Extension Labels Linkbase.

101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document.

**	Filed herewith.
***	Previously filed.
†	Denotes management contract or compensatory arrangement.